As filed with the Securities and Exchange Commission on April 17, 2026

Registration No. 333-294882

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact Name of Registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4295 San Felipe

Houston, Texas 77027

(281) 269-7199

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David Zalman

Senior Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(281) 269-7199

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche
Executive Vice President and
General Counsel

Prosperity Bancshares, Inc.
80 Sugar Creek Center Blvd.
Sugar Land, Texas 77478

(281) 269-7199

Justin M. Long
Senior Executive Vice President,
General Counsel and Secretary

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 210-7600

Edward D. Herlihy, Esq.
Matthew T. Carpenter, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Michael G. Keeley, Esq.
Blake H. Redwine, Esq.

Evan P. Hardee, Esq.
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
(214) 855-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 17, 2026

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Stellar Bancorp, Inc.

On behalf of the board of directors of Stellar Bancorp, Inc. (“Stellar”), we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed merger of Stellar with and into Prosperity Bancshares, Inc. (“Prosperity”). We are requesting that you take certain actions as a holder of shares of common stock of Stellar, par value $0.01 per share (“Stellar common stock”).

The boards of directors of Stellar and Prosperity (the “Stellar Board” and “Prosperity Board,” respectively) have each unanimously approved the Agreement and Plan of Merger, dated January 27, 2026, by and between Stellar and Prosperity (as amended from time to time, the “merger agreement”), pursuant to which Stellar will merge with and into Prosperity (the “merger”), with Prosperity as the surviving corporation. Immediately following the merger, Stellar Bank, a wholly owned subsidiary of Stellar, will merge with and into Prosperity Bank, a wholly owned subsidiary of Prosperity, with Prosperity Bank as the surviving bank.

In the merger, each holder of shares of Stellar common stock (a “Stellar shareholder”) will receive (i) $11.36 in cash (the “per share cash consideration”) and (ii) 0.3803 shares (the “exchange ratio”) of Prosperity common stock, par value $1.00 per share (“Prosperity common stock”) for each share of Stellar common stock they own as of the effective time of the merger (the consideration described in clauses (i) and (ii) together, the “per share merger consideration” and the aggregate of such consideration, the “merger consideration”). Stellar shareholders will receive cash in lieu of fractional shares of Prosperity common stock issuable as a result of the merger. Holders of Prosperity common stock will continue to own their existing shares of Prosperity common stock. Based on the closing price of Prosperity common stock on the New York Stock Exchange (the “NYSE”) on January 27, 2026, the last trading day before public announcement of the merger, of $72.90, the per share merger consideration represented approximately $39.08 in value for each share of Stellar common stock, which represented merger consideration of approximately $2.0 billion on an aggregate basis. Based on the closing price of Prosperity common stock on the NYSE on April 15, 2026, the last practicable trading day before the date of this proxy statement/prospectus, of $69.12, the per share merger consideration represented approximately $37.65 in value for each share of Stellar common stock. The price of Prosperity common stock at the time of completion of the merger could be greater than, less than or the same as the price of Prosperity common stock on the date of this proxy statement/prospectus, which could affect the value of the per share merger consideration. We urge you to obtain current market quotations of Prosperity common stock (trading symbol “PB”) and Stellar common stock (trading symbol “STEL”).

Based on the number of shares of Stellar common stock outstanding as of April 15, 2026, Prosperity expects to issue approximately 19,361,338 shares of Prosperity common stock to holders of Stellar common stock (in the aggregate) and to pay approximately $578,345,529 in cash in the merger. Based on the number of shares of Stellar common stock and Prosperity common stock outstanding as of April 15, 2026, we estimate that, following the completion of the merger, former holders of Stellar common stock will own approximately 16.1% of the combined company and existing Prosperity holders will own approximately 83.9% of the combined company.

The special meeting of Stellar shareholders (the “special meeting”) will be held at our corporate headquarters, which is located at 9 Greenway Plaza, Eighth Floor – Galveston Conference Room, Houston, Texas 77046, on May 27, 2026, at 10:00, a.m., Central Time. At the special meeting, Stellar will ask Stellar shareholders to approve the merger agreement, approve certain merger-related compensation, and approve an adjournment of the meeting (if necessary). Information about the special meeting and the merger is contained in the accompanying proxy statement/prospectus. In particular, see the section entitled “Risk Factors” beginning on page 20. We urge you to read this document carefully and in its entirety. You can also obtain information about Stellar and Prosperity from documents that have been filed with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated into the accompanying proxy statement/prospectus by reference.

Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting “AGAINST” the merger.

The Stellar board of directors unanimously recommends that holders of Stellar common stock vote “FOR” each of the proposals to be considered at the special meeting.

Sincerely,

Steven F. Retzloff Chairman of the Board Stellar Bancorp, Inc.

Neither the SEC nor any state securities regulator has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Prosperity common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or by any other U.S. federal or state governmental agency.

The accompanying proxy statement/prospectus is dated [   ], 2026, and is first being mailed to Stellar shareholders on or about [   ], 2026.

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 210-7600

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Stellar Bancorp, Inc.:

The special meeting of shareholders (the “special meeting”) of Stellar Bancorp, Inc. (“Stellar”) will be held at our corporate headquarters, which is located at 9 Greenway Plaza, Eighth Floor – Galveston Conference Room, Houston, Texas 77046, on May 27, 2026, at 10:00 a.m., Central Time.

At the special meeting, you will be asked to consider and vote on the following:

•

a proposal to approve the Agreement and Plan of Merger, dated January 27, 2026 (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying proxy statement/prospectus of which this notice is a part, by and between Stellar and Prosperity Bancshares, Inc. (“Prosperity”), and the transactions contemplated thereby, including the merger of Stellar with and into Prosperity (the “merger”) (the “merger proposal”);

•

a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Stellar’s named executive officers that is based on or otherwise relates to the merger (the “merger compensation proposal”); and

•

a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of Stellar common stock (the “adjournment proposal”).

The proposals are described in the accompanying proxy statement/prospectus. The Board of Directors of Stellar (the “Stellar Board”) has fixed the close of business on April 10, 2026 as the record date for the special meeting. Only holders of record of Stellar common stock as of the close of business on the record date for the special meeting are entitled to notice of, attend and to vote at, the special meeting or any adjournment or postponement thereof. Stellar will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The Stellar Board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommends that Stellar shareholders vote “FOR” the merger proposal, “FOR” the merger compensation proposal and “FOR” the adjournment proposal.

Your vote is important, regardless of the number of shares you own. We cannot complete the transactions contemplated by the merger agreement, including the merger, unless the holders of Stellar common stock approve the merger proposal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Stellar common stock entitled to vote thereon at the special meeting is required to approve the merger proposal.

Assuming a quorum is present, approval of the merger compensation proposal and adjournment proposal each require the affirmative vote of a majority of the votes cast by holders of Stellar common stock entitled to vote at the special meeting.

Stellar shareholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of Stellar common stock under applicable provisions of the Texas Business Organizations Code (the “TBOC”). In order for such Stellar shareholder to perfect his, her or its right to dissent, the shareholder must file a written objection to the merger with Stellar prior to the special meeting, vote against the merger agreement, file a written demand with Prosperity within twenty (20) days after the date Prosperity sends the shareholder notice of the completion of the merger for payment of the fair value of the shareholder’s shares of Stellar common stock, and comply with all other applicable requirements of Texas law. A copy of the applicable statutory provisions of the TBOC is included as Annex E to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 89.

Each copy of the proxy statement/prospectus mailed to Stellar shareholders is accompanied by a form of proxy card with instructions for voting. Whether or not you plan to attend the special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger agreement, the transactions contemplated thereby, including the merger, and the other matters to be considered at the special meeting. A summary of the merger agreement is included in the proxy statement/prospectus in the sections entitled “The Merger” and “The Merger Agreement,” and a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus, each of which are incorporated by reference into this notice to the same extent as if fully set forth herein. We encourage you to carefully read this proxy statement/prospectus (including the annexes thereto) and any other documents incorporated by reference herein in their entirety.

If you have any questions regarding the accompanying proxy statement/prospectus or need assistance with voting, you may contact Georgeson LLC, Stellar’s proxy solicitor, by calling toll-free at (877) 811-4522, or non-toll free at (267) 281-9853.

By Order of the Stellar Board of Directors,

Steven F. Retzloff Chairman of the Board Stellar Bancorp, Inc.
[ ], 2026

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity and Stellar from other documents filed with the SEC that have not been included in or delivered with this proxy statement/prospectus. This information is described on page 137 under the section entitled “Where You Can Find More Information.” You can obtain free copies of this information through the SEC website at http://www.sec.gov or by requesting it in writing or by telephone at the appropriate address below:

if you are a Prosperity shareholder:

Prosperity Bancshares, Inc.

Attention: Investor Relations

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(281) 269-7199

if you are a Stellar shareholder:

Stellar Bancorp, Inc.

Attention: Investor Relations

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 210-7600

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them by May 19, 2026 in order to receive them before the special meeting.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [    ], 2026, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to holders of Stellar common stock nor the issuance by Prosperity of shares of Prosperity common stock in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this proxy statement/prospectus regarding Stellar has been provided by Stellar and information contained in, or incorporated by reference into, this proxy statement/prospectus regarding Prosperity has been provided by Prosperity.

In addition, if you are a Stellar shareholder and have questions about the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact Georgeson LLC, the Stellar proxy solicitor, by calling toll-free at (877) 811-4522, or non-toll free at (267) 281-9853. You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus for further information.

-i-

-ii-

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 137.

In this proxy statement/prospectus, unless the context otherwise requires:

•	“Stellar” refers to Stellar Bancorp, Inc.;

•	“Stellar common stock” refers to the common stock, par value $0.01 per share, of Stellar;

•	“Prosperity” refers to Prosperity Bancshares, Inc.; and

•	“Prosperity common stock” refers to the common stock, par value $1.00 per share, of Prosperity.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Stellar is holding a special meeting of shareholders (the “special meeting”) to (i) approve the Agreement and Plan of Merger, dated January 27, 2026 (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to this proxy statement/prospectus, by and between Stellar and Prosperity, and the transactions contemplated thereby, including the merger (the “merger proposal”), (ii) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Stellar’s named executive officers that is based on or otherwise relates to the merger (the “merger compensation proposal”), and (iii) obtain approval to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to the holders of Stellar common stock (the “adjournment proposal”).

To complete the merger, among other things, holders of at least two-thirds of the outstanding Stellar common stock entitled to vote thereon at the special meeting must approve the merger proposal.

This document is also a prospectus that is being delivered to holders of Stellar common stock because, in connection with the merger, Prosperity is offering shares of Prosperity common stock to holders of Stellar common stock.

This proxy statement/prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the special meeting. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the merger?

A:

In the merger, Stellar will merge with and into Prosperity, with Prosperity continuing as the surviving corporation. After completion of the merger, Stellar will cease to exist and Prosperity will remain a publicly traded company. In addition, immediately following the completion of the merger, Stellar Bank, a Texas banking association and a wholly owned subsidiary of Stellar, will merge (the “bank merger”) with and into Prosperity Bank, a Texas banking association and a wholly owned subsidiary of Prosperity, with Prosperity Bank as the surviving bank (the “surviving bank”). See the information provided in the section entitled “The Merger Agreement—Structure of the Merger” beginning on page 92 and the merger agreement for more information about the merger.

Q:	When and where will the special meeting take place?

A:

The special meeting is scheduled to take place at our corporate headquarters, which is located at 9 Greenway Plaza, Eighth Floor – Galveston Conference Room, Houston, Texas 77046, on Wednesday, May 27, 2026, at 10:00 a.m., Central Time. Even if you plan to attend the special meeting, Stellar recommends that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:	What matters will be considered at the special meeting?

A:	At the special meeting, holders of Stellar common stock will be asked to consider and vote on the following proposals:

•	Stellar Proposal 1: The merger proposal. Approval of the merger agreement and the transactions contemplated thereby, including the merger;

•

Stellar Proposal 2: The merger compensation proposal. Approval of, on a non-binding, advisory basis, the compensation that may be paid or become payable to Stellar’s named executive officers that is based on or otherwise relates to the merger; and

•

Stellar Proposal 3: The adjournment proposal. Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the Stellar merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of Stellar common stock.

In order to complete the merger, among other things, holders of at least two-thirds of the outstanding Stellar common stock entitled to vote thereon at the special meeting must approve the merger proposal. The approval of neither the merger compensation proposal nor the adjournment proposal is a condition to the obligations of Stellar or Prosperity to complete the merger.

Q:	What will holders of Stellar common stock receive in the merger?

A:

Under the terms and subject to the conditions set forth in the merger agreement, holders of Stellar common stock will receive (i) $11.36 in cash (the “per share cash consideration”) and (ii) 0.3803 shares (the “exchange ratio”) of Prosperity common stock (the consideration described in clauses (i) and (ii), the “per share merger consideration” and the aggregate of such consideration, the “merger consideration”) for each share of Stellar common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Stellar or Prosperity (other than treasury shares and shares held by Stellar or Prosperity (a) held in any Stellar benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (b) held, directly or indirectly, in respect of debts previously contracted)). No fractional shares of Prosperity common stock will be issued in the merger, and holders of Stellar common stock who would otherwise be entitled to receive a fractional share will instead receive an amount in cash (rounded to the nearest cent) equal to such fraction multiplied by the average of the closing sale prices of Prosperity common stock on the NYSE for the ten (10) consecutive full trading days ending on and including the fifth (5th) trading day immediately preceding the closing date.

If the aggregate number of shares of Prosperity common stock to be issued in connection with the merger agreement (the “aggregate stock consideration”) would exceed nineteen and nine-tenths of a percent (19.9%) of the issued and outstanding shares of Prosperity common stock immediately prior to the effective time of the merger (the “Prosperity stock consideration cap”), (i) the exchange ratio will be reduced to the minimum extent necessary (rounded down to the nearest ten-thousandth when expressed in decimal form) such that the aggregate stock consideration does not exceed the Prosperity stock consideration cap and (ii) the per share cash consideration will be increased (for the avoidance of doubt, on a per share basis) by an amount in cash equal to the average of the closing sale prices of Prosperity common stock on the NYSE as reported by the Wall Street Journal for the ten (10) consecutive full trading days ending on and including the fifth (5th) trading day immediately preceding closing date (the “Prosperity share closing price”), multiplied by the difference between the initial exchange ratio and the exchange ratio as reduced (rounded down to the nearest whole cent).

Q:	What will holders of Prosperity common stock receive in the merger?

A:

In the merger, Prosperity shareholders will not receive any consideration, and their shares of Prosperity common stock will remain outstanding and will constitute shares of the surviving corporation. Following the merger, shares of Prosperity common stock will continue to be traded on the NYSE under the trading symbol “PB.”

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the per share cash consideration and the exchange ratio are fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Prosperity common stock. Any change in the market price of Prosperity common stock prior to the completion of the merger will affect the value of the merger consideration that holders of Stellar common stock will receive upon completion of the merger. Neither Prosperity nor Stellar is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Prosperity common stock.

Q:	How will the merger affect Stellar equity awards?

A:

At the effective time, (i) each Stellar stock option that has a per share exercise price that is less than the sum of (a) the per share cash consideration plus (b) the product of the exchange ratio multiplied by the Prosperity share closing price (the “per share merger consideration value”) (each, an “In-the-Money Option”) will be canceled and each holder thereof will have the right to receive (without interest) a cash payment equal to the product of (1) the per share merger consideration value minus the exercise price per share of Stellar common stock subject to such Stellar stock option as of immediately prior to the effective time multiplied by (2) the number of shares of Stellar common stock subject to such Stellar stock option as of immediately prior to the effective time, and (ii) each Stellar stock option that is not an In-the-Money Option and is outstanding and unexercised as of immediately prior to the effective time will be canceled for no consideration.

At the effective time, each Stellar restricted stock award will fully vest and be canceled and converted into the right to receive (without interest) the per share merger consideration in respect of each share of Stellar common stock subject to such Stellar restricted stock award immediately prior to the effective time plus any accrued but unpaid dividends, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date.

At the effective time, each Stellar performance unit award will be canceled and converted into the right to receive (without interest) a cash payment equal to the product of (i) the per share merger consideration value multiplied by (ii) the number of earned shares of Stellar common stock subject to such Stellar performance unit award as of immediately prior to the effective time (with achievement of applicable performance metrics determined to be equal to 100% of the target level (or, in the case of the performance units granted in 2024, 200% of the target level)) plus any accrued but unpaid dividend equivalents, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date (or any later date required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

Each holder of a Stellar restricted stock award converted into the right to receive the per share merger consideration that would have otherwise been entitled to receive a fraction of a share of Prosperity common stock (after aggregating all shares to be delivered in respect of all Stellar restricted stock awards held by such holder) will instead receive a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional share of Prosperity common stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Prosperity share closing price.

Q:	How does the Stellar Board recommend that I vote at the special meeting?

A:	The Stellar Board unanimously recommends that you vote:

•	“FOR” the merger proposal;

•	“FOR” the merger compensation proposal; and

•	“FOR” the adjournment proposal.

In considering the recommendations of the Stellar Board, holders of Stellar common stock should be aware that Stellar directors and executive officers may have interests in the merger that are or may be different from, or in addition to, the interests of holders of Stellar common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger—Interests of Stellar’s Directors and Executive Officers in the Merger” beginning on page 80.

Q:	Who is entitled to vote at the special meeting?

A:

The Stellar Board has fixed the close of business on April 10, 2026 as the record date (the “record date”) for determination of the holders of Stellar common stock entitled to notice of and to vote at the special meeting. Only Stellar shareholders at the close of business on the record date will be entitled to vote at the special meeting. Each holder of Stellar common stock is entitled to cast one (1) vote on each matter properly brought before the special meeting for each share of Stellar common stock that such holder owned of record as of the record date. As of the record date, there were 50,910,698 shares of Stellar common stock outstanding and entitled to be voted at the special meeting. Attendance at the special meeting in person is not required to vote. See below and the section entitled “The Special Meeting—Attending the Special Meeting” beginning on page 45 for instructions on how to vote your shares without attending the special meeting.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting of a majority of the voting power represented by all of the issued and outstanding shares of Stellar common stock entitled to vote at the meeting are present in person or represented by proxy at the meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	If my shares of common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. If your shares are held in “street name” by a bank, broker, trustee or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. You may not vote shares held in “street name” by returning the proxy directly to Stellar or by voting at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee.

Banks, brokers, trustees or other nominees who hold shares of Stellar common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine”

proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees or other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Stellar expects that all proposals to be voted on at the Stellar special meeting will be “non-routine” matters on which banks, brokers, trustees or other nominees do not have discretionary voting power to vote.

If you are a holder of Stellar common stock and you do not instruct your bank, broker or other nominee on how to vote your shares:

•

your bank, broker or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” the merger proposal (assuming a quorum is present); and

•

your bank, broker or other nominee may not vote your shares on the merger compensation proposal and the adjournment proposal, which broker non-votes will have no effect on such proposal (whether or not a quorum is present).

Q:	What vote is required for the approval of each proposal at the special meeting?

A:	Merger Proposal

Assuming a quorum is present, approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Stellar common stock entitled to vote thereon at the special meeting. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Merger Compensation Proposal and Adjournment Proposal

Assuming a quorum is present, approval of the merger compensation proposal and adjournment proposal each require the affirmative vote of a majority of the votes cast by holders of Stellar common stock entitled to vote at the special meeting. If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to any of these proposals, you will be deemed not to have cast a vote with respect to the proposal for which you failed to vote, marked “ABSTAIN” or failed to instruct your bank or broker, and it will have no effect on the proposal.

Q:

Why are Stellar shareholders being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for the Stellar named executive officers (i.e., the merger compensation proposal)?

A:

Under the SEC rules, Stellar is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to Stellar’s named executive officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:	What happens if holders of Stellar common stock do not approve the merger compensation proposal?

A:

The vote on the merger compensation proposal is separate and apart from the votes to approve the other proposals being presented at the special meeting. Because the vote on the merger compensation proposal is advisory in nature only, it will not be binding upon Stellar, Prosperity or the combined company in the merger. Accordingly, the merger-related compensation will be paid to Stellar’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Stellar shareholders do not approve the merger compensation proposal.

Q:	How do I submit a proxy or vote my shares at the special meeting?

A:

Whether you hold your shares directly as the holder of record of Stellar common stock or beneficially in “street name,” you may direct your vote by proxy without attending the special meeting in person, as applicable.

Record Holders. If you are a holder of record of Stellar common stock, you may vote using any of the following methods:

•

By Internet: You can vote by the Internet at www.envisionreports.com/STEL. Have the enclosed proxy card that was provided to you in hand when you access the website and follow the instructions for Internet voting on that website.

•	By Telephone: You can vote over the telephone by following the instructions on the proxy card.

•

By Mail: You may vote by indicating on the proxy card(s) applicable to your Stellar common stock how you want to vote and signing, dating and mailing your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the special meeting. If you are a Stellar shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Stellar Board.

•	At the special meeting: If you are a record holder on the record date, you may vote by proxy or you may attend the special meeting and vote in person.

Stellar must receive your vote no later than the time the polls close for voting at the special meeting for your vote to be counted at the special meeting. Please note that Internet voting and telephone voting will close at 11:59 p.m., Central Time, on May 26, 2026.

Voting your shares by proxy will enable your shares of Stellar common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person. By following the voting instructions in the materials you receive, you will direct the designated persons (known as “proxies”) to vote your shares of Stellar common stock at the special meeting in accordance with your instructions. The Stellar Board has appointed Steven F. Retzloff and Robert R. Franklin, Jr. to serve as the proxies for the special meeting. If you vote by the Internet or telephone, you do not have to return your proxy or voting instruction card.

Beneficial Owners. If you own your shares of Stellar common stock beneficially in “street name,” your ability to vote by the Internet or telephone depends on your broker’s voting process. When your shares are held in a brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” This proxy statement/prospectus has been provided to you by your bank, broker, trustee or other nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instruction card or by following its instructions for voting by the Internet or telephone provided by your nominee.

To vote the shares that you hold in “street name” in person at the special meeting, you must bring a legal proxy from your broker, bank or other nominee, (a) confirming that you were the beneficial owner of those shares as of the close of business on the record date, (b) stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank or other nominee, and (c) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the special meeting. If you fail to bring a nominee-issued proxy to the special meeting, you will not be able to vote your nominee-held shares in person at the special meeting.

Additional information on voting procedures can be found under the section entitled “The Special Meeting” on page 43.

Q:	What do I need to do now prior to the special meeting?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please vote as soon as possible. If you hold shares of Stellar common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at the special meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Stellar to obtain the necessary quorum to hold the special meeting. In addition, your failure to submit a proxy or vote at the special meeting, or failure to instruct your bank, broker, trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the merger proposal, and an abstention will have the same effect as a vote “AGAINST” the merger proposal. Assuming a quorum is present, approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Stellar common stock entitled to vote thereon at the special meeting (the “requisite Stellar vote”). The Stellar Board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the merger compensation proposal and “FOR” the adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Stellar common stock represented by your proxy will be voted as recommended by the Stellar Board with respect to such proposals.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. Regardless of the method used to cast a vote, if you are the record holder, you may revoke or change your vote by:

•	delivering prior to the special meeting a written notice of revocation addressed to: Stellar Bancorp, Inc., 9 Greenway Plaza, Suite 110, Houston, Texas 77046, Attn: Justin M. Long, General Counsel;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or by the Internet, in a timely manner;

•

logging onto the Internet website specified on your proxy card or voting instruction card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on the proxy card or voting instruction card, in each case if you are eligible to do so and following the instructions indicated on the proxy card or voting instruction card; or

•	attending the special meeting and voting in person, and any earlier proxy will be revoked. However, attending the special meeting will, by itself, not revoke your proxy.

If you beneficially own your shares in “street name” and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the bank, broker, trustee or other nominee holding your shares in “street name” in order to direct a change in the manner your shares will be voted.

Q:	Will Stellar be required to submit the merger proposal to its shareholders even if the Stellar Board has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the special meeting in accordance with its terms, the special meeting will be convened and Stellar is required to submit the merger proposal to its shareholders at the special meeting even if the Stellar Board has withdrawn or modified the Stellar Board recommendation (as defined in the section entitled “The Merger Agreement—Special Meeting and Recommendation of the Stellar Board of Directors”).

Q:	Are there any Stellar shareholders already committed to voting in favor of the merger proposal?

A:

Yes. Each of the directors of Stellar who are also shareholders of Stellar, have entered into a voting agreement with Prosperity pursuant to which, among other things, they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the voting agreement (the “Stellar voting agreement”). As of the record date for the special meeting, these shareholders collectively and beneficially owned approximately 8.7% of the outstanding shares of Stellar common stock. For information regarding the Stellar voting agreement and certain Stellar shareholders, see the section entitled “The Merger Agreement—Voting Agreements” on page 110.

Q:	Are holders of Stellar common stock entitled to appraisal or dissenters’ rights?

A:

Yes. Stellar shareholders who vote against the merger proposal, and follow certain procedural steps, will be entitled to dissenters’ rights under the provisions of Chapter 10, Subchapter H of the TBOC.

For more information, see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 89. In addition, a copy of Chapter 10, Subchapter H of the TBOC is attached as Annex E to this proxy statement/prospectus.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger proposal or the adjournment proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 20. You also should read and carefully consider the risk factors of Prosperity and Stellar contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	Does Prosperity pay regular dividends on its shares of common stock?

A:

Yes, Prosperity pays quarterly cash dividends on its shares of Prosperity common stock. Prosperity declared quarterly cash dividends on its common stock in 2025, 2024 and 2023. As approved by the Prosperity Board, Prosperity declared and paid a $0.55 per share dividend for the first three fiscal quarters of 2023 and declared and paid a $0.56 per share dividend for the fourth fiscal quarter of 2023. Prosperity declared and paid $0.56 per share dividend for the first three fiscal quarters of 2024 and declared and paid a $0.58 per share dividend for the fourth fiscal quarter of 2024. Prosperity declared and paid a $0.58 per share dividend to holders of Prosperity common stock for the first three fiscal quarters of 2025 and declared and paid a $0.60 per share dividend for the fourth fiscal quarter of 2025. On January 21, 2026, Prosperity announced it has declared a $0.60 per share dividend for the first fiscal quarter of 2026, payable on April 1, 2026, to shareholders of record as of March 13, 2026. The amount of quarterly cash dividends paid on shares of Prosperity common stock is subject to change based on the quarterly dividend amounts approved by the Prosperity Board.

Q:	Will Stellar shareholders receive a dividend in respect of shares of Stellar common stock?

A:

Each of Stellar and Prosperity has agreed to coordinate with the other on the declaration of any dividends in respect of Stellar common stock and Prosperity common stock and the record dates and payment dates relating thereto. Stellar and Prosperity have further agreed that it is their intention that holders of Stellar common stock will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Stellar common stock and any shares of Prosperity common stock any such holder receives in exchange therefor in the merger.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Stellar common stock?

A:

The merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes, and it is a condition to Prosperity’s and Stellar’s respective obligations to complete the merger that Prosperity and Stellar each receive a tax opinion to the effect that the merger will so qualify. Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders (as defined below) of Stellar common stock generally will recognize gain (but not loss) for U.S. federal income tax purposes on the exchange of their Stellar common stock for Prosperity common stock and cash in the merger in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received by such U.S. holder in the merger (including any fractional share of Prosperity common stock deemed received and exchanged for cash, as discussed below) exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s Stellar common stock exchanged therefor and (ii) the amount of cash received by such U.S. holder (excluding cash received in lieu of a fractional share of Prosperity common stock). You should be aware that the U.S. federal income tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112.

Q:	When is the merger expected to be completed?

A:

Prosperity and Stellar expect to complete the merger in the second quarter of 2026. However, neither Prosperity nor Stellar can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Before we can complete the merger, Stellar must first obtain the approval of holders of Stellar common stock for the merger, and Prosperity and Stellar must obtain necessary regulatory approvals or waiver of prior approvals and satisfy certain other conditions to completion of the merger.

Q:	What are the conditions to completion of the merger?

A:

The obligations of Prosperity and Stellar to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals or waiver of prior approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”), receipt of tax opinions, approval by holders of Stellar common stock of the merger proposal and other customary conditions. For more information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Stellar common stock will not receive any merger consideration for their shares of Stellar common stock in connection with the merger. Instead, Stellar will remain an independent company and Prosperity will not complete the issuance of shares of Prosperity common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $78,000,000 may be payable by Stellar to Prosperity. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 109 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:

If you sell or otherwise transfer your shares of Stellar common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting). In order to receive the merger consideration, you must hold your shares of Stellar common stock through the completion of the merger.

Q:	Should I send in my Stellar common stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent designated by Prosperity and reasonably acceptable to Stellar (the “exchange agent”) will send you instructions for exchanging Stellar common stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement—Conversion of Shares; Exchange of Stellar Common Stock Certificates” beginning on page 94.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a shareholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q:	Who can help answer my questions?

A:

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact Stellar’s Investor Relations at IR@stellar.bank or Stellar’s proxy solicitor, Georgeson LLC, by calling toll-free at (877) 811-4522, or non-toll free at (267) 281-9853.

Q:	Where can I find more information about Prosperity and Stellar?

A:

You can find more information about Prosperity and Stellar from the various sources described in the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus.

Q:	What is householding and how does it affect me?

A:

SEC rules permit Prosperity, Stellar and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials by delivering a single set of proxy materials to an address shared by two or more of Stellar shareholders, unless contrary instructions have been received in advance according to certain procedures. In cases of such contrary instructions, each shareholder continues to receive a separate notice of the meeting and proxy card.

Certain brokerage firms may have instituted householding for beneficial owners of Stellar common stock held through brokerage firms. If your family has multiple accounts holding Stellar common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate by reference important business and financial information about Prosperity into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus.

The Parties to the Merger (pages 52 and 53)

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(281) 269-7199

Prosperity Bancshares, Inc. was formed in 1983 as a vehicle to acquire the former Allied Bank in Edna, Texas, which was chartered in 1949 as The First National Bank of Edna and is now known as Prosperity Bank. Prosperity is a Texas corporation and a registered financial holding company that derives substantially all of its revenues and income from the operation of its bank subsidiary, Prosperity Bank. Prosperity Bank provides a wide array of financial products and services to businesses and consumers throughout Texas and Oklahoma. As of February 1, 2026, Prosperity Bank operated 312 full service banking locations: 62 in the Houston area, including The Woodlands; 36 in the South Texas area including Corpus Christi and Victoria; 61 in the Dallas/Fort Worth area; 22 in the East Texas area; 28 in the Central Texas area including Austin and San Antonio; 45 in the West Texas area including Lubbock, Midland-Odessa, Abilene, Amarillo and Wichita Falls; 15 in the Bryan/College Station area; 6 in the Central Oklahoma area; 8 in the Tulsa, Oklahoma area; 18 in the Central, South Texas and San Antonio areas currently doing business as American Bank, N.A.; and 11 in the Central Texas area, including San Antonio and the Hill County, currently doing business as Texas Partners Bank. Effective January 1, 2026, Prosperity completed its previously announced acquisition of American Bank Holding Corporation, a Texas corporation headquartered in Corpus Christi, Texas. Additionally, effective February 1, 2026, Prosperity completed its previously announced acquisition of Southwest Bancshares, Inc., a Texas corporation headquartered in San Antonio, Texas.

As of December 31, 2025, Prosperity had total assets of $38.46 billion, total loans of $21.81 billion, total deposits of $28.48 billion and total shareholders’ equity of $7.62 billion.

Prosperity common stock is traded on the NYSE under the symbol “PB.”

Prosperity’s principal executive office is located at Prosperity Bank Plaza, 4295 San Felipe in Houston, Texas and its telephone number is (281) 269-7199.

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 210-7600

Stellar is a Texas corporation and registered bank holding company headquartered in Houston, Texas. Through its wholly owned bank subsidiary, Stellar Bank, a Texas state-chartered member bank with its main office in Houston, Texas, Stellar provides a diversified range of commercial banking services primarily to small-

to medium-sized businesses, professionals and individual customers within its markets. As of December 31, 2025, Stellar Bank operated 52 banking centers, with 35 banking centers located in the Houston metropolitan area, 16 banking centers located in the Beaumont metropolitan area, and one banking center in Dallas, Texas.

As of December 31, 2025, Stellar had total assets of $10.81 billion, total loans of $7.30 billion, total deposits of $9.02 billion and total shareholders’ equity of $1.67 billion.

Stellar common stock is traded on the NYSE under the symbol “STEL.”

Stellar’s principal office is located at 9 Greenway Plaza, Suite 110, Houston, Texas 77046, and its telephone number at that location is (713) 210-7600.

The Merger and the Merger Agreement (pages 54 and 92)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Subject to the terms and conditions of the merger agreement, at the completion of the merger, Stellar will merge with and into Prosperity, with Prosperity as the surviving corporation. Immediately following the completion of the merger, Stellar Bank, a Texas banking association and a wholly owned bank subsidiary of Stellar, will merge with and into Prosperity Bank, a Texas banking association and a wholly owned bank subsidiary of Prosperity, with Prosperity Bank as the surviving bank (the “bank merger”).

Merger Consideration (page 93)

Under the terms and subject to the conditions set forth in the merger agreement, holders of Stellar common stock will receive (i) $11.36 in cash (the “per share cash consideration”) and (ii) 0.3803 shares (the “exchange ratio”) of Prosperity common stock (the consideration described in clauses (i) and (ii), the “per share merger consideration” and the aggregate of such consideration, the “merger consideration”) for each share of Stellar common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Stellar or Prosperity (other than treasury shares and shares held by Stellar or Prosperity (a) held in any Stellar benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (b) held, directly or indirectly, in respect of debts previously contracted)).

If the aggregate number of shares of Prosperity common stock to be issued in connection with the merger agreement (the “aggregate stock consideration”) would exceed nineteen and nine-tenths of a percent (19.9%) of the issued and outstanding shares of Prosperity common stock immediately prior to the effective time of the merger (the “Prosperity stock consideration cap”), (i) the exchange ratio will be reduced to the minimum extent necessary (rounded down to the nearest ten-thousandth when expressed in decimal form) such that the aggregate stock consideration does not exceed the Prosperity stock consideration cap and (ii) the per share cash consideration will be increased (for the avoidance of doubt, on a per share basis) by an amount in cash equal to the Prosperity share closing price multiplied by the difference between the initial exchange ratio and the exchange ratio as reduced (rounded down to the nearest whole cent).

Prosperity will not issue any fractional shares of Prosperity common stock in the merger. Holders of Stellar common stock who would otherwise be entitled to a fraction of a share of Prosperity common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), without interest, equal to (i) such fractional part of a share of Prosperity common stock (after taking into account all of the shares of Stellar common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) multiplied by (ii) the Prosperity share closing price.

Prosperity common stock is listed on the NYSE under the symbol “PB,” and Stellar common stock is listed on the NYSE under the symbol “STEL.” The following table shows the closing sale prices of Prosperity common stock and Stellar common stock as reported on the NYSE on January 27, 2026, the last full trading day before the public announcement of the merger agreement, and on April 15, 2026, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Stellar common stock, which was calculated by multiplying the closing price of Prosperity common stock on those dates by the exchange ratio of 0.3803, rounded to the nearest cent, and adding $11.36 in per share cash consideration.

	Prosperity Common Stock	Stellar Common Stock	Implied Value of One Share of Stellar Common Stock
January 27, 2026	$72.90	$32.63	$39.08
April 15, 2026	$69.12	$37.58	$37.65

For more information on the merger consideration, see the section entitled “The Merger—Terms of the Merger” beginning on page 54 and the section entitled “The Merger Agreement—Merger Consideration” beginning on page 93.

Treatment of Stellar Equity Awards (page 93)

Stock Options. At the effective time, (i) each Stellar stock option that is an In-the-Money Option will be canceled and each holder thereof will have the right to receive (without interest) a cash payment equal to the product of (1) the per share merger consideration value minus the exercise price per share of Stellar common stock subject to such Stellar stock option as of immediately prior to the effective time multiplied by (2) the number of shares of Stellar common stock subject to such Stellar stock option as of immediately prior to the effective time, and (ii) each Stellar stock option that is not an In-the-Money Option and is outstanding and unexercised as of immediately prior to the effective time will be canceled for no consideration.

Restricted Stock. At the effective time, each Stellar restricted stock award will fully vest and be canceled and converted into the right to receive (without interest) the per share merger consideration in respect of each share of Stellar common stock subject to such Stellar restricted stock award immediately prior to the effective time plus any accrued but unpaid dividends, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date.

Each holder of a Stellar restricted stock award converted into the right to receive the per share merger consideration that would have otherwise been entitled to receive a fraction of a share of Prosperity common stock (after aggregating all shares to be delivered in respect of all Stellar restricted stock awards held by such holder) will instead receive a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional share of Prosperity common stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Prosperity share closing price.

Performance Units. At the effective time, each Stellar performance unit award will be canceled and converted into the right to receive (without interest) a cash payment equal to the product of (i) the per share merger consideration value multiplied by (ii) the number of earned shares of Stellar common stock subject to such Stellar performance unit award as of immediately prior to the effective time (with achievement of applicable performance metrics determined to be equal to one hundred percent (100%) of the target level (or, in the case of the performance units granted in 2024, two hundred percent (200%) of the target level)) plus any accrued but unpaid dividend equivalents, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date (or any later date required by Section 409A of the Code).

Material U.S. Federal Income Tax Consequences of the Merger (page 112)

The merger is intended to qualify as a “reorganization” (within the meaning of Section 368(a) of the Code) for U.S. federal income tax purposes, and it is a condition to Prosperity’s and Stellar’s respective obligations to complete the merger that Prosperity and Stellar each receive a tax opinion to the effect that the merger will so qualify. Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders of Stellar common stock generally will recognize gain (but not loss) for U.S. federal income tax purposes on the exchange of their Stellar common stock for Prosperity common stock and cash in the merger in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received by such U.S. holder in the merger (including any fractional share of Prosperity common stock deemed received and exchanged for cash, as discussed below) exceeds such U.S. holder’s adjusted tax basis in such U.S. holder’s Stellar common stock exchanged therefor and (ii) the amount of cash received by such U.S. holder (excluding cash received in lieu of a fractional share of Prosperity common stock).

You should be aware that the U.S. federal income tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

Stellar’s Reasons for the Merger; Recommendation of the Stellar Board of Directors (page 61)

The Stellar Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Stellar and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby. In reaching the decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the Stellar Board evaluated the merger and the merger agreement, in consultation with Stellar’s executive management, as well as Stellar’s legal and financial advisors, and considered a number of factors. Accordingly, the Stellar Board unanimously recommends that holders of Stellar common stock vote “FOR” the merger proposal, “FOR” the merger compensation proposal and “FOR” the adjournment proposal. For a more detailed discussion of the Stellar Board’s recommendation, see the section entitled “The Merger—Stellar’s Reasons for the Merger; Recommendation of Stellar’s Board of Directors” beginning on page 61.

Opinion of Stellar’s Financial Advisor (page 64)

In connection with the proposed merger, Stellar’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated January 27, 2026, to the Stellar Board as to the fairness, from a financial point of view and as of the date of KBW’s opinion, to the holders of Stellar common stock of the per share merger consideration in the merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex D to this document. The opinion was for the information of, and was directed to, the Stellar Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Stellar to engage in the merger or enter into the merger agreement or constitute a recommendation to the Stellar Board in connection with the merger, and it does not constitute a recommendation to any holder of Stellar common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

For more information, see the section entitled “The Merger—Opinion of Stellar’s Financial Advisor,” beginning on page 64 and Annex D.

Appraisal or Dissenters’ Rights in the Merger (page 89)

As a shareholder of Stellar common stock, under Texas law, you have the right to dissent from the merger and have the appraised fair value of your shares of Stellar common stock paid to you in cash. The appraised fair value of a share of Stellar common stock may be more or less than the per share merger consideration being paid in the merger in exchange for shares of Stellar common stock. Persons having beneficial interests in Stellar common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the TBOC, including giving the required written notice prior to the special meeting, voting against the merger agreement, filing a written demand with Prosperity within twenty (20) days after the date Prosperity sends you notice of the completion of the merger for payment of the fair value of your shares of Stellar common stock, and comply with all other applicable requirements of Texas law. These steps are summarized under the caption entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 89.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of Stellar common stock are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so we recommend that you consult with your own tax advisor if you intend to dissent.

If the merger proposal is approved by the shareholders of Stellar, holders of Stellar common stock who make a written objection to the merger prior to the special meeting, vote against the approval of the merger agreement, properly make a written demand for payment following notice of the merger, timely surrender their Stellar common stock certificates and otherwise comply with all other applicable requirements of Texas law will be entitled to receive the appraised fair value of their shares in cash under the TBOC.

The text of the provisions of the TBOC pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Annex E. For more information see the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 89.

Interests of Stellar’s Directors and Executive Officers in the Merger (page 80)

Stellar shareholders should be aware that Stellar directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Stellar shareholders. These interests and arrangements include employment with Prosperity following the consummation of the merger, appointment as a director of Prosperity or Prosperity Bank, rights to severance, potential vesting of Stellar equity awards, retention awards and rights to ongoing indemnification and insurance coverage, and may create potential conflicts of interest. The Stellar Board was aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that Stellar shareholders vote to approve the merger proposal, the merger compensation proposal, and the adjournment proposal. For more information, see the section entitled “The Merger—Background of the Merger” beginning on page 54 and the section entitled “The Merger—Stellar’s Reasons for the Merger; Recommendation of the Stellar Board of Directors” beginning on page 61. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Merger—Interests of Stellar’s Directors and Executive Officers in the Merger” beginning on page 80.

Regulatory Approvals (page 87)

Subject to the terms of the merger agreement, Prosperity and Stellar have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals, waivers of prior approval and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations of all such third parties and governmental entities. Such permits, consents, approvals, waivers and authorizations include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) or waiver of prior approval by the Federal Reserve Bank of Dallas, the FDIC and the Texas Department of Banking. The initial filing of the regulatory applications and request for waiver of prior approval occurred on February 26, 2026. The waiver of prior approval by the Federal Reserve Bank of Dallas was obtained on March 17, 2026.

Although neither Prosperity nor Stellar knows of any reason why it cannot obtain the remaining regulatory approvals in a timely manner, Prosperity and Stellar cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.

Expected Timing of the Merger

Prosperity and Stellar expect the merger to close in the second quarter of 2026. However, neither Prosperity nor Stellar can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Stellar must first obtain the approval of holders of Stellar common stock for the merger proposal, and Prosperity and Stellar must obtain necessary regulatory approvals and satisfy certain other closing conditions.

Conditions to Completion of the Merger (page 107)

The completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	approval of the merger proposal;

•	the shares of Prosperity common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•

the effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition (as defined in “The Merger—Regulatory Approvals”);

•

the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement;

•	the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date; and

•

receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations, warranties and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, such legal counsel may require and rely upon the certificates that will be provided to it by each of Prosperity and Stellar pursuant to the terms of the merger agreement.

Termination of the Merger Agreement (page 108)

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the receipt of the requisite Stellar vote, in the following circumstances:

•	by mutual consent of Prosperity and Stellar in a written instrument;

•

by either Prosperity or Stellar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non appealable or any governmental entity of competent jurisdiction has issued a final non appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•

by either Prosperity or Stellar if the merger has not been completed on or before January 27, 2027 (the “initial termination date” or the “termination date”), but if on such date the conditions specified in the merger agreement pertaining to (i) the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement as it relates to the required regulatory approvals or (ii) the consent or approval of certain regulatory authorities have not been satisfied, and all other conditions of the parties have been satisfied or waived (other than those conditions that by their terms are to be fulfilled at the closing, as long as such conditions would be capable of being fulfilled if the closing were to occur on such date), then the “termination date” will be extended to April 27, 2027, provided that the failure of the closing to occur by the termination date is not due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•

by either Prosperity or Stellar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Stellar, in the case of a termination by Prosperity, or Prosperity, in the case of a termination by Stellar, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and forty-five (45) days following written notice to the other party or by its nature or timing cannot be cured during such period; or

•

by Prosperity, prior to such time as the requisite Stellar vote is obtained, if Stellar or the Stellar Board (i) withholds, withdraws, modifies or qualifies in a manner adverse to Prosperity the Stellar board recommendation (as defined in “The Merger Agreement—Special Meeting and Recommendation of the Stellar Board of Directors”), (ii) fails to make the Stellar Board recommendation in this proxy statement/prospectus, (iii) adopts, approves, recommends or endorses a Stellar acquisition proposal (as defined in “The Merger Agreement—Agreement Not to Solicit Other Offers”) or publicly announces an intention to adopt, approve, recommend or endorse a Stellar acquisition proposal, (iv) fails to publicly and without qualification (A) recommend against any Stellar acquisition proposal or (B) reaffirm the Stellar Board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the special meeting) after a Stellar acquisition proposal is made public or any request by Prosperity to do so, (v) publicly proposes to do any of the foregoing clauses (i) through (iv) or (vi) materially breaches its obligations related to Stellar shareholder approval or Stellar acquisition proposals.

Termination Fee (page 109)

If the merger agreement is terminated by either Prosperity or Stellar under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the Stellar Board recommendation, Stellar may be required to pay a termination fee to Prosperity equal to $78,000,000.

Accounting Treatment (page 86)

The merger will be accounted for as an acquisition of Stellar by Prosperity under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Rights of Holders of Stellar Common Stock Will Change as a Result of the Merger (page 120)

The rights of holders of Stellar common stock are governed by Texas law and by the second amended and restated certificate of formation of Stellar (the “Stellar certificate of formation”) and the amended and restated bylaws of Stellar (the “Stellar bylaws”). In the merger, holders of Stellar common stock will become holders of common stock of Prosperity, and their rights will be governed by Texas law, the amended and restated articles of incorporation of Prosperity (the “Prosperity articles”) and amended and restated bylaws of Prosperity (the “Prosperity bylaws”). Holders of Stellar common stock will have different rights once they become holders of common stock of Prosperity due to differences between the Stellar governing documents, on the one hand, and the Prosperity governing documents, on the other hand. These differences are described in more detail under the section entitled “Comparison of Shareholders’ Rights” beginning on page 120.

Listing of Prosperity Common Stock; Delisting and Deregistration of Stellar Common Stock (page 18)

The shares of Prosperity common stock are listed for trading on the NYSE. Following the merger, shares of Prosperity common stock will continue to be listed on the NYSE. In addition, following the merger, Stellar common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Special Meeting (page 43)

The special meeting will be held at Stellar’s corporate headquarters, which is located at 9 Greenway Plaza, Eighth Floor – Galveston Conference Room, Houston, Texas 77046, on Wednesday, May 27, 2026, 10:00 a.m., Central Time. At the special meeting, holders of Stellar common stock will be asked to consider and vote on the following proposals:

•	the merger proposal;

•	the merger compensation proposal; and

•	the adjournment proposal.

You may vote at the special meeting if you owned shares of Stellar common stock at the close of business on April 10, 2026. On that date, there were 50,910,698 shares of Stellar common stock outstanding, approximately 9.4% of which were owned and entitled to be voted by Stellar directors and executive officers and their affiliates. Each of Stellar’s directors will vote their shares in favor of the merger proposal and the adjournment proposal, as all are parties to the Stellar voting agreement, a form of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein, pursuant to which they agreed, among other things, to vote in favor of the merger proposal and certain other matters, subject to the terms of such voting agreement. In addition, we currently expect that Stellar’s executive officers will vote their shares in favor of the merger proposal, the merger compensation proposal and the adjournment proposal, although none of them (other than Robert R. Franklin, Jr., who is also a director of Stellar) has entered into any agreements obligating them to do so. As of the close of business on April 10, 2026, the record date for the special meeting, parties subject to the Stellar voting agreements with Prosperity were entitled, in the aggregate, to vote approximately 8.6% of Stellar’s issued and outstanding common stock.

Assuming a quorum is present, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Stellar common stock entitled to vote thereon at the special meeting is required to approve the merger proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Assuming a quorum is present, approval of the merger compensation proposal and adjournment proposal each require the affirmative vote of a majority of the votes cast by holders of Stellar common stock entitled to vote at the special meeting. If you fail to vote, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker how to vote with respect to any of these proposals, you will be deemed not to have cast a vote with respect to the proposal for which you failed to vote, marked “ABSTAIN” or failed to instruct your bank or broker, and it will have no effect on the proposal.

Risk Factors (page 20)

In evaluating the merger agreement and the merger, including the issuance of shares of Prosperity common stock in the merger, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 20.

RISK FACTORS

An investment by Stellar shareholders in Prosperity common stock as a result of the exchange of shares of Prosperity common stock for shares of Stellar common stock in the merger involves certain risks. Certain material risks and uncertainties connected with the merger agreement and transactions contemplated thereby, including the merger and bank merger, and ownership of Prosperity common stock are discussed below. In addition, Prosperity and Stellar discuss certain other material risks connected with the ownership of Prosperity common stock and with Prosperity’s business, and with the ownership of Stellar common stock and Stellar’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this proxy statement/prospectus, each of which reports is or will be incorporated by reference in this proxy statement/prospectus.

Holders of Stellar common stock should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the special meeting described herein. The risks described in this proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Prosperity common stock that you, as an existing holder of Stellar common stock, will hold upon consummation of the merger, and could result in a significant decline in the value of Prosperity common stock and cause the holders of Stellar common stock to lose all or part of the value of their investments in Prosperity common stock.

Because the market price of Prosperity common stock may fluctuate, holders of Stellar common stock cannot be certain of the market value of the merger consideration they will receive.

In the merger, each share of Stellar common stock issued and outstanding immediately prior to the effective time (excluding dissenting shares, treasury shares and shares held by Stellar or Prosperity (other than treasury shares and shares held by Stellar or Prosperity (i) held in any Stellar benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) held, directly or indirectly, in respect of debts previously contracted)) will be converted into (a) $11.36 in cash and (b) 0.3803 shares of Prosperity common stock. This exchange ratio is fixed and the stock consideration will not be adjusted for changes in the market price of either Prosperity common stock or Stellar common stock. Changes in the price of Prosperity common stock prior to the merger will affect the value that holders of Stellar common stock will receive in the merger.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Prosperity’s or Stellar’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond Prosperity’s or Stellar’s control. Therefore, at the time of the special meeting, holders of Stellar common stock will not know the market value of the Prosperity common stock to be received by holders of Stellar common stock at the effective time. Shareholders of Stellar should obtain current market quotations for shares of Prosperity common stock and for shares of Stellar common stock.

The market price of Prosperity common stock after the merger may be affected by factors different from those currently affecting the shares of Prosperity common stock or Stellar common stock.

Upon completion of the merger, holders of Stellar common stock will become holders of Prosperity common stock. Prosperity’s business differs in important respects from that of Stellar, and, accordingly, the results of operations of Prosperity and the market price of Prosperity common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and Stellar. For a discussion of the businesses of Prosperity and Stellar and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 137.

Stellar and Prosperity are expected to incur substantial costs related to the merger and integration. If the merger is not completed, Stellar and Prosperity will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of Stellar and Prosperity has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, filing fees and other regulatory fees, printing costs and other related costs. Some of these costs are payable by either Stellar or Prosperity regardless of whether or not the merger is completed. If the merger is not completed, Stellar and Prosperity would have to recognize these expenses without realizing the expected benefits of the merger.

In addition, Prosperity will incur integration costs following the completion of the merger as Prosperity and Stellar integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Stellar may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Prosperity and Stellar have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in Prosperity taking charges, which may be substantial, against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

Integrating Stellar’s business into Prosperity may be more difficult, costly or time consuming than expected, and Prosperity may fail to realize the anticipated benefits of the merger.

The success of the merger will depend, in part, on the ability to realize the anticipated synergies and cost savings from combining the businesses of Prosperity and Stellar. To realize the anticipated benefits from the merger, including synergies and cost savings, Prosperity must successfully integrate Stellar into its existing businesses in a manner that permits the anticipated synergies and cost savings to be realized and that does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. If Prosperity is not able to successfully achieve these objectives for any reason, including changes in laws or regulations that prevent Prosperity from realizing synergies, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses. An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of Prosperity following the completion of the merger, which may adversely affect the value of the stock price of Prosperity following the completion of the merger.

Prosperity and Stellar have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger, including synergies and cost savings. Integration efforts between the companies may also divert management attention and resources. These integration matters could have an adverse effect on Prosperity and Stellar during this transition period and on Prosperity for an undetermined period after completion of the merger.

The future results of Prosperity following the completion of the merger may suffer if Prosperity does not effectively manage its expanded operations.

Following the merger, the size and scope of the business of Prosperity will increase beyond the current size and scope of either Prosperity’s or Stellar’s business. Prosperity’s future success following the merger will depend, in part, upon its ability to manage its expanded businesses, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Prosperity will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger. In addition, following the merger, Prosperity may be subject to increased scrutiny by, and/or additional regulatory requirements of, governmental authorities as a result of the transaction or the size, scope and complexity of its business operations, which may have an adverse effect on the business, operations or stock price of Prosperity.

Prosperity may be unable to retain Stellar personnel successfully while the merger is pending or after the merger is completed.

The success of the merger and the bank merger will depend in part on Prosperity’s ability to retain the talents and dedication of key employees currently employed by Stellar. It is possible that these employees may decide not to remain with Stellar while the merger is pending or with Prosperity after the merger is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, Prosperity’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Stellar to hiring suitable replacements, all of which may cause Prosperity’s business to suffer. In addition, Prosperity may not be able to locate suitable replacements for any key employees who leave Prosperity, or to offer employment to potential replacements on reasonable terms.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Prosperity following the merger.

Before the merger and the bank merger may be completed, various approvals, waivers of prior approvals, consents and non-objections must be obtained from the Federal Reserve Board or the Federal Reserve Bank of Dallas, as applicable, the FDIC and the Texas Department of Banking. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section entitled “The Merger—Regulatory Approvals” beginning on page 87. These approvals could be delayed or not obtained at all, including due to any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment. The waiver of prior approval by the Federal Reserve Bank of Dallas was obtained on March 17, 2026.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, require branch divestitures, or place restrictions on the conduct of Prosperity’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of Prosperity following the merger or will otherwise reduce the anticipated benefits of the merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

Despite the parties’ commitments to use their reasonable best efforts to promptly prepare and file all necessary documentation in connection with regulatory approvals and cooperate with each other to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, neither Prosperity, Stellar, nor their respective subsidiaries is required under the terms of the merger agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (and measured on a scale relative to Stellar and its subsidiaries, taken as a whole). See the section entitled “The Merger—Regulatory Approvals” beginning on page 87.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual value of the consideration to be issued in the merger as well as the actual financial condition and results of operations of Prosperity after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Prosperity’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Stellar identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and the final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Stellar as of the closing date. Accordingly, (i) the actual value of the consideration paid and the fair value of such assets and liabilities may vary significantly from the value used in preparing the unaudited pro forma combined consolidated financial information in this proxy statement/prospectus, and (ii) the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.

The prospective financial information is based on various assumptions and may not be realized.

While presented with numeric specificity, the Prosperity and Stellar prospective financial information provided in this proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to the banking, economic, market and financial conditions and additional matters specific to Prosperity’s and Stellar’s businesses, as applicable) that are inherently subjective and uncertain and are outside the control of Prosperity and Stellar. As a result, actual results may differ materially from the prospective financial information. Important factors that may affect actual results and cause the prospective financial information to not be achieved include, but are not limited to, risks and uncertainties relating to Prosperity’s and Stellar’s businesses, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), liabilities that may be greater than anticipated, industry performance, general business and economic conditions. For more information, see the section entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 76.

Certain of Stellar’s directors and executive officers may have interests in the merger that may differ from, or be in addition to, the interests of holders of Stellar common stock generally.

Stellar shareholders should be aware that Stellar directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Stellar shareholders. These interests and arrangements may include employment with Prosperity and Prosperity Bank following the consummation of the merger, appointment as a director of Prosperity or Prosperity Bank, rights to severance, potential vesting of Stellar equity awards, retention awards and rights to ongoing indemnification and insurance coverage, and may create potential conflicts of interest.

The Stellar Board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger and merger agreement, and in recommending that shareholders approve the merger proposal, the merger compensation proposal and the adjournment proposal. For a more complete description of these interests, please see the section entitled “The Merger—Interests of Stellar’s Directors and Executive Officers in the Merger” beginning on page 80.

If the requisite approval of Stellar shareholders is not obtained, or other conditions to the closing of the merger are not met, the merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: (i) approval of the merger proposal by the requisite Stellar vote; (ii) the shares of Prosperity common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance; (iii) effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; (iv) the absence of any order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement; and (v) all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party; (b) the performance in all material respects by the other party of its obligations under the merger agreement and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107.

Failure to complete the merger could negatively affect Stellar or Prosperity.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions are described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 107. These conditions may not be fulfilled in a timely manner or at all, and, accordingly, the merger may be delayed or may not be completed. In addition, if the merger is not completed by January 27, 2027 (which date may be automatically extended to April 27, 2027 in certain circumstances for purposes of obtaining requisite regulatory approvals (as further described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 108)), either Prosperity or Stellar may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time before or after the requisite Stellar shareholder approval.

If the merger is not completed for any reason, there may be various adverse consequences and Prosperity and/or Stellar may experience negative reactions from the financial markets and from their respective customers and employees. For example, Prosperity’s or Stellar’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Prosperity common stock or Stellar common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Stellar may be required to pay a termination fee of $78,000,000 to Prosperity. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 109. Further, Prosperity and Stellar have incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement and those expenses must be paid even if the merger is not completed and neither party realizes the expected benefits of the merger.

Stellar will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Stellar. These uncertainties may impair Stellar’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Stellar to seek to change existing business relationships with Stellar. In addition, subject to certain exceptions, Stellar has agreed to operate its business in the ordinary course prior to closing, and not to take certain actions which could cause Stellar to be unable to pursue other beneficial opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 97 for a description of the restrictive covenants applicable to Prosperity and Stellar.

In connection with the merger, Prosperity will assume Stellar’s outstanding debt obligations, and Prosperity’s level of indebtedness following the completion of the merger could adversely affect Prosperity’s ability to raise additional capital and to meet its obligations under Stellar’s existing indebtedness following the merger.

In connection with the merger, Prosperity will assume Stellar’s outstanding indebtedness. Stellar’s existing debt, together with any future incurrence of additional indebtedness, could have important consequences for the surviving corporation’s creditors and the surviving corporation’s shareholders. For example, it could limit the surviving corporation’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes and require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the surviving corporation’s indebtedness, thereby reducing the surviving corporation’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

The shares of Prosperity common stock to be received by holders of Stellar common stock as a result of the merger will have different rights from the shares of Stellar common stock.

In the merger, holders of Stellar common stock will become holders of Prosperity common stock and while their rights as shareholders will continue to be governed by Texas law, their rights as shareholders of Prosperity will be governed by the governing documents of Prosperity. The rights associated with Prosperity common stock are different from the rights associated with Stellar common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 120 for a discussion of the different rights associated with Prosperity common stock.

Holders of Stellar common stock will have a reduced ownership and voting interest in Prosperity after the merger and will exercise less influence over management.

Holders of Stellar common stock currently have the right to vote in the election of the board of directors and on other matters affecting Stellar. When the merger is completed, holders of Stellar common stock will become holders of Prosperity common stock, with a percentage ownership of Prosperity that is smaller than the holder’s percentage ownership of Stellar. Based on the number of shares of Prosperity common stock and Stellar common stock outstanding as of April 15, 2026, and based on the number of shares of Prosperity common stock expected to be issued in the merger, the former holders of Stellar common stock, as a group, are estimated to own approximately 16.1% of the fully diluted shares of Prosperity immediately after the merger and current holders of Prosperity common stock, as a group, are estimated to own approximately 83.9% of the fully diluted shares of Prosperity immediately after the merger. Because of this, holders of Stellar common stock will have less influence on the management and policies of Prosperity than they now have on the management and policies of Stellar.

Holders of Stellar common stock have appraisal rights and dissenters’ rights in the merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. If the merger agreement is adopted by Stellar shareholders, Stellar shareholders who vote against the approval of the merger agreement, properly demand payment of the fair value of their shares of Stellar common stock under the applicable provisions of the TBOC and comply with all other applicable requirements of Texas law will be entitled to appraisal rights in connection with the merger under the applicable provisions of the TBOC. Neither Stellar nor Prosperity can predict the number of Stellar shareholders who will seek payment of fair cash value of their shares. See the section entitled “The Merger—Appraisal or Dissenters’ Rights in the Merger” beginning on page 89.

While the merger is pending, Prosperity and Stellar will be subject to business uncertainties and contractual restrictions that could adversely affect each company’s respective business and operations.

Uncertainty about the effect of the transaction on employees, customers, suppliers and other persons with whom Prosperity or Stellar have a business relationship may have an adverse effect on Prosperity’s and Stellar’s respective businesses, operations and stock prices. Existing customers, suppliers and other business partners of Prosperity and Stellar could decide to no longer do business with Prosperity, Stellar or the surviving corporation, reducing the anticipated benefits of the merger. Prosperity and Stellar are also subject to certain restrictions on the conduct of their respective businesses while the merger is pending. As a result, certain other projects may be delayed or abandoned and business decisions could be deferred. In addition, uncertainty may impair Stellar’s ability to attract, retain and motivate key personnel until the merger is completed. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Prosperity or Stellar following the merger, the benefits of the merger could be materially diminished.

The merger agreement limits Stellar’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire Stellar.

The merger agreement contains “no shop” covenants that restrict Stellar’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, engage or participate in any negotiations with any person concerning, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal, subject to certain exceptions, or, during the term of the merger agreement, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal (whether written or oral, binding or nonbinding).

The merger agreement further provides that, during the twelve (12)-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, Stellar may be required to pay to Prosperity a cash termination fee equal to $78,000,000. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 109.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Stellar from considering or proposing that acquisition.

The merger agreement subjects Prosperity and Stellar to certain restrictions on their respective business activities prior to the effective time.

The merger agreement subjects Prosperity and Stellar to certain restrictions on their respective business activities prior to the effective time. Subject to certain specified exceptions, the merger agreement obligates Stellar to, and to cause each of its subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization and relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, governmental entities with jurisdiction over its operations and other third parties having material business relationships with Stellar or any of its subsidiaries and (iii) take no action that would reasonably be likely to adversely affect in any material respect or delay in any material respect the receipt of any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis. These restrictions could prevent Prosperity and Stellar from pursuing certain business opportunities that arise prior to the effective time. See the section entitled “The Merger Agreement—Covenants and Agreements—Conduct of Business Prior to the Completion of the Merger” beginning on page 97.

The opinion of Stellar’s financial advisor delivered to the Stellar Board prior to the signing of the merger agreement will not reflect changes in circumstances occurring after the date of such opinion.

The opinion of Stellar’s financial advisor was delivered on, and dated, January 27, 2026. Changes in the operations and prospects of Prosperity and Stellar, general market and economic conditions and other factors which may be beyond the control of Prosperity and Stellar may have altered the value of Prosperity or Stellar or the prices of shares of Prosperity common stock and shares of Stellar common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. See the section entitled “The Merger—Opinion of Stellar’s Financial Advisor” beginning on page 64.

Issuance of shares of Prosperity common stock in connection with the merger may adversely affect the market price of Prosperity common stock.

In connection with the payment of the merger consideration, Prosperity expects to issue approximately 19,361,338 shares of Prosperity common stock to Stellar shareholders. The issuance of these new shares of Prosperity common stock may result in fluctuations in the market price of Prosperity common stock, including a stock price decrease.

Shareholder litigation related to the merger could prevent or delay the completion of the merger, result in the payment of damages or otherwise negatively impact the business and operations of Prosperity and Stellar.

Shareholders of Prosperity and/or Stellar may file lawsuits against Prosperity, Stellar and/or the directors or officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Prosperity or Stellar defendants from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the consummation of the merger and could result in significant costs to Prosperity and/or Stellar, including any cost associated with the indemnification of directors and officers of each company. Prosperity and Stellar may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger, the bank merger or any other transactions contemplated by the merger agreement. Such litigation could have an adverse effect on the financial condition and results of operations of Prosperity and Stellar and could prevent or delay the completion of the merger. There has not been any shareholder litigation related to the merger against Prosperity, Stellar or the directors or officers of either company, but such litigation could be instigated.

Risks Relating to Prosperity’s Business

You should read and consider risk factors specific to Prosperity’s business that will also affect Prosperity after the merger. These risks are described in the sections entitled “Risk Factors” in Prosperity’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Relating to Stellar’s Business

You should read and consider risk factors specific to Stellar’s business that will also affect Stellar after the merger. These risks are described in the sections entitled “Risk Factors” in Stellar’s Annual Report on Form 10-K most recently filed with the SEC and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 27, 2026, Prosperity and Stellar entered into Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), pursuant to which Stellar will merge with and into Prosperity (the “merger”), with Prosperity as the surviving corporation. Immediately following the merger, Stellar Bank, a wholly owned subsidiary of Stellar, will merge with and into Prosperity Bank, a wholly owned subsidiary of Prosperity, with Prosperity Bank as the surviving bank. In the merger, each holder of shares of Stellar common stock (a “Stellar shareholder”) will receive (i) $11.36 in cash (the “per share cash consideration”) and (ii) 0.3803 shares (the “exchange ratio”) of Prosperity common stock, par value $1.00 per share (“Prosperity common stock”) for each share of Stellar common stock they own as of the effective time of the merger (the consideration described in clauses (i) and (ii) together, the “per share merger consideration” and the aggregate of such consideration, the “merger consideration”).

Prosperity has prepared the unaudited pro forma condensed combined statements of income appearing below to present on a pro forma basis the consolidated statements of income of Prosperity assuming that the merger with Stellar was consummated on January 1, 2025, and to provide information with respect to the pro forma consolidated results of operations that Prosperity would have had for the year ended December 31, 2025. Prosperity has prepared the unaudited pro forma condensed combined balance sheet appearing below to present on a pro forma basis the consolidated financial position of Prosperity assuming that the merger with Stellar was consummated on December 31, 2025. The merger of Prosperity and Stellar will be accounted for as an acquisition of Stellar and Stellar Bank by Prosperity and Prosperity Bank under the acquisition method of accounting in accordance with the Financial Accounting Standard Board’s Accounting Standard Codification Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial statements of Prosperity and the other pro forma combined financial information appearing below have been prepared using the acquisition method of accounting.

Prosperity’s process of evaluating the significant identifiable long-lived tangible and identifiable intangible assets of Stellar is preliminary. Accordingly, the unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Certain reclassifications have been made to the historical financial statements of Stellar to conform to the presentation in Prosperity’s financial statements. Accordingly, the unaudited pro forma condensed combined financial statements and other unaudited pro forma condensed combined financial information are presented for illustrative purposes only and are not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2025, for statement of income purposes, and on December 31, 2025, for balance sheet purposes. Historical results for any prior period are not necessarily indicative of results to be expected in any future period, and historical results for the year ended December 31, 2025, are not necessarily indicative of results to be expected after the merger. A final determination of the merger consideration and fair values of Stellar’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Stellar that exist as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change in amortization of acquired intangible assets.

In connection with the plan to integrate the operations of Prosperity and Stellar following the completion of the merger, Prosperity anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, could be incurred. Prosperity is not able to determine the timing, nature and amount of these charges as of the date of this proxy statement/prospectus. However, these charges could affect the results of operations of Prosperity and Stellar, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction or any anticipated disposition of assets that may result from such integration.

In addition, future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 20. You also should read and carefully consider the risk factors of Prosperity and Stellar contained in the documents that are incorporated by reference into this proxy statement/prospectus, and the factors discussed under the section and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this proxy statement/prospectus. Among other factors, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	changes in the trading price for Prosperity common stock;

•	net cash used or generated in Stellar’s operations between the signing of the merger agreement and the completion of the merger; and

•	other changes in Stellar’s net assets that occur prior to the completion of the merger, which could cause material differences in the information presented below.

The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

Prosperity’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2025, included in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2025; and

•

Stellar’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2025, included in Stellar’s Annual Report on Form 10-K for the year ended December 31, 2025.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2025 present the consolidated results of operations giving pro forma effect to the following as if they had occurred as of January 1, 2025:

•	the full-year impact of Stellar’s statements of income, including pro forma amortization and accretion of purchase accounting adjustments on securities, loans and intangible assets; and

•	the issuance of Prosperity common stock, applying the exchange ratio to the shares outstanding of Stellar in determining earnings per share, and the payment of the per share cash consideration.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 presents the consolidated financial position giving pro forma effect to the following as if they had occurred as of December 31, 2025:

•

the completion of the merger, including the issuance of 19,383,615 shares of Prosperity common stock, and the payment of the per share cash consideration (based on the number of shares outstanding of Stellar common stock and other Stellar equity interests as of March 25, 2026 and the exchange ratio); and

•	$63.0 million in estimated direct transaction costs related to the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(in thousands)

	Prosperity (as reported)	Stellar (as reported)	Reclassifications Note 3	Pro Forma Adjustments	Note 5	Pro Forma Combined
Assets
Cash and due from banks	$1,747,511	$419,453	$—	$(643,624)	(a)	$1,523,340
Federal funds sold	217	—	—	—		217

Total cash and cash equivalents	1,747,728	419,453	—	(643,624)		1,523,557
Available for sale securities, at fair value	338,197	2,198,459	—			2,536,656
Held to maturity securities, at cost	10,275,228	—	—			10,275,228
Total loans	21,805,368	7,300,591	—	(28,308)	(b)	29,077,651
Less allowance for credit losses	(333,742)	(83,629)	—	(1,971)	(c)	(419,342)

Loans, net	21,471,626	7,216,962	—	(30,279)		28,658,309
Bank premises and equipment, net	383,449	106,118	(15,327)	—		474,240
Accrued interest receivable	99,297	35,869	—	—		135,166
Goodwill	3,503,127	497,318	—	112,190	(d)	4,112,635
Core deposit intangibles	51,605	71,018	—	88,836	(e)	211,459
Other real estate owned	13,296	7,492	—	—		20,788
Bank Owned Life Insurance (BOLI), net	392,756	109,477	—	—		502,233
Federal Home Loan Bank of Dallas stock	86,950	45,532	—	—		132,482
Other assets	100,166	98,896	15,327	24,444	(f)	238,833

Total assets	$38,463,425	$10,806,594	$—	$(448,433)		$48,821,586

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$9,467,911	$3,407,865	$—	$—		$12,875,776
Interest-bearing	19,014,573	5,613,601	—	—		24,628,174

Total deposits	28,482,484	9,021,466	—	—		37,503,950
Other Borrowings	1,950,000	—	—	—		1,950,000
Securities sold under repurchase agreements	201,216	—	—	—		201,216
Accrued interest payable	30,913	5,508	—	—		36,421
Allowance for credit losses on off-balance sheet credit exposures	37,646	16,204	—	—	(c)	53,850
Other Liabilities	145,026	54,536	—	—		199,562
Subordinated debentures	—	40,226	—	—		40,226

Total liabilities	30,847,285	9,137,940	—	—		39,985,225
Shareholders’ equity:
Total Prosperity equity	7,616,140		—	1,220,221	(g)	8,836,361
Total Stellar equity		1,668,654	—	(1,668,654)	(g)	—

Total shareholders’ equity	7,616,140	1,668,654	—	(448,433)	(g)	8,836,361

Total liabilities and shareholders’ equity	$38,463,425	$10,806,594	$—	$(448,433)		$48,821,586

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2025

(in thousands, except per share data)

	Prosperity (as reported)	Stellar (as reported)	Reclassifications Note 3	Pro Forma Adjustments	Note 5	Pro Forma Combined
Interest income:
Loans, including fees	$1,295,474	$484,877	$—	$12,320	(h)	$1,792,671
Securities	230,696	68,576	—	14,593	(i)	313,865
Federal funds sold and other earning assets	44,153	21,017	—			65,170

Total interest income	1,570,323	574,470	—	26,913		2,171,706
Interest expense:
Deposits	379,977	166,807	—	—		546,784
Other borrowings	104,234	986	—	—		105,220
Securities sold under repurchase agreements	4,620	—	—	—		4,620
Subordinated debentures	—	5,057	—	—		5,057

Total interest expense	488,831	172,850	—	—		661,681

Net interest income	1,081,492	401,620	—	26,913		1,510,025
Provision for credit losses	—	10,158	—	—		10,158

Net interest income after provision for credit losses	1,081,492	391,462	—	26,913		1,499,867
Noninterest income:
Nonsufficient funds (NSF) fees	37,552	—	663	—		38,215
Credit card, debit card and ATM card income	37,408	2,241	1,013	—		40,662
Service charges on deposit accounts	29,988	6,282	(663)	—		35,607
Trust income	14,648	—	—	—		14,648
Mortgage income	3,859	—	166	—		4,025
Brokerage income	5,385	—	—	—		5,385
Net gain (loss) on sale or write-down of assets	1,217	(302)	3	—		918
Net gain (loss) on sale or write-up of securities	—	—	(3)	—		(3)
Other	38,244	13,569	(1,179)	—		50,634

Total noninterest income	168,301	21,790	—	—		190,091
Noninterest expense:
Salaries and employee benefits	353,105	168,807	—	—		521,912
Net occupancy and equipment	37,088	17,619	—	—		54,707
Credit and debit card, data processing and software amortization	48,614	22,980	—	—		71,594
Regulatory assessments and FDIC insurance	18,095	6,187	—	—		24,282
Core deposit intangibles amortization	14,442	21,580	—	7,484	(j)	43,506
Depreciation	19,674	8,058	—	—		27,732
Communications	13,988	3,435	—	—		17,423
Net other real estate expense	653	—	1,034	—		1,687
Merger and acquisition expenses	330	—	—	6,000	(k)	6,330
Other	50,224	36,804	(1,034)	—		85,994

Total noninterest expense	556,213	285,470	—	13,484		855,167

Income before income taxes	693,580	127,782	—	13,429		834,791
Provision for income taxes	150,737	24,910	—	2,820	(l)	178,467

Net income	$542,843	$102,872	$—	$10,609		$656,324

Basic earnings per share:
Earnings per share	$5.72	$1.99				$5.74
Weighted average shares outstanding	94,917	51,756		(32,327)	(m)	114,346
Diluted earnings per share:
Earnings per share	$5.72	$1.99				$5.74
Weighted average shares outstanding	94,917	51,808		(32,379)	(m)	114,346

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2025 combine the historical consolidated statements of income of Prosperity and Stellar giving effect to the merger as if it had been completed on January 1, 2025. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated balance sheets of Prosperity and Stellar giving effect to the merger as if it had been completed on December 31, 2025.

Prosperity’s and Stellar’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 3, Note 4 and Note 5, certain reclassifications were made to align Prosperity’s and Stellar’s financial statement presentation. Prosperity has not identified all adjustments necessary to conform Stellar’s accounting policies to Prosperity’s accounting policies. Upon completion of the merger, or as more information becomes available, Prosperity will perform a more detailed review of Stellar’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Prosperity considered the acquirer of Stellar. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the merger consideration has been allocated to the assets acquired and liabilities assumed of Stellar based upon management’s preliminary estimate of their fair values as of December 31, 2025. Prosperity has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Stellar’s assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets and available for sale securities. Accordingly, apart from the aforementioned, certain Stellar assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the merger consideration and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of Stellar’s fair value, which will be based on actual assets and liabilities as of the closing date and cannot be made prior to the completion of the merger. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

All dollar amounts presented within these Notes to Unaudited Pro Forma Condensed Combined Financial Statements are in thousands, except per share data. Share amounts are in thousands.

Note 2. Estimated Operational Cost Savings

Prosperity anticipates operational cost savings in connection with the acquisition of Stellar. Prosperity anticipates that these savings will occur through the combination of back office operations and elimination of duplicate general operations, administrative and salary and benefits expense. Estimated cost savings are not presented as part of the pro forma adjustments and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 3. Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, Prosperity performed a preliminary analysis of Stellar’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Stellar. At the time of preparing the unaudited pro forma condensed combined financial information, Prosperity had not identified all adjustments necessary to conform Stellar’s accounting policies to Prosperity’s accounting policies and had also not identified all reclassification adjustments necessary to conform Stellar’s financial statement presentation with that of Prosperity’s. The reclassification adjustments represent Prosperity’s best estimates based upon the information currently available to Prosperity and could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information once more detailed information is available.

Note 4. Preliminary Purchase Price Allocation

The following table summarizes the preliminary purchase price allocation to the estimated fair value of assets and liabilities assumed in the merger:

Prosperity shares issued (at exchange ratio of 0.3803) (1)
Prosperity shares issued in exchange for outstanding Stellar common stock (50,913 shares as of March 25, 2026) (2)	19,362
Prosperity shares issued for Stellar options (2)	22

Total Prosperity shares issued	19,384

Pro forma purchase price—Stock (3)	$1,283,221
Cash paid ($11.36 per Stellar share) (1)
Cash paid in exchange for Stellar common stock	$578,366
Cash paid in exchange for Stellar options (2)	645
Cash paid in exchange for Stellar performance share units (2)	1,613

Pro forma purchase price—Cash	$580,624

Total pro forma purchase price	$1,863,845

(1)

Under the terms of the merger agreement, holders of Stellar common stock, options and restricted stock awards will receive 0.3803 shares of Prosperity common stock and $11.36 cash for each share of Stellar common stock (or its equivalent), subject to certain conditions.

(2)	Includes accelerated vesting due to the merger agreement.
(3)	Based upon Prosperity closing price of $66.20 on March 25, 2026.

The preliminary estimated merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Stellar based on their preliminary estimated fair values. As described above in Note 1, Prosperity has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Stellar assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets and available for sale securities. Accordingly, apart from the aforementioned, certain assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which Prosperity believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Stellar using Stellar’s consolidated balance sheet as of December 31, 2025:

As of December 31, 2025 (in thousands)
Preliminary fair value of estimated total merger consideration	$1,863,845
Assets Acquired:
Total cash and cash equivalents	$419,453
Available for sale securities, at fair value	2,198,459
Loans, net	7,186,683
Bank premises and equipment, net	106,118
Accrued interest receivable	35,869
Core deposit intangibles	159,854
Other real estate owned	7,492
Bank Owned Life Insurance (BOLI), net	109,477
Federal Home Loan Bank of Dallas stock	45,532
Other assets	123,340
Total Assets Acquired	$10,392,277
Liabilities Assumed:
Deposits-noninterest bearing	$3,407,865
Deposits-interest bearing	5,613,601
Accrued interest payable	5,508
Allowance for unused commitments	16,204
Other Liabilities	54,536
Subordinated debentures	40,226

Total Liabilities Assumed	$9,137,940

Net Assets Acquired	$1,254,337

Preliminary proforma goodwill	$609,508

Purchase Price Sensitivity

The total pro forma purchase price as shown in the first table of this Note 4 is a preliminary estimate based upon the Prosperity closing price on March 25, 2026 and the number of shares of Stellar common stock (or the equivalent) outstanding as of March 25, 2026. While the per share stock consideration has a fixed exchange ratio of 0.3803 and the per share cash consideration is fixed at $11.36, the aggregate merger consideration will increase or decrease depending on whether the number of shares of Stellar common stock issuable to holders of Stellar options increases or decreases, relative to the amounts shown in the first table of this Note 4 due to fluctuations in the market value of Prosperity common stock. Additionally, the market value of the stock consideration will fluctuate based on fluctuations in the market price of Prosperity common stock. Assuming a 10% change in the market value per share of Prosperity common stock compared to the Prosperity closing price on March 25, 2026, as shown in the first table of this Note 4, the estimated fair value of the merger consideration transferred would change as shown below.

In thousands	10% increase in Prosperity share price	10% decrease in Prosperity share price
Cash portion of estimated purchase price	$580,860	$580,405
Stock portion of estimated purchase price	1,411,689	1,154,780

Total estimated purchase price	$1,992,549	$1,735,185

Note 5. Pro forma Adjustments and Assumptions

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

(a)	This adjustment represents the estimated cash consideration for Stellar and estimated direct transaction costs calculated as follows:

Cash paid in exchange for Stellar common stock	$578,366
Cash paid in exchange for Stellar options	645
Cash paid in exchange for Stellar performance share units	1,613

Total cash consideration ($11.36/share)	$580,624

Estimated cash paid for direct transaction costs	$63,000

Pro forma net adjustment to cash and due from bank	$643,624

(b)	Adjustment to total loans to reflect preliminary estimated fair value adjustments on Stellar’s acquired loans.

(c)	Adjustment to eliminate Stellar allowance for loan losses and establish Prosperity’s allowance for credit losses on loans.

Elimination of Stellar’s allowance for credit losses on loans	$83,629
Establish Prosperity’s allowance for credit losses on loans	(85,600)

$(1,971)

Elimination of Stellar’s allowance for credit losses on off-balance sheet credit exposures	$(16,204)
Establish Prosperity’s allowance for credit losses on off-balance sheet credit exposures	16,204

$—

(d)	Adjustment to goodwill based on the preliminary purchase price allocation as follows:

Fair value of merger consideration in excess of the preliminary fair value of net assets acquired (from Note 4 above)	$609,508
Removal of Stellar historical goodwill	(497,318)

Pro Forma net adjustment to goodwill	$112,190

(e)	Adjustment to core deposit intangible (“CDI”) based on the preliminary purchase price allocation as follows:

Estimated CDI (2% of non-time deposits)	$159,854
Removal of Stellar historical CDI	(71,018)

Net Adjustment to CDI	$88,836

(f)	Deferred tax impact from fair value adjustments of $24,444.

(g)	Adjustment to Prosperity and Stellar shareholders’ equity based upon the following:

Fair value of equity consideration issued to Stellar stockholders (from Note 4 above)	$1,283,221
Removal of Stellar historical equity	(1,668,654)
Estimated cash paid for direct transaction costs	(63,000)

Pro forma net adjustment to shareholders’ equity	$(448,443)

Income Statement

(h)	Adjustment to interest income on loans for estimated fair value mark on loans amortized over 4 years using the sum of years digits method.

(i)	Adjustment to interest income on securities for elimination of Stellar’s net unrealized loss amortized over 5 years using the level yield method.

(j)	Estimated core deposit intangible asset amortization at 2.0% of the acquired non-time deposits based upon 10-year life using the sum of years digits amortization method, net of Stellar historical CDI.

Estimated CDI (2% of non-time deposits) amortized over 10 years (sum of years digits)	$29,064
Stellar’s historical CDI Expense	(21,580)

Estimated net CDI impact	$7,484

(k)	Adjustment to reflect the preliminary estimated one-time merger related expenses, including legal fees and compensation expense.

(l)	Adjustment to reflect the net federal income tax effect of the pro forma statement of income adjustments using Prosperity statutory tax rate of 21.0%.

(m)

Adjustment to weighted average shares of Prosperity common stock outstanding to eliminate weighted average shares of Stellar common stock outstanding and to reflect the estimated number of shares issued of Prosperity common stock to holders of Stellar common stock.

Adjustments to weighted average number of common shares outstanding—Basic
To reflect acquisition of Stellar basic common shares	(51,756)
To reflect shares of Prosperity common stock to be issued in the merger	19,384
To reflect shares of Prosperity common stock to be issued after completion of merger	45

(32,327)

Adjustments to weighted average number of common shares outstanding—Diluted
To reflect acquisition of Stellar diluted common shares	(51,808)
To reflect shares of Prosperity common stock to be issued in the merger	19,384
To reflect shares of Prosperity common stock to be issued after completion of merger	45

(32,379)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements regarding the merger between Prosperity and Stellar; future financial and operating results; benefits and synergies of the merger; future opportunities for the surviving corporation; the issuance of common stock of Prosperity contemplated by the merger agreement; the expected timing of the closing of the merger; the ability of the parties to complete the merger considering the various closing conditions and any other statements about future expectations that constitute forward-looking statements within the meaning of the federal securities laws, including the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act, and Section 21E of the Exchange Act. From time to time, oral or written forward-looking statements may also be included in other information released to the public. Such forward-looking statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “is anticipated,” “is expected,” “is intended,” “objective,” “plan,” “projected,” “projection,” “will affect,” “will be,” “will continue,” “will decrease,” “will grow,” “will impact,” “will increase,” “will incur,” “will reduce,” “will remain,” “will result,” “would be,” variations of such words or phrases (including where the word “could,” “may,” or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. Forward-looking statements include all statements other than statements of historical fact, including forecasts or trends, and are based on current expectations, assumptions, estimates, and projections about Prosperity and Stellar or related to the merger and are subject to significant risks and uncertainties that could cause actual results to differ materially from the results expressed in such statements.

These forward-looking statements may include information about Prosperity’s and Stellar’s possible or assumed future economic performance or future results of operations, including future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows and Prosperity’s and Stellar’s future capital expenditures and dividends, future financial condition and changes therein, including changes in Prosperity’s and Stellar’s loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for Prosperity’s and Stellar’s future operations, future or proposed acquisitions, the future or expected effect of acquisitions on Prosperity’s and Stellar’s operations, results of operations, financial condition, and future economic performance, statements about the anticipated benefits of the proposed transaction, and statements about the assumptions underlying any such statement.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the merger discussed under the caption entitled “Risk Factors” beginning on page 20 and the factors previously disclosed in Prosperity’s and Stellar’s reports filed with the SEC and incorporated by reference into this proxy statement/prospectus, which could cause actual results or performance to differ materially from those contained in or implied by the forward-looking statements:

•	the risk that the cost savings and synergies from the merger may not be fully realized or may take longer than anticipated to be realized;

•	disruption to Prosperity’s business and to Stellar’s business as a result of the announcement and pendency of the merger;

•

the risk that the integration of Stellar’s business and operations into Prosperity, will be materially delayed or will be more costly or difficult than expected, or that Prosperity is otherwise unable to successfully integrate Stellar’s business into its own, including as a result of unexpected factors or events;

•	the failure to obtain the necessary approval by the shareholders of Stellar;

•

the ability of each of Prosperity and Stellar to obtain required governmental approvals of the merger on the timeline expected, or at all, and the risk that such approvals may result in the imposition of conditions that could adversely affect Prosperity after the closing of the merger or adversely affect the expected benefits of the merger;

•	reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the merger;

•

the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the merger or the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger, and Prosperity’s ability to complete the acquisition and integration of Stellar successfully;

•	the dilution caused by the issuance of additional shares of Prosperity common stock in the merger;

•	Prosperity’s revenues after the merger may be less than expected;

•	the outcome of any legal or regulatory proceedings that may be currently pending or later instituted against Prosperity before or after the merger, or against Stellar;

•	diversion of management’s attention from ongoing business operations;

•	general competitive, economic, political and market conditions and other factors that may affect future results of Prosperity and Stellar;

•	changes in economic and market conditions that affect the amount and value of the assets of Prosperity Bank and Stellar Bank;

•	inaccuracy of the assumptions and estimates that the managements of Prosperity or Stellar make in establishing reserves for probable loan losses and other estimates;

•	lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that Prosperity or Stellar currently have;

•	material increases or decreases in the amount of deposits held by Prosperity Bank or Stellar Bank and the cost of those deposits;

•	access to the debt and equity markets and the overall cost of funding operations;

•	changes in market interest rates that affect the pricing of the loans and deposits of each of Prosperity Bank and Stellar Bank, and the net interest income of each of Prosperity Bank and Stellar Bank;

•	fluctuations in the market value and liquidity of the securities Prosperity and Stellar hold for sale, including as a result of changes in market interest rates;

•	effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services;

•	the occurrence of market conditions adversely affecting the financial industry generally;

•

the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by Prosperity’s regulators, such as the Dodd-Frank Act, and changes in federal government policies;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, as the case may be;

•	governmental monetary and fiscal policies, including the policies of the Federal Reserve Board;

•	changes in the scope and cost of FDIC insurance and other coverage;

•	changes in inflation;

•	an increase in the rate of personal or commercial customers’ bankruptcies;

•	technology-related changes may be harder to make or may be more expensive than expected;

•

attacks on the security of, and breaches of, Prosperity’s or Stellar’s digital information systems, the costs Prosperity or Stellar incurs to provide security against such attacks and any costs and liability Prosperity or Stellar may incur in connection with any breach of those systems;

•	the potential impact of technology and “FinTech” entities and digital currencies on the banking industry generally;

•

the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including Prosperity and Stellar, to attract and retain depositors and to borrow or raise capital;

•	the effects of social media on market perceptions of Prosperity or Stellar and banks generally;

•	volatility and disruptions in global capital, foreign exchange and credit markets;

•	the ability of the surviving corporation to successfully identify acquisition targets and integrate the businesses of acquired companies and banks;

•	the possibility that the surviving corporation will be unable to sustain its current internal growth rate and total growth rate, or achieve its sales objectives;

•	the possibility that credit quality could deteriorate;

•	the potential changes in customer and consumer demand, including customer and consumer response to marketing;

•	the possibility that effectiveness of spending, investments or programs will decline;

•	fluctuations in the cost and availability of supply chain resources;

•	changes in economic conditions, including currency rate, interest rate and commodity price fluctuations;

•	changes in trade policies by the United States or other countries, such as tariffs or retaliatory tariffs;

•	the effect, impact, potential duration or other implications of weather and climate-related events; and

•	other factors that may affect the future results of Prosperity and Stellar.

Additional factors that could cause results to differ materially from those described above can be found in filings Prosperity and Stellar make with the SEC that are incorporated by reference into this proxy statement/prospectus, as described in the section entitled “Where You Can Find More Information.”

All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus and are based on information available at that time. Neither Prosperity nor Stellar assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Prosperity or Stellar update one or more forward-looking statements, no inference should be drawn that Prosperity or Stellar will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Prosperity and Stellar have filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 137.

Prosperity and Stellar expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

THE SPECIAL MEETING

This section contains information for Stellar shareholders about the special meeting. Stellar is mailing or otherwise delivering this proxy statement/prospectus to you, as a Stellar shareholder, on or about [    ], 2026. This proxy statement/prospectus is also being delivered to Stellar shareholders as Prosperity’s prospectus for its offering of Prosperity common stock in connection with the merger. This proxy statement/prospectus is accompanied by a notice of the special meeting and a proxy that the Stellar Board is soliciting for use by Stellar shareholders at the special meeting and at any adjournments or postponements of the special meeting. References to “you” and “your” in this section are to Stellar shareholders.

Date, Time and Place of the Meeting

The special meeting will be held at its corporate headquarters, which is located at 9 Greenway Plaza, Eighth Floor – Galveston Conference Room, Houston, Texas 77046, on Wednesday, May 27, 2026, 10:00 a.m., Central Time.

Matters to Be Considered

At the special meeting, holders of Stellar common stock will be asked to consider and vote on the following proposals:

•	proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (the “merger proposal”);

•

proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Stellar’s named executive officers that is based on or otherwise relates to the merger (the “merger compensation proposal”); and

•

proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment or postponement, there are not sufficient votes to approve the merger proposal or to ensure that any supplement or amendment to the accompanying proxy statement/prospectus is timely provided to holders of Stellar common stock (the “adjournment proposal”).

Recommendation of Stellar’s Board of Directors

The Stellar Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Stellar and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby. In reaching the decision to approve and adopt the merger agreement and recommend the approval of the merger to its shareholders, the Stellar Board evaluated the merger and the merger agreement, in consultation with Stellar’s executive management, as well as Stellar’s legal and financial advisors, and considered a number of factors. Accordingly, the Stellar Board unanimously recommends that holders of Stellar common stock vote “FOR” the approval of the merger proposal, “FOR” the merger compensation proposal and “FOR” the adjournment proposal. For a more detailed discussion of the Stellar Board’s recommendation, see the section entitled “The Merger—Stellar’s Reasons for the Merger; Recommendation of the Stellar Board of Directors” beginning on page 61.

Completion of the merger is conditioned upon the approval of the merger proposal, but is not conditioned upon the approval of the merger compensation proposal or the adjournment proposal.

Record Date and Quorum

The Stellar Board has set the close of business on April 10, 2026, as the record date for the special meeting. Only record holders of Stellar common stock at the close of business on April 10, 2026, will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. As of the record date, there were 50,910,698 shares of Stellar common stock outstanding and entitled to vote at the special meeting held by 846 record holders.

The presence at the special meeting of a majority of the voting power represented by all of the issued and outstanding shares of Stellar common stock entitled to vote at the meeting are present in person or represented by proxy at the meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Under the Stellar bylaws, if a quorum is not present at the special meeting, the Stellar shareholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting, without notice other than announcement at the meeting, until such time and to such place as may be determined by the Stellar Board or by a vote of the holders of a majority of the shares represented in person or by proxy at such meeting until a quorum is present.

At the special meeting, each share of Stellar common stock is entitled to one (1) vote on all matters properly submitted to holders of Stellar common stock.

As of the record date, Stellar directors and executive officers and their affiliates owned and were entitled to vote approximately 4,776,642 shares of Stellar common stock, representing approximately 9.4% of the shares of Stellar common stock outstanding on the record date. Each of Stellar’s directors will vote their shares in favor of the merger proposal and the adjournment proposal, as all are parties to the Stellar voting agreement, a form of which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein, pursuant to which they agreed, among other things, to vote in favor of the merger proposal and certain other matters, subject to the terms of such voting agreement. In addition, we currently expect that Stellar’s executive officers will vote their shares in favor of the merger proposal, the merger compensation proposal and the adjournment proposal, although none of them (other than Robert R. Franklin, Jr., who is also a director of Stellar) has entered into any agreements obligating them to do so.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. If your bank, broker, trustee or other nominee holds your shares of Stellar common stock in “street name,” such entity will vote your shares of Stellar common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

Merger proposal:

•

Vote required: Assuming a quorum is present, approval of the merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Stellar common stock entitled to vote thereon at the special meeting.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.

Merger compensation proposal:

•

Vote required: Assuming a quorum is present, approval of the merger compensation proposal requires the affirmative vote of a majority of the votes cast by holders of Stellar common stock entitled to vote at the special meeting. Approval of the merger compensation proposal is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Stellar’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Stellar common stock fail to approve the advisory (non-binding) proposal regarding the merger-related compensation.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the merger compensation proposal, your shares will not be deemed to be a vote cast at the special meeting and it will have no effect on the merger-compensation proposal.

Adjournment proposal:

•

Vote required: Assuming a quorum is present, approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Stellar common stock entitled to vote at the special meeting. Approval of the adjournment proposal is not a condition to the completion of the merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote at the special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the adjournment proposal, your shares will not be deemed to be a vote cast at the special meeting and it will have no effect on the adjournment proposal.

Attending the Special Meeting

If you are a holder of record of Stellar common stock on the record date, you will be able to attend and vote at the special meeting and vote during the meeting. Each person attending the special meeting must present a valid, government-issued form of identification in order to be admitted to the special meeting. Each shareholder attending also must provide proof of ownership of shares of Stellar common stock as of the record date. If you are a record holder, proof of ownership will be established by Stellar’s verification of your name against Stellar’s list of record holders as of the record date.

If you hold Stellar common stock through a broker, bank, trustee or other nominee, you must bring a copy of a statement reflecting your stock ownership as of the record date, and if you wish to vote in person, you must also bring a legal proxy from your bank, broker, trustee or other nominee. See the section entitled “—Shares Held in Street Name” below for further information. Due to space limitations, attendance is limited to shareholders and persons holding valid legal proxies from those shareholders. Admission to the special meeting is on a first-come, first-served basis.

If you hold your shares through a bank, broker, trustee or other nominee and you do not want to attend the special meeting, please contact the respective entity for instructions on how to vote your shares of Stellar common stock at the special meeting. Cameras, recording devices, and other electronic devices are not permitted.

Even if you plan to attend the special meeting, Stellar recommends that you vote your shares in advance by proxy as described below so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Proxies

Voting your shares by proxy will enable your shares of Stellar common stock to be represented and voted at the special meeting if you do not attend the special meeting and vote your shares in person. By following the voting instructions in the materials you receive, you will direct the designated persons (known as “proxies”) to vote your shares of Stellar common stock at the special meeting in accordance with your instructions. The Stellar Board has appointed Steven F. Retzloff and Robert R. Franklin, Jr. to serve as the proxies for the special meeting. If you vote by the Internet or telephone, you do not have to return your proxy or voting instruction card.

If you hold your shares of Stellar common stock in your name as a holder of record, to submit a proxy, you, as a holder of Stellar common stock, may use one of the following methods:

•

By Internet: You can vote by the Internet at www.envisionreports.com/STEL. Have the enclosed proxy card that was provided to you in hand when you access the website and follow the instructions for Internet voting on that website.

•	By Telephone: You can vote over the telephone by following the instructions on the proxy card.

•

By Mail: You may vote by indicating on the proxy card(s) applicable to your Stellar common stock how you want to vote and signing, dating and mailing your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible to ensure that it will be received in advance of the special meeting. If you are a Stellar shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Stellar Board.

Stellar requests that holders of Stellar common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Stellar as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Stellar common stock represented by it will be voted at the special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the merger compensation proposal and “FOR” the adjournment proposal.

If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the special meeting. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally through attendance at the special meeting because you may subsequently revoke your proxy.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

To vote the shares that you hold in “street name” in person at the special meeting, you must bring a legal proxy from your broker, bank or other nominee, (1) confirming that you were the beneficial owner of those shares as of the close of business on the record date, (2) stating the number of shares of which you were the beneficial owner that were held for your benefit at that time by that broker, bank or other nominee, and (3) appointing you as the record holder’s proxy to vote the shares covered by that proxy at the special meeting. If you fail to bring a nominee-issued proxy to the special meeting, you will not be able to vote your nominee-held shares in person at the special meeting.

Further, banks, brokers, trustees or other nominees who hold shares of Stellar common stock on behalf of their customers may not give a proxy to Stellar to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the special meeting, including the merger proposal, the merger compensation proposal and the adjournment proposal.

Revocability of Proxies

If you are a holder of Stellar common stock of record, you may revoke your proxy at any time before it is voted by:

•	completing, signing, dating and returning a proxy card with a later date;

•	delivering a duly executed written revocation letter to Stellar’s corporate secretary;

•	attending the special meeting, notifying the corporate secretary and voting by ballot at the special meeting; or

•	voting by telephone or the Internet at a later time (but prior to 11:59 p.m. Central Time on the day before the special meeting).

If you hold your shares of Stellar common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.

Attending the special meeting without voting in person will not revoke your proxy. A revocation or later-dated proxy received by Stellar after the vote will not affect the vote. Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

Attention: Corporate Secretary

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

If the special meeting is postponed or adjourned, it will not affect the ability of holders of Stellar common stock of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this proxy statement/prospectus is being delivered to holders of Stellar common stock residing at the same address, unless such holders of Stellar common stock have notified Stellar of their desire to receive multiple copies of the proxy statement/prospectus.

Stellar will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any holder of Stellar common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Stellar’s Investor Relations at IR@stellar.bank or Stellar’s proxy solicitor, Georgeson LLC, by calling toll-free at (877) 811-4522, or non-toll free at (267) 281-9853.

Solicitation of Proxies

Prosperity and Stellar will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, Stellar has retained Georgeson LLC, for a fee of $21,000 plus the cost of additional services to be agreed and expenses. Stellar and its proxy solicitor will also request banks, brokers, trustees and other intermediaries holding shares of Stellar common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Stellar. No additional compensation will be paid to Stellar’s directors, officers or employees for solicitation.

You should not send in any Stellar stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of Stellar common stock as soon as practicable after completion of the merger.

Other Matters to Come Before the Special Meeting

Stellar management knows of no other business to be presented at the special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Stellar Board’s recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding the special meeting or would like additional copies of this proxy statement/prospectus, please contact Stellar’s Investor Relations at IR@stellar.bank or Stellar’s proxy solicitor, Georgeson LLC, by calling toll-free at (877) 811-4522, or non-toll free at (267) 281-9853.

STELLAR PROPOSALS

Proposal 1: Merger Proposal

Stellar is asking holders of Stellar common stock to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Holders of Stellar common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Stellar Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Stellar and its shareholders and approved and adopted the merger agreement and the transactions contemplated thereby. See the section entitled “The Merger—Stellar’s Reasons for the Merger; Recommendation of the Stellar Board of Directors” beginning on page 61 for a more detailed discussion of the Stellar Board’s recommendation.

The approval of the merger proposal by Stellar shareholders is a condition to the completion of the merger.

The Stellar Board unanimously recommends a vote “FOR” the merger proposal.

Proposal 2: Merger Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Stellar is seeking a non-binding, advisory shareholder approval of the compensation of Stellar’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “The Merger—Merger-Related Compensation for Stellar’s Named Executive Officers” beginning on page 84. The proposal gives holders of Stellar common stock the opportunity to express their views on the merger-related compensation of Stellar’s named executive officers.

Accordingly, Stellar is asking holders of Stellar common stock to vote “FOR” the adoption of the following resolution, on an advisory (non-binding) basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Stellar named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Merger-Related Compensation for Stellar’s Named Executive Officers” are hereby APPROVED.”

The vote on the merger compensation proposal is a vote separate and apart from the votes on the merger proposal and the adjournment proposal. Accordingly, if you are a holder of Stellar common stock, you may vote to approve the merger proposal and the adjournment proposal, and vote not to approve the merger compensation proposal, and vice versa. The approval of the merger compensation proposal by holders of Stellar common stock is not a condition to the completion of the merger. If the merger is completed, the merger-related compensation will be paid to Stellar’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Stellar common stock fail to approve the advisory (non-binding) vote regarding merger-related compensation.

The Stellar Board unanimously recommends a vote “FOR” the merger compensation proposal.

Proposal 3: Adjournment Proposal

The special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to holders of Stellar common stock.

If, at the special meeting, the number of shares of Stellar common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Stellar intends to move to adjourn the special meeting in order to enable the Stellar Board to solicit additional proxies for approval of the merger proposal. In that event, Stellar will ask holders of Stellar common stock to vote upon the adjournment proposal, but not the merger proposal or the merger compensation proposal.

In this proposal, Stellar is asking holders of Stellar common stock to authorize the holder of any proxy solicited by the Stellar Board, on a discretionary basis, to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Stellar common stock who have previously voted. If the date of the adjournment is not announced at the special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting.

The approval of the adjournment proposal by holders of Stellar common stock is not a condition to the completion of the merger.

The Stellar Board recommends a vote “FOR” the adjournment proposal.

INFORMATION ABOUT PROSPERITY

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(281) 269-7199

Prosperity Bancshares, Inc. was formed in 1983 as a vehicle to acquire the former Allied Bank in Edna, Texas, which was chartered in 1949 as The First National Bank of Edna and is now known as Prosperity Bank. Prosperity is a Texas corporation and a registered financial holding company that derives substantially all of its revenues and income from the operation of its bank subsidiary, Prosperity Bank. Prosperity Bank provides a wide array of financial products and services to businesses and consumers throughout Texas and Oklahoma. As of February 1, 2026, Prosperity Bank operated 312 full service banking locations: 62 in the Houston area, including The Woodlands; 36 in the South Texas area including Corpus Christi and Victoria; 61 in the Dallas/Fort Worth area; 22 in the East Texas area; 28 in the Central Texas area including Austin and San Antonio; 45 in the West Texas area including Lubbock, Midland-Odessa, Abilene, Amarillo and Wichita Falls; 15 in the Bryan/College Station area; 6 in the Central Oklahoma area; 8 in the Tulsa, Oklahoma area; 18 in the Central, South Texas and San Antonio areas currently doing business as American Bank; and 11 in the Central Texas area, including San Antonio and the Hill County, currently doing business as Texas Partners Bank. Effective January 1, 2026, Prosperity completed its previously announced acquisition of American Bank Holding Corporation, a Texas corporation headquartered in Corpus Christi, Texas. Additionally, effective February 1, 2026, Prosperity completed its previously announced acquisition of Southwest Bancshares, Inc., a Texas corporation headquartered in San Antonio, Texas.

As of December 31, 2025, Prosperity had total assets of $38.46 billion, total loans of $21.81 billion, total deposits of $28.48 billion and total shareholders’ equity of $7.62 billion.

Prosperity common stock is traded on the NYSE under the symbol “PB.”

Prosperity’s principal executive office is located at Prosperity Bank Plaza, 4295 San Felipe in Houston, Texas and its telephone number at that location is (281) 269-7199. Prosperity’s website is https://www.prosperitybankusa.com/. The information on Prosperity’s website is not part of this proxy statement/prospectus, and the references to the Prosperity website address do not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about Prosperity and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 137.

INFORMATION ABOUT STELLAR

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 210-7600

Stellar is a Texas corporation and registered bank holding company headquartered in Houston, Texas. Through its wholly owned bank subsidiary, Stellar Bank, a Texas state-chartered member bank with its main office in Houston, Texas, Stellar provides a diversified range of commercial banking services primarily to small-to medium-sized businesses, professionals and individual customers within its markets. As of December 31, 2025, Stellar Bank operated 52 banking centers, with 35 banking centers located in the Houston metropolitan area, 16 banking centers located in the Beaumont metropolitan area, and one banking center in Dallas, Texas.

As of December 31, 2025, Stellar had total assets of $10.81 billion, total loans of $7.30 billion, total deposits of $9.02 billion and total shareholders’ equity of $1.67 billion.

Stellar common stock is traded on the NYSE under the symbol “STEL.”

Stellar’s principal office is located at 9 Greenway Plaza, Suite 110, Houston, Texas 77046, and its telephone number at that location is (713) 210-7600. Additional information about Stellar and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 137.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about Prosperity and Stellar into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 137.

Terms of the Merger

Each of Prosperity’s and Stellar’s respective board of directors has approved the merger agreement. The merger agreement provides that Stellar will merge with and into Prosperity, with Prosperity as the surviving corporation. Following the completion of the merger, Stellar Bank, a Texas banking association and a wholly owned bank subsidiary of Stellar, will merge with and into Prosperity Bank, a Texas banking association and a wholly owned bank subsidiary of Prosperity, with Prosperity Bank as the surviving bank.

Under the terms and subject to the conditions set forth in the merger agreement, holders of Stellar common stock will receive (i) $11.36 in cash (the “per share cash consideration”) and (ii) 0.3803 shares (the “exchange ratio”) of Prosperity common stock (the consideration described in clauses (i) and (ii), the “per share merger consideration” and the aggregate of such consideration, the “merger consideration”) for each share of Stellar common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Stellar or Prosperity (other than treasury shares and shares held by Stellar or Prosperity (a) held in any Stellar benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (b) held, directly or indirectly, in respect of debts previously contracted)).

If the aggregate number of shares of Prosperity common stock to be issued in connection with the merger agreement (the “aggregate stock consideration”) would exceed nineteen and nine-tenths of a percent (19.9%) of the issued and outstanding shares of Prosperity common stock immediately prior to the effective time of the merger (the “Prosperity stock consideration cap”), (i) the exchange ratio will be reduced to the minimum extent necessary (rounded down to the nearest ten-thousandth when expressed in decimal form) such that the aggregate stock consideration does not exceed the Prosperity stock consideration cap and (ii) the per share cash consideration will be increased (for the avoidance of doubt, on a per share basis) by an amount in cash equal to the Prosperity share closing price multiplied by the difference between the initial exchange ratio and the exchange ratio as reduced (rounded down to the nearest whole cent). Prosperity will not issue any fractional shares of Prosperity common stock in the merger. Holders of Stellar common stock who would otherwise be entitled to a fraction of a share of Prosperity common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent), without interest, equal to (i) such fractional part of a share of Prosperity common stock (after taking into account all of the shares of Stellar common stock held by such holder immediately prior to the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) multiplied by (ii) the Prosperity share closing price.

Holders of Stellar common stock are being asked to approve the merger and the merger agreement. See the section entitled “The Merger Agreement” beginning on page 92 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of the Prosperity Board and the Stellar Board and Prosperity’s and Stellar’s senior management have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to Prosperity and Stellar, as part of their respective continuous efforts to enhance value for their respective shareholders and deliver the best possible services to their respective customers and communities. These reviews have focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy generally, and financial markets, and the implications of such developments for financial institutions generally and Prosperity and Stellar, in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Prosperity and Stellar, respectively, and their respective shareholders, of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company.

During the second quarter of 2025, Stellar pursued a potential business combination as an acquirer and submitted a letter of intent to acquire another Texas financial institution (“Company A”) in an all-stock transaction. Stellar was notified by Company A’s financial advisor that Company A would pursue a transaction with a different potential acquirer, as that acquirer proposed a premium to Stellar’s proposal.

At regular meetings of the Stellar Board and Board of Directors of Stellar Bank (the “Bank Board”) held on August 27, 2025, Mr. Robert F. Franklin, Jr., Stellar’s Chief Executive Officer, discussed the outcome of the proposal to acquire Company A and strategic alternatives available to Stellar as well as current and expected market conditions and the overall regulatory environment.

On September 19, 2025, Stellar held a joint board retreat with members of the Stellar Board and the Bank Board to discuss the operations of the Bank including growth initiatives and strategic alternatives that would create shareholder value as part of its strategic planning process. In connection with its review, the Stellar Board invited an investment bank to make a presentation to the Stellar Board regarding various strategic alternatives that the Bank might pursue, including analysis and evaluation of the markets for financial institutions, selected stand-alone initiatives along with potential merger and acquisition scenarios, each intended to maximize shareholder value. The Stellar Board met and discussed strategic alternatives, and that it would be in the best interests of Stellar and its shareholders to explore a potential business combination transaction, including a potential acquisition of Stellar by a larger financial institution. The Stellar Board also discussed how to confidentially assess potential partners for a possible combination transaction. The Stellar Board authorized Mr. Franklin to engage in discussions with a financial advisor regarding potential transaction partners.

On September 22, 2025, Mr. Franklin engaged in discussions with representatives of Keefe, Bruyette & Woods, Inc., a Stifel company (“KBW”), assisting Stellar with identifying and assessing potential partners for a possible business combination transaction with Stellar. Over the next few days, Mr. Franklin and the KBW representatives discussed certain financial institutions with potential interest in a business combination transaction with Stellar, including their apparent financial capacity to acquire Stellar. Following such discussions, Stellar instructed KBW as its financial advisor to contact nine potential partners who might have an interest and a capacity to acquire Stellar. Over the following few days, in accordance with Stellar’s directives, KBW individually contacted the nine potential partners on a no-names basis regarding each party’s potential interest in discussing a possible business combination transaction.

From time to time, Mr. Franklin has met with executive officers of other financial institutions to have general discussions about the banking industry, including at industry and investor conferences. Prior to the discussions with KBW, Mr. Franklin had scheduled a lunch meeting with the Chief Operating Officer of a publicly traded regional bank holding company (“Company B”) to take place on September 23, 2025. Company B was contacted by KBW in advance of the lunch meeting and expressed interest in a potential business combination. On September 23, 2025, Mr. Franklin met with the Chief Executive Officer of Company B for lunch. On September 26, 2025, Stellar and Company B executed a non-disclosure agreement to permit further discussions about a potential business combination.

On October 1, 2025, Stellar executed a non-disclosure agreement with a publicly traded regional bank holding company (“Company C”), which KBW had contacted, in advance of a meeting between Mr. Franklin and Company C’s Chief Executive Officer. Although Mr. Franklin engaged in discussion with Company C’s Chief Executive Officer after executing the non-disclosure agreement, Company C indicated that the timing was not right for Company C to engage in a potential business combination with Stellar.

On October 30, 2025, the Stellar Board met informally to receive an update from Stellar’s management and KBW on the reaction of the nine parties that were contacted about a potential business combination with Stellar. In addition, representatives of a publicly traded regional bank holding company that had been contacted by KBW (“Company D”) attended a portion of the Stellar Board meeting to provide a presentation describing a potential business combination transaction between Stellar and Company D.

On November 6, 2025, the Stellar Board held a special meeting which was attended by Justin Long, Stellar’s General Counsel, as well as representatives of KBW to discuss the ongoing outreach by KBW on behalf of Stellar to financial institutions that could be suitable potential business partners for a potential combination transaction involving Stellar. Representatives of KBW reviewed general market and regulatory conditions and recently announced financial institution mergers and also discussed potential acquirers of Stellar. The Stellar Board discussed Stellar’s business plan, competitive position and stock performance and considered the prospects of Stellar’s continued independence and profitable growth under current economic and competitive conditions and the increasing costs to banks of Stellar Bank’s size relative to larger financial institutions. The Stellar Board also discussed potential acquirers already contacted as well as others to be contacted as part of the process. The Stellar Board also discussed with Mr. Long the directors’ fiduciary duties.

On November 10, 2025, Mr. Franklin met with the Chief Executive Officer of a publicly traded large bank holding company (“Company E”) to discuss overall market conditions and to generally gauge Company E’s potential interest in a business combination transaction. Company E indicated it was not presently pursuing acquisitions.

On November 12, 2025, in accordance with Stellar’s directives, KBW contacted Prosperity to schedule a meeting with Mr. Franklin and senior management of Prosperity.

On November 15, 2025, Company D executed a non-disclosure agreement with Stellar to permit further discussions about a potential business combination.

On November 18, 2025, Mr. Franklin and representatives of KBW met with the Chief Executive Officer and executive management of Company D regarding a potential business combination transaction between Stellar and Company D.

On November 19, 2025, Stellar executed a non-disclosure agreement with Prosperity. Also, on November 19, 2025, Mr. Franklin met with David Zalman, Prosperity’s Senior Chairman of the Board and Chief Executive Officer to discuss a potential acquisition of Stellar. From time to time, senior executives of Stellar have had informal conversations with senior executives of other financial institutions regarding industry developments and economic and market conditions, and, prior to the execution of the non-disclosure agreement, Mr. Franklin and Mr. Zalman had previously met on multiple occasions and discussed their respective companies and the prospects for financial institutions in the markets they served.

On November 20, 2025, the Stellar Board met in executive session for an update from Mr. Franklin, Mr. Long, and representatives of KBW on the status of meetings with potential acquirers and the composition of Stellar’s potential acquirer list. The Stellar Board engaged in discussion about Stellar’s business plan and outlook, as well as management succession matters. The Stellar Board, in consultation with the KBW representatives, discussed a process for obtaining indications of interest from interested parties.

On November 24, 2025, Mr. Franklin met with the Chief Executive Officer of Company B to discuss Company B’s vision for a combination with Stellar. Also on November 24, 2025, Mr. Franklin met with the Chief Executive Officer and the Chief Financial Officer of Company E to discuss Company E’s vision for a combination with Stellar.

On November 28, 2025, Company B submitted its non-binding indication of interest to Stellar regarding a potential business combination transaction. Company B proposed an all-stock transaction. In addition, Company B proposed to appoint two Stellar designees to Company B’s board of directors upon the closing of a transaction.

On December 1, 2025, Company D submitted its non-binding indication of interest to Stellar regarding a potential business combination transaction. Company D proposed an all-stock transaction. In addition, Company D proposed to appoint three Stellar designees to Company D’s board of directors upon the closing of a transaction.

On December 5, 2025, which was the deadline communicated by KBW on behalf of Stellar to interested parties to submit bids, Prosperity submitted a non-binding indication of interest to Stellar. Prosperity proposed an acquisition of Stellar for consideration comprised of 70% Prosperity common stock and 30% cash. Prosperity also proposed to appoint one Stellar designee to Prosperity’s board of directors and two Stellar designees to Prosperity Bank’s board of directors upon the closing of a transaction.

No indications of interest from any other parties were received.

On December 9, 2025, at a meeting of the Stellar Board, the Stellar Board held discussions with members of management and representatives of KBW regarding the non-binding indications of interest received from Company B, Company D, and Prosperity. Mr. Franklin reviewed Stellar’s recent stock price, including its price on December 5, 2025 of $31.66, and market multiples and the potential impact on pricing that Stellar’s stock price and multiples would have for the interested parties. The Stellar Board also discussed Stellar’s current operations and outlook, and the regulatory environment’s potential risk to completing a transaction relative to the historical regulatory environment. Representatives of KBW reviewed with the Stellar Board each proposal including financial and business information for each of the interested parties as well as implied transaction valuation metrics, pro forma ownership, board representation, management structure, and timing considerations with respect to each proposed transaction. Based on each of the potential acquirer’s stock prices as of December 5, 2025, Company B’s non-binding proposal implied a per share value for Stellar common stock between $33.98 and $34.64, Company’s D’s non-binding proposal implied a per share value for Stellar common stock between $33.64 and $35.51, and Prosperity’s non-binding proposal implied a per share value for Stellar common stock of $37.95. Representatives of KBW also discussed with the Stellar Board that Prosperity’s non-binding proposal contemplated a 70% stock and 30% cash consideration mix compared to the all-stock proposals from Company B and Company D. The Stellar Board engaged in discussion with representatives of KBW about each of the proposals and the historical price performance and publicly available analyst price targets for the stock of each of the interested parties. The Board also discussed with representatives of KBW the consideration mix and considered that the cash portion of the merger consideration proposed by Prosperity would hedge a portion of the downside risk of the merger consideration between the signing of the merger agreement and closing while it limited the upside associated with an increase in the value of Prosperity’s stock during the pendency of the transaction. The Stellar Board also discussed the comparative strengths and weaknesses of each interested party and the potential synergies that could be achieved by a combination with each such party, among other matters. The Stellar Board further discussed the perceived risks and challenges associated with pursuing a transaction with each party. After evaluating each proposal, the Stellar Board requested that KBW confirm the terms of Prosperity’s proposal and inquire whether Prosperity would agree to appoint an additional Stellar designee to the Prosperity Board upon the closing of a transaction. Following the discussion, the Stellar Board approved continuing discussions exclusively with Prosperity.

Also on December 9, 2025, KBW contacted Prosperity to confirm the financial terms of its proposal and inquire whether Prosperity would agree to appoint a second Stellar designee to the Prosperity Board upon the closing of a transaction.

On December 10, 2025, Prosperity submitted a revised non-binding indication of interest to Stellar contemplating that Prosperity would appoint two Stellar designees to the Prosperity Board and two Stellar designees to the Prosperity Bank board of directors upon the closing of a transaction. The revised non-binding indication of interest also clarified that the merger consideration would consist of approximately 19.4 million shares of Prosperity common stock in the aggregate that would be used to determine the exchange ratio and an aggregate cash amount that would be used to determine the per share cash consideration. Additionally, Mr. Franklin and Mr. Long met with Ms. Charlotte Rasche, the General Counsel of Prosperity to discuss next steps and timing for the process.

On December 10, 2025 and December 11, 2025, Mr. Franklin contacted Company B and Company D, respectively, to advise them that Stellar would not be proceeding with their proposals.

On December 11, 2025, Stellar and Prosperity entered into an exclusivity agreement providing that, until January 28, 2026, Stellar would negotiate exclusively with Prosperity with respect to a business combination involving Stellar. Later the same day, Ramon Vitulli, III, Stellar’s President and Stellar Bank’s Chief Executive Officer, and Paul Egge, Stellar’s Chief Financial Officer, held a call with representatives of Prosperity to discuss the logistics of due diligence.

On December 12, 2025, Prosperity submitted a due diligence request list to Stellar. On December 16, 2025, Stellar submitted a reverse due diligence request list to Prosperity. From December 12, 2025 through January 27, 2026, Stellar and Prosperity conducted due diligence on one another with respect to financial, compliance, risk, operational, legal and other matters.

On December 14, 2025, the Stellar Board approved the formation of a committee of the Stellar Board (the “Stellar Committee”) composed solely of independent and disinterested directors to provide oversight of merger negotiations with Prosperity, to regularly confer with and advise management regarding the terms of the transaction, and to report to the Stellar Board regarding the status of negotiations with Prosperity. The Stellar Committee consisted of John Beckworth, Reagan A. Reaud, Joseph B. Swinbank, and John Eddie Williams.

On December 16, 2025, Mr. Vitulli met with Mr. Zalman and Ms. Rasche to discuss Prosperity’s plans for employment agreements and retention agreements with certain Stellar employees, but did not discuss any compensation terms of any Stellar employees.

On December 20, 2025, the Stellar Committee met with representatives of Stellar management and representatives of KBW. Representatives of KBW provided an update with respect to discussions with representatives of Prosperity since the Stellar Board met on December 9, 2025. Mr. Franklin reviewed the conversations with Prosperity regarding the expectations and treatment of Stellar employees in the proposed transaction. He noted that Prosperity typically conditioned merger announcements on target employees, usually lending staff, entering into employment agreements. The Stellar Committee also discussed the requirements of Stellar’s change in control severance plan and plans for retention of employees during the pendency of the transaction. The Stellar Committee then discussed the performance of Prosperity’s stock and the impact of the part-cash/part-stock merger consideration. Finally, the Stellar Committee inquired as to Mr. Franklin’s proposed role with Prosperity following the consummation of the acquisition. Mr. Franklin reviewed his discussions with Mr. Zalman on that topic, which had been general in nature with no discussion regarding the terms or compensation. Mr. Long concluded the meeting by reminding the Stellar Committee members of their fiduciary duties and the process by which the Stellar Board would ultimately be asked to approve the merger and the merger agreement.

On December 22, 2025, Mr. Franklin and Mr. Vitulli met with Mr. Zalman and Ms. Rasche to discuss various terms of the proposed merger.

On December 23, 2025, the Stellar Committee met with members of Stellar management, representatives of KBW, and representatives of Norton Rose Fulbright US LLP (“Norton Rose”), Stellar’s legal counsel, to discuss the status of negotiations with Prosperity. The Stellar Committee reviewed its prior discussions regarding the Prosperity proposal, including the merger consideration mix, Prosperity’s historical stock performance and the potential for volatility in Prosperity’s stock price between announcement of a transaction and its closing. Mr. Franklin updated the Stellar Committee on his discussions with Prosperity regarding its plans to offer post-closing employment to certain key employees pre-announcement of the transaction and Prosperity’s post-closing employee retention and compensation plans for current Stellar Bank employees. Lastly, the Stellar Committee discussed the timing of execution of a definitive agreement and the regulatory approval process.

On December 29, 2025, Mr. Vitulli met with representatives of Prosperity to discuss retention planning for Stellar employees and the proposed organizational chart of the combined company.

On December 30, 2025, the Stellar Committee met with members of Stellar management, and representatives of KBW and Norton Rose. Mr. Franklin advised the Stellar Committee on the progress related to Prosperity’s proposed post-closing employment terms for certain key employees and Prosperity’s post-closing employee retention and compensation plans for current Stellar Bank employees and the status of due diligence. The KBW representatives reviewed the terms and structures of similar precedent transactions and compared Prosperity’s historical stock performance to relevant indices.

On January 2, 2026, Mr. Vitulli met with representatives of Prosperity to continue discussions regarding employment and retention of Stellar employees in connection with the merger.

On January 6, 2026, the Stellar Committee met with members of management and representatives of KBW and Norton Rose. Mr. Franklin updated the Stellar Committee on the status of due diligence and Prosperity’s expectations regarding employment agreements with Stellar’s lending staff and retention agreements with other Stellar employees.

Also on January 6, 2026, Wachtell, Lipton, Rosen & Katz, Prosperity’s legal counsel (“Wachtell Lipton”), had a call with Norton Rose to discuss a draft merger agreement and proposed timing and terms of the proposed transaction. Later that day, Wachtell Lipton circulated the first draft of the merger agreement to Norton Rose.

Between January 6, 2026 and January 13, 2026, Stellar, with the assistance of Norton Rose and KBW, reviewed the merger agreement and discussed various business and legal issues contained in the merger agreement.

On January 13, 2026, the Stellar Committee met with management of Stellar and representatives of KBW and Norton Rose. Mr. Franklin updated the Stellar Committee regarding the status of due diligence and negotiations with Prosperity, including the post-closing employee retention and compensation plans for current Stellar Bank employees. The Stellar Committee discussed the proposed timing of an announcement of the transaction. Representatives of Norton Rose described the draft of the merger agreement provided by Wachtell Lipton and that it was generally consistent with Prosperity’s revised indication of interest dated December 10, 2025. Later on January 13, 2026, Norton Rose delivered a revised draft of the merger agreement to Wachtell Lipton.

On January 14, 2026, Mr. Franklin, Mr. Vitulli, and Mr. Long met with Mr. Zalman and other Prosperity executives to discuss retention agreements for Stellar employees who would not be asked to sign employment agreements.

Also on January 14, 2026, Wachtell Lipton delivered a draft of the voting agreement to Norton Rose.

On January 16, 2026, Mr. Vitulli met again with Prosperity executives to negotiate retention plans. Stellar also conducted a reverse due diligence call with Prosperity executives, including Mr. Zalman.

Also on January 16, 2026, Wachtell Lipton delivered to Norton Rose a revised draft of the merger agreement. From January 16, 2026 until January 27, 2026, Norton Rose and Wachtell Lipton continued to negotiate the terms of the merger agreement and other ancillary documents. Wachtell Lipton’s January 6 draft of the merger agreement proposed that the amount of the termination fee, payable by Stellar if the merger agreement is terminated in certain circumstances involving alternative acquisition proposals or a change in the Stellar Board recommendation, equal 5% of aggregate value of the merger consideration. Norton Rose’s January 13 draft of the merger agreement proposed that the termination fee amount equal 3% of aggregate value of the merger consideration. The parties subsequently agreed that the termination fee would be approximately 4% of aggregate value of the merger consideration. The parties also engaged in negotiations regarding aspects of the regulatory efforts covenant in the merger agreement, including the extent of the efforts to which each party was obligated to seek regulatory approvals, and discussions with respect to the merger agreement’s interim operating covenants, with these discussions focusing on Stellar’s lending and employment and compensation matters.

On January 17, 2026, Wachtell Lipton delivered a draft of the support agreement to Norton Rose.

On January 20, 2026, the Stellar Committee met with members of management and representatives of KBW and Norton Rose. Mr. Franklin provided an update regarding the status of employment and retention agreements and recent meetings involving Mr. Vitulli and representatives of Prosperity. Mr. Franklin described the differences between the Stellar and Prosperity employee compensation models, including Prosperity’s discretionary bonus process, limited use of equity awards and non-competition and non-solicitation requirements. Representatives of Norton Rose provided an update regarding the negotiations of the merger agreement and reviewed open points of negotiation being discussed with Prosperity, including the terms of the forms of voting agreement and support agreement received from Prosperity.

The Stellar Board met on January 21, 2026. Members of management and representatives of KBW and Norton Rose were also in attendance. Mr. Franklin updated the Stellar Board on the status of negotiations with Prosperity. Representatives of KBW reviewed and discussed with the Stellar Board financial matters relating to the proposed transaction. Norton Rose reviewed the terms of the merger agreement and ancillary documents with the Stellar Board. The chair of the Stellar Committee provided a report on its activities since the Board’s last meeting, including its assessment of negotiations with Prosperity, transaction terms, evaluation of price and transaction risk mitigation considerations.

On January 21, 2026, executives of Stellar and Prosperity met to negotiate certain terms of the transaction, including the delivery of voting and support agreements by directors, employee compensation and retention matters, and employment agreements for members of Stellar’s lending staff who would be asked to sign employment agreements.

On January 24, 2026, Stellar distributed drafts of the employment agreements to thirteen members of Stellar’s lending staff whom Stellar and Prosperity had agreed would be asked to sign employment agreements contemporaneously with the execution of the merger agreement.

On January 27, 2026, Prosperity delivered the drafts of the employment agreements to be executed by each of Mr. Franklin and Mr. Vitulli. On the same day, Norton Rose discussed the employment agreements with Mr. Franklin and his counsel and Mr. Vitulli, and also held discussions with Wachtell Lipton regarding the terms of the employment agreements. After discussion, Mr. Franklin and Mr. Vitulli agreed to execute their respective employment agreements on the terms discussed throughout the day.

In the afternoon of January 27, 2026, at a meeting of the Stellar Board, the Stellar Board reviewed with members of management, representatives of KBW and Norton Rose to review the terms of the merger agreement, the voting agreements, the support agreements, and the employment and retention agreements, including the post-closing employment terms for Mr. Franklin and Mr. Vitulli with Prosperity Bank. Norton Rose reviewed with the Stellar Board its fiduciary duties in connection with the proposed transaction. KBW reviewed the financial aspects of the proposed transaction and rendered to the Stellar Board an opinion, which was initially rendered verbally and confirmed in a written opinion, dated January 27, 2026, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Stellar common stock. See the section entitled “—Opinion of Stellar’s Financial Advisor” for more information. After considering the proposed terms of the merger agreement, the merger and the discussions with its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the Stellar Board, including consideration of the factors described under the section entitled “—Stellar’s Reasons for the Merger; Recommendation of the Stellar Board of Directors,” the Stellar Board determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Stellar and its shareholders, and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and authorized management to execute the merger agreement, to submit the merger agreement to a vote of Stellar’s shareholders, and to recommend to Stellar’s shareholders that shareholders adopt the merger agreement.

Following the special meeting of the Stellar Board, Stellar and Prosperity executed the merger agreement and ancillary agreements, and the transaction was publicly announced in a press release jointly issued by Stellar and Prosperity on the morning of January  28, 2026.

Stellar’s Reasons for the Merger; Recommendation of the Stellar Board of Directors

In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement and the merger, the Stellar Board evaluated the merger agreement, the merger and the other transactions and arrangements contemplated by and in connection with the merger agreement in consultation with Stellar’s management, as well as Stellar’s financial and legal advisors, and considered a number of factors, including the following factors:

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the results of a comprehensive review by the Stellar Board and management of Stellar’s strategic alternatives, including continuing to operate as an independent company and pursuing other strategic transactions;

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the respective businesses, operations, financial condition, asset quality, earnings performance, stock performance and future prospects of Stellar and Prosperity. In evaluating these factors, including information obtained through due diligence, the Stellar Board considered that Prosperity’s business model, operating profile and risk management practices are complementary to those of Stellar, and that the combination is expected to enhance the combined company’s earnings capacity, diversification and long-term growth prospects relative to Stellar on a standalone basis;

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the opportunity for the combined company to leverage increased scale, capital strength and financial flexibility to support continued investment in technology, risk management infrastructure and customer-facing capabilities across its business lines;

•	the combined company’s expected position as one of the largest Texas-based banking organizations, measured by market capitalization, total assets, loans, deposits and net income;

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the expanded geographic footprint and distribution network of the combined company and the resulting ability to serve a broader and more diverse customer base while maintaining a relationship-focused banking model;

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the ability of the combined company to offer Stellar’s customers access to Prosperity’s broader suite of banking products and services, while utilizing Stellar’s strong community banking franchise and local market expertise to support Prosperity’s existing commercial banking efforts;

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the expectation that the combined company will remain committed to Texas, with key Texas metropolitan statistical areas continuing to serve as important markets and centers of influence following the merger;

•	Prosperity’s commitment to retain and leverage Stellar’s experienced management team, talented employees and deep local customer relationships to support continued growth and expansion within Texas;

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the fact that, through the merger, Stellar would become part of a significantly larger and more diversified financial institution with enhanced capital resources, a more diversified balance sheet and a higher legal lending limit, strengthening the combined company’s ability to manage economic cycles, market volatility and other industry-wide challenges;

•	the improved capacity of the combined company to pursue organic growth opportunities in key target markets, including access to a larger and lower-cost funding base to support loan growth;

•	the opportunity to enhance and diversify Stellar’s deposit base through integration with Prosperity’s stable, low-cost core deposit franchise;

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the Stellar Board’s understanding of current conditions affecting the banking industry, including economic uncertainty, interest rate volatility, evolving regulatory and compliance requirements, increased competition from banks and non-bank financial institutions and rising operating costs, and the expected impact of these factors on Stellar’s future growth and strategic flexibility as a standalone institution;

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the Stellar Board’s assessment of other potential strategic transactions and its belief that alternative transactions, if available, would be less likely to deliver comparable financial, operational and strategic benefits or were not aligned with Stellar’s geographic footprint and long-term objectives;

•	the per share merger consideration and aggregate merger consideration in light of the relative earnings contributions, financial profiles and prospects of Stellar and Prosperity;

•	Prosperity’s demonstrated experience in successfully integrating prior acquisitions and realizing anticipated financial and operational benefits;

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the anticipated pro forma financial effects of the merger, including expected earnings accretion, return on equity, tangible book value impact, capital ratios, asset quality, liquidity and operational efficiency;

•	the expectation of cost savings and revenue enhancement opportunities arising from the combination;

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the attractive concentration profile of the combined company, including diversification benefits and lower relative concentration levels in certain loan categories in which Stellar has strong capabilities, including commercial real estate and acquisition, development and construction lending;

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the complementary nature of Stellar’s and Prosperity’s markets, customer bases and product offerings, and the expectation that the merger will provide economies of scale, enhanced technological capabilities, expanded product offerings and improved competitive positioning;

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the belief that Stellar’s and Prosperity’s corporate cultures, management philosophies, credit disciplines, community commitments and customer service approaches are compatible and supportive of a successful integration;

•	the results of Stellar’s due diligence review of Prosperity’s operations, financial condition and regulatory compliance programs;

•	the expectation that required regulatory approvals can be obtained in a timely manner;

•	the fixed exchange ratio structure of the transaction, which the Stellar Board believed to be consistent with market practice and the strategic objectives of the merger;

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the cash component of the merger consideration offered by Prosperity, which serves to hedge a portion of the downside risk of the merger consideration between the signing of the merger agreement and closing;

•	the expectation that, upon consummation of the merger, Stellar shareholders will own approximately 16.1% of the combined company on a fully diluted basis;

•	Prosperity’s history of paying regular quarterly cash dividends on its common stock;

•	the opportunity for Stellar’s shareholders to vote on the approval of the merger agreement and the merger;

•	the anticipated impact of the merger on Stellar’s employees, including employee-related arrangements provided for in the merger agreement;

•	succession planning uncertainties for the certain members of Stellar’s senior leadership team;

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the opinion of KBW, dated January 27, 2026, to the Stellar Board as to the fairness, from a financial point of view and as of the date of KBW’s opinion, to the holders of Stellar common stock of the per share merger consideration in the merger, as more fully described in the section entitled “The Merger—Opinion of Stellar’s Financial Advisor,” beginning on page 64; and

•	the terms and conditions of the merger agreement, including representations, covenants, termination rights and other customary provisions, which were reviewed with Stellar’s legal advisors.

The Stellar Board also considered the potential risks related to the transaction but concluded that the anticipated benefits of combining with Prosperity were likely to outweigh these risks. These potential risks include:

•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;

•	the risk of losing key Stellar employees during the pendency of the merger and thereafter;

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the restrictions on the conduct of Stellar’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Stellar from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Stellar’s overall business, including its relationships with customers, employees, suppliers and regulators;

•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating Stellar’s and Prosperity’s business, operations and workforce;

•	certain anticipated merger-related costs, which could also be higher than expected;

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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•	the potential for legal claims challenging the merger or the decision of the Stellar Board to pursue and effect the merger;

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the risk that the merger may not be completed despite the combined efforts of Stellar and Prosperity or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Stellar Board is not intended to be exhaustive but includes the material factors considered by the Stellar Board. In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the Stellar Board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Stellar Board considered all these factors as a whole in evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement.

For the reasons set forth above, the Stellar Board determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Stellar and its shareholders, and adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement.

In considering the recommendation of the Stellar Board, you should be aware that certain directors and executive officers of Stellar may have interests in the merger that are different from, or in addition to, interests of shareholders of Stellar generally and may create potential conflicts of interest. The Stellar Board was aware of these interests and considered them when evaluating, negotiating and improving the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Stellar shareholders that they vote in favor of the merger proposal. See the section entitled “The Merger—Interests of Stellar’s Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of the Stellar Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 39.

For the reasons set forth above, the Stellar Board unanimously recommends that the holders of Stellar common stock vote “FOR” the merger proposal, “FOR” the merger compensation proposal, and “FOR” the adjournment proposal to be considered at the special meeting.

Opinion of Stellar’s Financial Advisor

Stellar engaged KBW to render financial advisory and investment banking services to Stellar, including an opinion to the Stellar Board as to the fairness, from a financial point of view, to the common shareholders of Stellar of the exchange ratio in the merger. Stellar selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in mergers similar to the proposed merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Stellar Board held on January 27, 2026, at which the Stellar Board evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Stellar Board an opinion, which was initially rendered verbally and confirmed in a written opinion, dated January 27, 2026, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Stellar common stock.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in rendering its opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Stellar Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the per share merger consideration in the merger to the holders of Stellar common stock. It did not address the underlying business decision of Stellar to engage in the merger or enter into the merger agreement or constitute a recommendation to the Stellar Board in connection with the merger, and it does not constitute a recommendation to any holder of Stellar common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Stellar and Prosperity and bearing upon the merger, including, among other things:

•	a draft of the merger agreement, dated January 27, 2026 (the most recent draft then made available to KBW);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Stellar;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 of Stellar;

•	certain preliminary and unaudited financial results for the fiscal quarter and fiscal year ended December 31, 2025 of Stellar (provided by Stellar);

•	the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Prosperity;

•	the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 of Prosperity;

•	certain preliminary and unaudited financial results for the fiscal quarter and fiscal year ended December 31, 2025 of Prosperity (provided by Prosperity);

•

certain regulatory filings of Stellar and Prosperity and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2024 as well as the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025;

•	certain other interim reports and other communications of Stellar and Prosperity to their respective shareholders; and

•

other financial information concerning the businesses and operations of Stellar and Prosperity furnished to KBW by Stellar and Prosperity or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Stellar and Prosperity;

•	the assets and liabilities of Stellar and Prosperity;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for Stellar and Prosperity with similar information for certain other companies, the securities of which were publicly traded;

•

financial and operating forecasts and projections of Stellar that were prepared by Stellar management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of Stellar management and with the consent of the Stellar Board;

•	financial and operating forecasts and projections of Prosperity for 2026 prepared by Prosperity management and provided to KBW by such management, publicly available consensus “street estimates” of Prosperity for 2027, as well as assumed Prosperity long-term growth rates provided to KBW by Prosperity management, all of which information was discussed with KBW by Prosperity management and used and relied upon by KBW based on such discussions, at the direction of Stellar management and with the consent of the Stellar Board;

•

certain adjusted balance sheet and capital data of Prosperity as of December 31, 2025, pro forma for the recently completed acquisition by Prosperity of American Bank Holding Corporation and the (at the time) pending acquisition by Prosperity of Southwest Bancshares, Inc., incorporating adjustments that were publicly disclosed by Prosperity or provided to and discussed with KBW by Prosperity management, and used and relied upon by KBW based on such discussions, at the direction of Stellar management and with the consent of the Stellar Board; and

•

estimates regarding certain pro forma financial effects of the merger on Prosperity (including, without limitation, the cost savings expected to result or be derived from the merger) that were prepared by Prosperity management, provided to and discussed with KBW by such management, and used and relied upon by KBW based on such discussions, at the direction of Stellar management and with the consent of the Stellar Board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of Stellar and Prosperity regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Stellar, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Stellar.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with KBW or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Stellar as to the reasonableness and achievability of the financial and operating forecasts and projections of Stellar referred to above (and the assumptions and bases therefor), and KBW assumed that such forecasts and projections were reasonably prepared and represented the best currently available estimates and judgments of Stellar management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by Stellar management. KBW further relied, with the consent of Stellar, upon Prosperity management as to the reasonableness and achievability of the financial and operating forecasts and projections of Prosperity, the publicly available consensus “street estimates” of Prosperity, the Prosperity long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Prosperity (including, without limitation, the cost savings expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Prosperity “street estimates” for 2027 referred to above that such estimates were consistent with, the best currently available estimates and judgments of Prosperity management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the portion of the foregoing financial information of Stellar and Prosperity provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Prosperity for 2027, was based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of Stellar and Prosperity and with the consent of the Stellar Board, that all such information provided a reasonable basis upon which KBW could form its opinion, and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Stellar or Prosperity since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for credit losses, and KBW assumed, without independent verification and with Stellar’s consent, that the aggregate allowances for credit losses for each of Stellar and Prosperity are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Stellar or Prosperity, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Stellar or Prosperity under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. KBW made note of the classification by Stellar and Prosperity of their respective loans and owned securities as either held to maturity or held for investment, on the one hand, or available or held for sale, on the other hand, and also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the parties’ respective financial statements, but KBW expressed no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.

KBW assumed, in all respects material to its analyses:

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that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the per share merger consideration (including the stock and cash components thereof) and with no other consideration or payments in respect of Stellar common stock;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

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that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Stellar, Prosperity or the pro forma entity, or the contemplated benefits of the merger, including, without limitation, the cost savings expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Stellar that Stellar relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Stellar, Prosperity, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the per share merger consideration in the merger to the holders of Stellar common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including, without limitation, the form or structure of the merger (including the form of per share merger consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the merger or any such related transaction to Stellar, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion. There has been significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion, and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Stellar to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Stellar or the Stellar Board;

•

the fairness of the amount or nature of any compensation to any of Stellar’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Stellar common stock;

•

the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Stellar (other than the holders of Stellar common stock, solely with respect to the per share merger consideration (as described in KBW’s opinion) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Prosperity or any other party to any transaction contemplated by the merger agreement;

•	any adjustment (as provided in the merger agreement) to the stock consideration and the cash consideration assumed to be paid in the merger for purposes of KBW’s opinion;

•

whether Prosperity has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Stellar common stock at the closing of the merger;

•	the actual value of Prosperity common stock to be issued in the merger;

•

the prices, trading range or volume at which Stellar common stock or Prosperity common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Prosperity common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•

any legal, regulatory, accounting, tax or similar matters relating to Stellar, Prosperity, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Stellar and Prosperity. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the Stellar Board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Stellar Board with respect to the fairness of the per share merger consideration. The type and amount of consideration payable in the proposed merger was determined through negotiation between Stellar and Prosperity and the decision of Stellar to enter into the merger agreement was solely that of the Stellar Board.

The following is a summary of the material financial analyses presented by KBW to the Stellar Board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Stellar Board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $38.73 per outstanding share of Stellar common stock, or approximately $1,983.8 million in the aggregate (inclusive of the implied value of unvested Stellar equity awards and in-the-money Stellar stock options), based on the sum of (1) the cash consideration of $11.36 and (2) the implied value of the stock consideration derived by multiplying the 0.3803x exchange ratio provided for in the merger agreement by the closing price of Prosperity common stock on January 26, 2026. In addition to the financial analyses described below, KBW reviewed with the Stellar Board for informational purposes, among other things, an implied transaction multiple for the proposed merger (based on the implied transaction value for the merger of $38.73 per outstanding share of Stellar common stock) of 15.9x Stellar’s estimated calendar year 2027 earnings per share (“EPS”) using financial forecasts and projections of Stellar provided by Stellar management .

Stellar Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Stellar to nine selected major exchange-traded banks headquartered in the Southern region of the United States (defined as Alabama, Arkansas, Colorado, Florida, Georgia, Louisiana, Mississippi, North Carolina, New Mexico, Oklahoma, South Carolina, Tennessee, Texas, Virgina and West Virginia) with total assets between $8 billion and $20 billion. Merger targets, ethnic group-focused banks, savings banks, thrifts and mutual banks, and banks with fee income to total revenue (calculated excluding gain on sale of securities) greater than 20% were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets by column):

Trustmark Corporation	Amerant Bancorp Inc.
ServisFirst Bancshares, Inc.	National Bank Holdings Corporation
Seacoast Banking Corporation of Florida	Origin Bancorp, Inc.
FB Financial Corporation	Southside Bancshares, Inc.
First Bancorp

To perform this analysis, KBW used profitability and other financial information for the quarter ended September 30, 2025 (“2025Q3”) (and, in the case of Stellar, also the quarter ended December 31, 2025 (as provided by Stellar)), other financial information as of or for the latest 12 months (“LTM”) ended September 30, 2025 (and, in the case of Stellar, also December 31, 2025 (as provided by Stellar)) and market price information as of January 26, 2026. KBW also used 2026 and 2027 EPS estimates taken from financial forecasts and projections of Stellar provided by Stellar management and publicly available consensus “street estimates” for Stellar and the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Stellar’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Stellar and the selected companies:

		Selected Companies
	Stellar(1)	25th Percentile	Median	Average	75th Percentile
2025Q3 Core Return on Average Assets(2)	1.16% | 1.12%	0.95%	1.20%	1.08%	1.38%
2025Q3 Core Return on Average Tangible Common Equity(2)	11.7% | 11.0%	9.1%	13.0%	11.7%	15.9%
2025Q3 Net Interest Margin	4.20% | 4.21%	3.47%	3.65%	3.60%	3.92%
2025Q3 Fee Income / Revenue Ratio(3)	4.7% | 5.1%	14.6%	15.3%	15.1%	16.9%
2025Q3 Noninterest Expense / Average Assets	2.76% | 2.69%	2.67%	2.34%	2.26%	1.91%
2025Q3 Efficiency Ratio	63.5% | 61.6%	59.4%	54.3%	54.7%	52.3%

(1)	First metric was for the quarter ended September 30, 2025 and second metric was for the quarter ended December 31, 2025.
(2)

Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items, as defined by S&P Global.

(3)	Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Stellar (to the extent available) and the selected companies:

	Stellar(1)	Selected Companies
		25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	10.74% | 10.75%	9.03%	9.77%	9.61%	10.06%
Total Capital Ratio	16.33% | 15.73%	13.89%	15.90%	15.41%	16.58%
Loans Held for Investment / Deposits	81.3% | 80.9%	89.0%	86.7%	84.6%	83.6%
Loan Loss Reserves / Loans	1.10% | 1.15%	1.20%	1.28%	1.28%	1.37%
Nonperforming Assets / Loans + Other Real Estate Owned (“OREO”)	0.59% | NA(2)	1.18%	0.67%	0.83%	0.46%
2025Q3 Net Charge-offs / Average Loans	0.18% | 0.00%	0.27%	0.13%	0.31%	0.07%

(1)	First metric was as of or for the quarter ended September 30, 2025 and second metric was as of or for the quarter ended December 31, 2025.
(2)	Not available.

In addition, KBW’s analysis showed the following concerning the market performance of Stellar and the selected companies:

	Stellar	Selected Companies
		25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	15.3%	(5.0%)		7.6%		7.3%		14.6%
Year-to-Date Stock Price Change	5.2%	6.1%		6.3%		7.7%		8.4%
Price / Tangible Book Value per Share	1.54x | 1.51x(1)	1.38	x	1.53	x	1.67	x	1.94	x
Price / 2026 EPS Estimate	16.3x | 14.9x(2)	10.9	x	11.1	x	11.6	x	12.7	x
Price / 2027 EPS Estimate	15.1x | 13.4x(2)	10.1	x	10.3	x	10.6	x	11.7	x
Dividend Yield	1.8%	1.6%		1.9%		2.3%		2.3%
LTM Dividend Payout Ratio	28.9% | 29.4%(1)	28.7%		34.6%		36.0%		37.8%

(1)	First metric was as of or for the period ended September 30, 2025 and second metric was as of or for the period ended December 31, 2025.
(2)	First multiples based on publicly available consensus “street estimates” for Stellar and second multiples based on financial forecasts and projections of Stellar provided by Stellar management.

No company used as a comparison in the above selected companies analysis is identical to Stellar. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Prosperity Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Prosperity to eight selected major exchange-traded banks headquartered in the Southeast region of the United States (defined as Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) or Texas with total assets between $30 billion and $75 billion. Merger targets, ethnic group-focused banks, savings banks, thrifts and mutual banks were excluded from the selected companies.

The selected companies were as follows (shown in descending order of total assets by column):

SouthState Bank Corporation	Hancock Whitney Corporation
Cullen/Frost Bankers, Inc.	BankUnited, Inc.
Bank OZK	United Bankshares, Inc.
Atlantic Union Bankshares Corporation	Texas Capital Bancshares, Inc.

To perform this analysis, KBW used profitability and other financial information for the quarter ended September 30, 2025 (and, in the case of Prosperity, also the quarter ended December 31, 2025 (as provided by Prosperity)), other financial information as of or for the latest 12 months ended September 30, 2025 (and, in the case of Prosperity, also December 31, 2025 (as provided by Prosperity)) and market price information as of January 26, 2026. KBW also used 2026 EPS estimates taken from financial forecasts and projections of Prosperity provided by Prosperity management and 2026 and 2027 EPS estimates taken from publicly available consensus “street estimates” for Prosperity and the selected companies. Certain financial data presented in the tables below may not correspond to the data presented in Prosperity’s historical financial statements as a result of the different periods, assumptions and methods used to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Prosperity and the selected companies:

		Selected Companies
	Prosperity(1)	25th Percentile	Median	Average	75th Percentile
2025Q3 Core Return on Average Assets(2)	1.47% | 1.46%	1.34%	1.48%	1.43%	1.56%
2025Q3 Core Return on Average Tangible Common Equity(2)	13.7% | 13.4%	13.8%	15.1%	16.0%	20.1%
2025Q3 Net Interest Margin	3.24% | 3.30%	3.49%	3.75%	3.71%	3.89%
2025Q3 Fee Income / Revenue Ratio(3)	13.1% | 13.5%	10.1%	14.6%	15.8%	20.4%
2025Q3 Noninterest Expense / Average Assets	1.45% | 1.47%	2.39%	2.16%	2.14%	1.88%
2025Q3 Efficiency Ratio	42.7% | 43.7%	57.0%	51.5%	50.9%	47.0%

(1)	First metric was for the quarter ended September 30, 2025 and second metric was for the quarter ended December 31, 2025.
(2)

Based on core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items, as defined by S&P Global.

(3)	Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Prosperity and the selected companies:

		Selected Companies
	Prosperity(1)	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	11.81% | 11.63% | 10.72%	8.25%	9.41%	9.43%	10.39%
Total Capital Ratio	18.78% | 18.66% | 16.87%	14.28%	15.14%	15.07%	15.95%
Loans Held for Investment / Deposits	79.2% | 76.5% | 77.7%	89.7%	88.1%	83.6%	82.7%
Loan Loss Reserves / Loans	1.54% | 1.53%	1.12%	1.23%	1.23%	1.31%
Nonperforming Assets / Loans + OREO	0.54% | 0.69%	0.66%	0.51%	0.61%	0.46%
2025Q3 Net Charge-offs / Average Loans	0.12% | 0.11%	0.35%	0.26%	0.30%	0.22%

(1)

First metric was as of or for the quarter ended September 30, 2025 and second metric was as of or for the quarter ended December 31, 2025. Where applicable, third metric was as of December 31, 2025 pro forma for the acquisition by Prosperity of American Bank Holding Corporation completed on January 1, 2026 and the acquisition by Prosperity of Southwest Bancshares, Inc. completed on February 1, 2026, incorporating adjustments that were publicly disclosed by Prosperity or provided by Prosperity management.

In addition, KBW’s analysis showed the following concerning the market performance of Prosperity and the selected companies:

		Selected Companies
	Prosperity(1)	25th Percentile		Median		Average		75th Percentile
One-Year Stock Price Change	(9.2%)	(2.4%)		7.1%		7.1%		14.8%
Year-to-Date Stock Price Change	4.1%	6.4%		7.1%		6.7%		7.8%
Price / Tangible Book Value per Share	1.66x | 1.65x | 1.72x(1)	1.31	x	1.68	x	1.65	x	1.89	x
Price / 2026 EPS Estimate	11.9x | 12.6x(2)	10.6	x	11.1	x	11.2	x	12.1	x
Price / 2027 EPS Estimate	10.5x	9.6	x	10.3	x	10.4	x	11.2	x
Dividend Yield	3.3%	2.6%		2.8%		2.8%		3.7%
LTM Dividend Payout Ratio(1)	41.4% | 40.3%(1)	29.8%		32.8%		35.6%		42.2%

(1)

First metric was as of or for the period ended September 30, 2025 and second metric was as of or for the period ended December 31, 2025. Where applicable, third metric was as of December 31, 2025 pro forma for the acquisition by Prosperity of American Bank Holding Corporation completed on January 1, 2026 and the acquisition by Prosperity of Southwest Bancshares, Inc. completed on February 1, 2026, incorporating adjustments that were publicly disclosed by Prosperity or provided by Prosperity management.
(2)	First multiple based on publicly available consensus “street estimates” for Prosperity and second multiple based on financial forecasts and projections of Prosperity provided by Prosperity management.

No company used as a comparison in the above selected companies analysis is identical to Prosperity. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 10 selected U.S. bank transactions announced since January 1, 2022 with announced deal values between $1.0 billion and $5.0 billion. Transactions involving acquired companies with LTM return on average assets of less than 0.0% were excluded from the selected transactions.

The selected transactions were as follows:

Acquiror	Acquired Company

The PNC Financial Services Group, Inc.

Huntington Bancshares Incorporated

Columbia Banking System, Inc.

Berkshire Hills Bancorp, Inc.

Old National Bancorp

Atlantic Union Bankshares Corporation

Renasant Corporation

SouthState Corporation

UMB Financial Corporation

Provident Financial Services, Inc.

FirstBank Holding Company

Veritex Holdings, Inc.

Pacific Premier Bancorp, Inc.

Brookline Bancorp, Inc.

Bremer Financial Corporation

Sandy Spring Bancorp, Inc.

The First Bancshares, Inc.

Independent Bank Group, Inc.

Heartland Financial USA, Inc.

Lakeland Bancorp, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective selected transaction and, as was then publicly available from consensus “street estimates” or public investor presentations filed by the transaction parties, the one-year forward EPS estimate for the acquired company at the announcement of the respective selected transaction:

•

price per common share to tangible book value per share of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•

pay to Trade ratio (calculated as the price to tangible book value multiple paid in the respective selected transaction divided by the acquiror’s standalone closing stock price to tangible book value multiple);

•

price per common share to LTM EPS of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•

price per common share to estimated EPS of the acquired company for the first full fiscal year after the announcement of the respective selected transaction, referred to as Forward EPS, in the nine selected transactions in which Forward EPS for the acquired company was available at announcement from consensus “street estimates” or public investor presentations filed by the transaction parties; and

•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company for the eight selected transactions involving publicly traded acquired companies as a premium/(discount) to the closing price of the acquired company one day prior to the announcement of the respective selected transaction (expressed as a percentage and referred to as the one-day market premium). The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the merger based on the implied transaction value for the merger of $38.73 per outstanding share of Stellar common stock and using historical financial information for Stellar as of or for the 12-month period ended December 31, 2025, financial forecasts and projections of Stellar provided by Stellar management and the closing price of Stellar common stock on January 26, 2026.

The results of the analysis are set forth in the following table:

	Prosperity / Stellar		Selected Transactions
			25th Percentile		Median		Average		75th Percentile
Price / Tangible Book Value per Share	1.79	x	1.20	x	1.50	x	1.47	x	1.54	x
Pay-to-Trade Ratio	1.04	x	0.76	x	0.90	x	0.89	x	1.05	x
Price / LTM EPS	19.5	x	13.9	x	15.4	x	16.6	x	17.9	x
Price / Forward EPS	17.8	x	9.8	x	12.3	x	12.1	x	13.6	x
Core Deposit Premium	10.7%		2.9%		5.3%		4.8%		6.8%
One-Day Market Premium	19.0%		5.7%		14.3%		14.2%		20.9%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Stellar or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Prosperity and Stellar to various pro forma balance sheet and income statement items and the combined market capitalization of the companies. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and income statement data as of or for the 12 months ended December 31, 2025 for Prosperity (pro forma, in the case of balance sheet data, for the acquisition by Prosperity of American Bank Holding Corporation completed on January 1, 2026 and the acquisition by Prosperity of Southwest Bancshares, Inc. completed on February 1, 2026, incorporating adjustments that were publicly disclosed by Prosperity or provided by Prosperity management) and balance sheet and income statement data as of or for the 12 months ended December 31, 2025 for Stellar provided by Stellar, (ii) financial forecasts and projections of Prosperity for 2026 provided by Prosperity management, publicly available consensus “street estimates” of Prosperity for 2027 and financial forecasts and projections of Stellar provided by Stellar management and (iii) market price information as of January 26, 2026. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Prosperity shareholders and Stellar shareholders in the combined company based on the 0.3803x exchange ratio provided for in the merger agreement and also with the implied pro forma ownership percentages of Prosperity shareholders and Stellar shareholders in the combined company hypothetically assuming 100% stock consideration in the merger for illustrative purposes based on the implied transaction value for the merger of $38.73 per outstanding share of Stellar common stock divided by Prosperity’s closing stock price on January 26, 2026:

	Prosperity %of Total	Stellar % of Total
Ownership:
Pro Forma Ownership at 0.3803x exchange ratio	84.0%	16.0	%(3)
Illustrative Ownership Assuming Hypothetical 100% stock consideration	78.8%	21.2%

	Prosperity %of Total	Stellar % of Total
Market Capitalization:
Pre-Deal Market Capitalization	81.6%	18.4%
Balance Sheet:
Total Assets	80.1%	19.9%
Gross Loans Held For Investment	77.8%	22.2%
Total Deposits	78.5%	21.5%
Tangible Common Equity	79.4%	20.6%
Income Statement:
2025 Earnings	84.1%	15.9%
2026 Estimated Earnings	83.7%	16.3%
2027 Estimated Earnings	84.4%	15.6%

Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Prosperity and Stellar. Using (i) closing balance sheet estimates assumed as of June 30, 2026 taken from financial forecasts and projections of Prosperity provided by Prosperity management and financial forecasts and projections of Stellar provided by Stellar management, (ii) 2026 and 2027 EPS estimates taken from financial forecasts and projections of Prosperity for 2026 provided by Prosperity management, publicly available consensus “street estimates” of Prosperity for 2027 and financial forecasts and projections of Stellar provided by Stellar management, and (iii) pro forma assumptions (including, without limitation, the cost savings expected to result from the transaction as well as certain purchase accounting adjustments and other merger-related adjustments and the restructuring charge assumed with respect thereto) provided by Prosperity management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Prosperity. This analysis indicated the merger could be accretive to Prosperity’s estimated 2026 EPS and estimated 2027 EPS and could be dilutive to Prosperity’s estimated tangible book value per share at closing assumed as of June 30, 2026. The analysis indicated that, pro forma for the merger, each of Prosperity’s tangible common equity to tangible assets ratio, Tier 1 Leverage Ratio, Common Equity Tier 1 Ratio, Tier 1 Capital Ratio and Total Risk-based Capital Ratio at closing assumed as of June 30, 2026 could be lower. For all of the above analysis, the actual results achieved by Prosperity following the merger may vary from the projected results, and the variations may be material.

Stellar Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Stellar to estimate a range for the implied equity value of Stellar. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Stellar provided by Stellar management, and KBW assumed discount rates ranging from 12.0% to 14.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Stellar could generate over the period from December 31, 2025 through December 31, 2030 as a standalone company, and (ii) the present value of Stellar’s implied terminal value at the end of such period. KBW assumed that Stellar would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Stellar, KBW applied a range of 11.0x to 13.0x Stellar’s estimated 2031 earnings. This dividend discount model analysis resulted in a range of implied values per share of Stellar common stock of $27.33 to $32.41.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Stellar.

Prosperity Dividend Discount Model Analysis. KBW performed a dividend discount model analysis of Prosperity to estimate a range for the implied equity value of Prosperity. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Prosperity for 2026 provided by Prosperity management, publicly available consensus “street estimates” of Prosperity for 2027 and assumed long-term growth rates for Prosperity provided by Prosperity management and KBW assumed discount rates ranging from 11.0% to 13.0%. The range of values was derived by adding (i) the present value of the implied future excess capital available for dividends that Prosperity could generate over the period from December 31, 2025 through December 31, 2030 as a standalone company, and (ii) the present value of Prosperity’s implied terminal value at the end of such period. KBW assumed that Prosperity would maintain a tangible common equity to tangible assets ratio of 9.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Prosperity, KBW applied a range of 10.0x to 12.0x Prosperity’s estimated 2031 earnings. This dividend discount model analysis resulted in a range of implied values per share of Prosperity common stock of $69.46 to $83.30.

The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Prosperity or the pro forma combined company.

Miscellaneous. KBW acted as financial advisor to Stellar in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Stellar and Prosperity. In addition, as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Stellar or Prosperity for its and their own respective accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Stellar agreed to pay KBW a cash fee equal to 1.20% of the aggregate merger consideration, $2,000,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. Stellar also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of KBW’s opinion, KBW did not provide investment banking or financial advisory services to Stellar. In the two years preceding the date of its opinion, KBW has provided investment banking and financial advisory services to Prosperity and received compensation for such services. KBW acted as buyside advisor to Prosperity in its December 2025 acquisition of American Bank Holding Corporation. KBW may in the future provide investment banking and financial advisory services to Stellar or Prosperity and receive compensation for such services.

Certain Unaudited Prospective Financial Information

Prosperity and Stellar do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates of any such projections. However, Prosperity and Stellar are including in this proxy statement/prospectus certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”), with respect to Prosperity and Stellar on a standalone basis and without giving effect to the merger (except as expressly set forth below in the section entitled “—Certain Estimated Synergies Attributable to the Merger”). A summary of certain significant elements of this prospective financial information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing Stellar shareholders access to certain nonpublic information made available to Stellar, the Stellar Board and its financial advisor.

Neither Prosperity nor Stellar endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Prosperity’s senior management, or Stellar’s senior management, as applicable, at the time such prospective financial information, as applicable, was prepared or approved for Stellar’s financial advisor to use in financial analyses performed in connection with its opinion as described in this proxy statement/prospectus under the section entitled “—Opinion of Stellar’s Financial Advisor.” The prospective financial information represents, as applicable, Prosperity’s senior management’s evaluation of Prosperity’s expected future financial performance on a standalone basis, or Stellar’s senior management’s evaluation of Stellar’s expected future financial performance on a standalone basis, as applicable, without reference to the merger (except as expressly set forth in the section entitled “—Certain Estimated Synergies Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business, economic and regulatory conditions affecting the industries in which Prosperity and Stellar operate and the risks and uncertainties described under the sections entitled “Risk Factors” beginning on page 20 of this proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 39 of this proxy statement/prospectus and in the reports that Prosperity and Stellar file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Prosperity and Stellar and will be beyond the control of Prosperity following the completion of the merger. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Prosperity or Stellar could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Prosperity, Stellar or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Stellar shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.

The prospective financial information should not be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. Except as expressly set forth below in the section entitled “—Certain Estimated Synergies Attributable to the Merger,” the prospective financial information does not take into account the transactions contemplated by the merger agreement or the possible financial and other effects on Prosperity or Stellar of the merger, and does not attempt to predict or suggest actual future results of Prosperity following the completion of the merger or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by Prosperity as a result of the merger (except as expressly set forth below in the section entitled “—Certain Estimated Synergies Attributable to the Merger”), the effect on Prosperity or Stellar of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. The prospective financial information does not take into account any circumstances or events that have occurred after the date it was prepared and no assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which Prosperity would operate after the merger.

The prospective financial information, to the extent prepared by Prosperity’s or Stellar’s senior management, was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Subject to the above, the prospective financial information included in this section has been provided by Prosperity’s management and Stellar’s management as described in this section. Neither Deloitte & Touche LLP (as Prosperity’s independent registered public accounting firm) nor Crowe LLP (as Stellar’s independent registered public accounting firm) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the prospective financial information and, accordingly, Deloitte & Touche LLP and Crowe LLP do not express an opinion or any other form of assurance with respect thereto. The reports by Deloitte & Touche LLP and Crowe LLP incorporated by reference in this proxy statement/prospectus relate to Prosperity’s and Stellar’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Prosperity Prospective Financial Information

The following table presents the forecasts of Prosperity’s 2026 through 2030 net income to common shareholders, earnings per share and total assets that were provided by Prosperity’s management to Stellar, and used by KBW at the direction of Stellar management in the financial analyses performed in connection with KBW’s opinion:

	2026E	2027E	2028E	2029E	2030E
Income Statement
Net Income to Common ($ millions)	$580.1	$682.9	$717.1	$752.9	$790.6
Earnings Per Share ($)	$5.71	$6.72	$7.06	$7.41	$7.78
Balance Sheet
Total Assets ($ billions)	$44.0	$46.2	$48.5	$50.9	$53.5

The above forecasts of Prosperity are financial forecasts and projections of Prosperity for 2026 provided by Prosperity management to Stellar, publicly available consensus “street estimates” of Prosperity for 2027, and extrapolations for 2028 and thereafter based on a 5% annual growth rate for earnings per share and a 5% annual growth rate for total assets provided to Stellar by Prosperity management.

Stellar Prospective Financial Information

The following table presents the forecasts of Stellar’s 2026 through 2030 net income to common, earnings per share and total assets that were provided by Stellar management and used by KBW at the direction of Stellar management in the financial analyses performed in connection with KBW’s opinion:

	2026E	2027E	2028E	2029E	2030E
Income Statement
Net Income to Common ($ millions)	$113.0	$125.9	$137.3	$144.2	$151.4
Earnings Per Share ($)	$2.18	$2.43	$2.65	$2.78	$2.92
Balance Sheet
Total Assets ($ billions)	$11.2	$11.9	$12.3	$12.9	$13.6

Certain Estimated Synergies Attributable to the Merger

Prosperity management developed certain prospective financial information relating to the anticipated cost synergies to be realized by Prosperity beginning in 2026. Such prospective financial information was provided to Stellar and to KBW, and approved by Stellar management for KBW’s use in the financial analyses performed in connection with KBW’s opinion as described in this proxy statement/prospectus in the section entitled “—Opinion of Stellar’s Financial Advisor.”

The following table presents the estimated after-tax cost savings attributable to the merger from 2026 through 2030. The cost synergies consisted of estimated after-tax cost savings equal to 35.0% of Stellar’s forecasted 2026E noninterest expenses of $273.8 million (excluding 2026 estimated amortization of intangible assets), representing $95.8 million in annualized cost savings ($75.7 million after-tax), phased in 25% during the six months ended December 31, 2026 and 100% in 2027, with 5.0% annual growth in the cost savings in 2028 and thereafter. The cost synergies assume a hypothetical closing date for the merger of June 30, 2026.

The one-time merger expenses include a pre-tax restructuring charge of $100.0 million ($79.0 million after-tax, assuming 100% tax deductibility).

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

($ in millions)	2026E	2027E	2028E	2029E	2030E
Cost Synergies (after-tax)	$18.9	$77.5	$79.5	$83.9	$88.1
One-Time Merger Expenses (after-tax)	$(79.0)	$—	$—	$—	$—

The above forecasts make certain adjustments to the prospective financial information with respect to Prosperity and Stellar on a standalone basis set forth under the section entitled “—Prosperity Prospective Financial Information” and “—Stellar Prospective Financial Information” to give effect to certain purchase accounting considerations and other assumptions related to the merger to derive prospective financial information with respect to Prosperity after completion of the merger.

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing synergies in connection with the merger.

General

The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together or averaged. The sum of the prospective financial information together for the two companies is not intended to represent the results Prosperity will achieve following the merger if the merger is completed and is not intended to represent forecasted financial information for Prosperity if the merger is completed.

By including in this proxy statement/prospectus a summary of the prospective financial information, neither Prosperity nor Stellar nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Prosperity or Stellar compared to the information contained in the prospective financial information, or that the results reflected in the prospective financial information will actually be achieved. Neither Prosperity, Stellar, nor Prosperity after completion of the merger, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of Prosperity, Stellar or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Prosperity or Stellar or other person regarding Prosperity’s or Stellar’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Prosperity and Stellar and their respective boards of directors and financial advisors in connection with the merger but is subject to the conditions and uncertainties described above in this paragraph.

In light of the foregoing, and taking into account the uncertainties inherent in any forecasted information, Stellar shareholders are cautioned not to place unwarranted reliance on such information, and are urged to review Prosperity’s and Stellar’s most recent SEC filings for a description of their reported financial results and the financial statements of Prosperity and Stellar incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any Stellar shareholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the special meeting.

Interests of Stellar’s Directors and Executive Officers in the Merger

In considering the recommendation of the Stellar Board that you vote “FOR” approval of the merger proposal, the merger compensation proposal and the adjournment proposal, holders of Stellar common stock should be aware that the directors and executive officers of Stellar have interests in the merger that are different from, or in addition to, the interests of holders of Stellar common stock generally. References to the named executive officers of Stellar include Robert R. Franklin, Jr., Paul P. Egge, Steven F. Retzloff, Ramon A. Vitulli, III, and Justin M. Long. For purposes of this disclosure, Stellar’s executive officers who are not named executive officers are Joe F. West and Akin I. Okan. The Stellar Board was aware of these interests and considered them, among other matters, in making its recommendation that Stellar shareholders vote “FOR” approval of the merger proposal, the merger compensation proposal and the adjournment proposal.

These interests include, among other things, the following:

•

each outstanding restricted stock award in respect of Stellar common stock (“Stellar RSA”) subject solely to service-based vesting, repurchase or other lapse restriction will vest and be converted into the right to receive (without interest) the per share merger consideration;

•

each outstanding restricted unit award in respect of Stellar common stock (“Stellar PSUs”) subject to performance-based vesting will vest and be converted into the right to receive (without interest) a cash payment equal to the product of (i) the per share merger consideration value multiplied by (ii) the number of shares of Stellar Common Stock subject to such Stellar PSU, with achievement of applicable performance metrics determined to be equal to 100% of the target level (or, in the case of the performance units granted in 2024, 200% of the target level);

•

Prosperity Bank has entered into an Employment Agreement with Robert R. Franklin, Jr., which will commence at the effective time of the merger and which provides for certain compensation and benefits in connection with his employment following the closing of the merger, including severance upon a subsequent qualifying termination, and Mr. Franklin will also serve as a director of Prosperity and Vice Chairman of Prosperity Bank following closing of the merger;

•

Prosperity Bank has entered into an Employment Agreement with Ramon A. Vitulli, III, which will commence at the effective time of the merger and which provides for certain compensation and benefits in connection with his employment following the closing of the merger, including severance upon a subsequent qualifying termination, and Mr. Vitulli will also serve as Area Chairman – Houston of Prosperity Bank following the closing of the merger;

•

in connection with the merger, Prosperity and Stellar have agreed that the Stellar Bancorp, Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”) will be terminated within two business days prior to the effective time of the merger, and upon termination of the Change in Control

Severance Plan, Stellar Bank will pay each participant who is employed by Stellar Bank at the time of termination a cash severance amount equal to the amount payable to such participant under the Change in Control Severance Plan, including the cash value of continued group health and outplacement benefits, subject to the participant’s execution of a termination and release agreement approved by Prosperity;

•	Robert R. Franklin, Jr. and Joseph B. Swinbank are expected to serve as directors of Prosperity following closing of the merger;

•	Ramon A. Vitulli, III and J. Pat Parsons are expected to serve as directors of Prosperity Bank following the closing of the bank merger; and

•

pursuant to the terms of the merger agreement, Stellar’s directors and executive officers are entitled to indemnification, advancement of expenses and six years of continued liability insurance coverage.

The Stellar Board was aware of and considered these respective interests, among other matters, in evaluating and negotiating the merger agreement, when deciding to adopt and approve the merger agreement and in making its recommendation that Stellar shareholders vote “FOR” approval of the merger proposal, merger compensation proposal and adjournment proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “—Merger-Related Compensation for Stellar’s Named Executive Officers” beginning on page 84.

Treatment of Outstanding Stellar Equity Awards

Each of Stellar’s executive officers holds Stellar RSAs and Stellar PSUs. All unvested Stellar RSAs held by Stellar’s non-employee directors are scheduled to vest in accordance with their terms prior to the special meeting. Upon completion of the merger, outstanding Stellar RSAs and Stellar PSUs will be treated as follows:

•

at the effective time of the merger, each outstanding Stellar RSA subject solely to service-based vesting, repurchase or other lapse restriction will vest and be converted into the right to receive (without interest) the per share merger consideration; and

•

at the effective time of the merger, each outstanding Stellar PSU subject to performance-based vesting will vest and be converted into the right to receive (without interest) a cash payment equal to the product of (i) the per share merger consideration value multiplied by (ii) the number of shares of Stellar Common Stock subject to such performance unit award, with achievement of applicable performance metrics determined to be equal to 100% of the target level (or, in the case of the performance units granted in 2024, 200% of the target level).

The table below sets forth the number of outstanding Stellar RSAs and Stellar PSUs held by each of Stellar’s named executive officers as of March 31, 2026, the latest practicable date prior to the filing of this proxy statement/prospectus, and an estimate of the value of such awards (on a pre-tax basis) using a $37.15 price per share of Stellar common stock, which is the average closing market price of Stellar common stock over the first five business days following the public announcement of the merger before market open on January 28, 2026. The estimated aggregate amount that would be realized by the two executive officers who are not named executive officers in settlement of their outstanding Stellar RSAs and Stellar PSUs held by such officers as of March 31, 2026, using the same assumptions as the named executive officers, would be $1,820,029. Depending on the date upon which the closing of the merger actually occurs, certain Stellar RSAs and Stellar PSUs that are unvested as of the date of this proxy statement/prospectus and that are included in the table below may vest and settle pursuant to their terms, without regard to the mergers.

Name	Unvested Stellar RSAs (#)	Unvested Stellar RSAs ($)	Unvested Stellar PSUs (#)	Unvested Stellar PSUs ($)
Robert R. Franklin Jr.	26,018	$966,517	70,716	$3,541,059
Paul P. Egge	10,819	$401,904	19,698	$988,991
Steven F. Retzloff	12,672	$470,739	34,523	$1,731,023
Ramon A. Vitulli, III	14,299	$531,179	26,034	$1,307,127
Justin M. Long	8,372	$311,003	15,243	$765,323

These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the mergers following the date of this proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Stellar’s named executive officers may materially differ from the amount set forth above.

Employment Agreement with Robert R. Franklin, Jr. Following the Merger

Effective immediately following the effective time of the merger, contingent upon the closing of the merger, Mr. Franklin will serve as Vice Chairman of Prosperity Bank and will serve on the board of directors of Prosperity subject to the approval and appointment requirements of such boards.

In connection with the merger, Prosperity Bank has entered into an employment agreement with Mr. Franklin, which we refer to as the Franklin Employment Agreement, the term of which will commence upon the effective time of the merger, and will provide for certain compensation and benefits, including severance in connection with Mr. Franklin’s employment following the closing of the merger. The Franklin Employment Agreement provides for an initial term of three (3) years commencing upon the effective time of the merger.

The Franklin Employment Agreement provides for a base salary of $1,120,187 per year, eligibility to earn an annual bonus with a target incentive opportunity of 175% of base salary, and eligibility to participate in Prosperity equity and/or other long-term compensation plans covering Mr. Franklin and similarly situated executives of Prosperity. The Franklin Employment Agreement also provides for the issuance of a restricted stock award consisting of 25,000 shares of Prosperity common stock (the “Franklin RSA Grant”) with forfeiture restrictions that will lapse on the third anniversary of the grant date, provided that Mr. Franklin is employed by Prosperity Bank on such date. Furthermore, Mr. Franklin will receive a signing bonus of $3,000,000, less applicable withholdings, that will be paid on Prosperity Bank’s next payroll following the effective time of the merger.

Pursuant to the terms of the Franklin Employment Agreement, in the event of Mr. Franklin’s termination of employment without cause (and other than due to death or disability) during the term of the agreement, Mr. Franklin would be entitled to accrued but unpaid compensation and benefits, and, subject to Mr. Franklin’s execution and effectiveness of a release of claims, (i) a lump-sum payment equal to Mr. Franklin’s base salary for the remaining portion of the term, payable on the sixteenth day following the termination date, and (ii) immediate and full vesting of the Franklin RSA Grant. In addition, Mr. Franklin’s restrictive covenants would continue during the applicable restricted period. In the event of termination for cause, disability, voluntary resignation, expiration of the agreement, or death, Mr. Franklin (or his legal representatives, as applicable) would be entitled only to accrued but unpaid compensation and vested benefits, with Franklin RSA Grant vesting accelerated solely in the case of death, and the post-termination non-competition and non-solicitation obligations continuing for the periods specified in the agreement.

The Franklin Employment Agreement also contains restrictive covenants relating to the nondisclosure of confidential information at all times during and after employment, as well as non-competition and non-solicitation obligations that apply during employment and for specified periods following termination of employment.

Employment Agreement with Ramon A. Vitulli, III Following the Merger

Effective immediately following the effective time of the merger, contingent upon the closing of the merger, Mr. Vitulli will serve as Area Chairman – Houston of Prosperity Bank and is expected to serve on the Prosperity Bank board subject to the approval and appointment requirements of such board.

In connection with the merger, Prosperity Bank has entered into an employment agreement with Mr. Vitulli, which we refer to as the Vitulli Employment Agreement, the term of which will commence upon the effective time of the merger, and will provide for certain compensation and benefits, including severance in connection with Mr. Vitulli’s employment following the closing of the merger. The Vitulli Employment Agreement provides for an initial term of three (3) years commencing upon the effective time of the merger.

The Vitulli Employment Agreement provides for a base salary of $601,530 per year. For the 2026 calendar year, Mr. Vitulli will be entitled to a bonus of $379,686, payable in December 2026, subject to his continued employment with Prosperity Bank at the time of payment. Additionally, Mr. Vitulli will be eligible to participate in Prosperity equity and/or other long-term compensation plans covering Mr. Vitulli and similarly situated executives of Prosperity. The Vitulli Employment Agreement also provides for the issuance of a restricted stock award consisting of 20,000 shares of Prosperity common stock (the “Vitulli RSA Grant”) with forfeiture restrictions that will lapse on the third anniversary of the grant date, provided that Mr. Vitulli is employed by Prosperity Bank on such date.

Pursuant to the Vitulli Employment Agreement, if Mr. Vitulli’s employment is terminated by Prosperity Bank during the term of the agreement for any reason other than for cause, death, or disability, Mr. Vitulli will be entitled to receive accrued but unpaid compensation and vested benefits, and, subject to his execution and effectiveness of a release of claims, a lump-sum severance payment equal to his base salary for the remaining portion of the term of the agreement, payable on the sixtieth day following the date of termination. In such event, the forfeiture restrictions applicable to the Vitulli RSA Grant will immediately lapse, and Mr. Vitulli’s restrictive covenants will continue in effect for the applicable restricted periods specified in the agreement.

If Mr. Vitulli’s employment is terminated for cause, due to disability, by voluntary resignation, or upon expiration of the agreement, he (or his legal representatives, as applicable) will be entitled only to accrued but unpaid compensation and vested benefits. In the event of Mr. Vitulli’s death, accrued benefits will be payable and the forfeiture restrictions applicable to the Vitulli RSA Grant will immediately lapse. Following termination of employment, the non-competition and non-solicitation provisions of the Vitulli Employment Agreement will continue to apply for the periods specified therein.

The Vitulli Employment Agreement also contains customary restrictive covenants, including obligations relating to the nondisclosure of confidential information during and after employment, as well as non-competition and non-solicitation restrictions that apply during employment and for specified periods following termination of employment.

Termination of Change in Control Severance Plan

In connection with the merger, Prosperity and Stellar have agreed that the Stellar Change in Control Severance Plan will be terminated within two business days prior to the effective time of the merger. Upon termination of the Change in Control Severance Plan, Stellar Bank will pay each participant who is employed by Stellar Bank at the time of termination a cash severance amount equal to the amount payable to such participant under the Change in Control Severance Plan, including the cash value of continued group health and outplacement benefits, subject to the participant’s execution of a termination and release agreement approved by Prosperity. The estimate aggregate value of the benefits payable under the Change in Control Severance Plan (other than the equity award vesting, which is quantified in the section entitled “—Treatment of Outstanding Stellar Equity Awards”) that would become payable to the two Stellar executive officers who are not named executive officers under the Change in Control Severance Plan if the merger were completed on July 1, 2026, is $2,990,653.

Director Compensation

Pursuant to the merger agreement and the Stellar disclosure schedules, Stellar may continue to pay cash compensation to its non-employee directors in the ordinary course of business consistent with past practice. The merger agreement does not permit the grant of new equity-based compensation to non-employee directors during the period between the signing of the merger agreement and the effective time of the merger, and any outstanding equity-based awards held by non-employee directors will be treated in accordance with the merger agreement at the effective time.

New Prosperity Arrangements with Other Stellar Executive Officers

Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Prosperity or any of its affiliates may enter into new individualized compensation arrangements with Prosperity. As of the date of this proxy statement, no compensation arrangements between such persons and Prosperity and/or its affiliates have been established (other than the employment agreements with Mr. Franklin and Mr. Vitulli, certain retention award agreements with Stellar executives and employment agreements with certain other Stellar Bank executives), although Prosperity has discussed with certain Stellar executives the possibility of their continued service with Prosperity and the potential compensation terms associated therewith. Such compensation terms may include, in addition to the executive’s annual compensation opportunity, the payment of all or a portion of the severance amounts that would be due to the executive under his individual agreement with Stellar upon an involuntary termination following a change in control and/or retention awards that vest based on service with Prosperity following the closing of the merger. Further, Stellar has entered into, or expects to enter into, retention award agreements with certain employees of Stellar and Stellar Bank, each providing for a combination of an equity award in the form of shares of Stellar common stock and a cash award. Additionally, Prosperity Bank has entered into employment agreements with certain officers of Stellar Bank who will continue their employment with Prosperity Bank following the closing of the merger.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, from and after the effective time, Prosperity will indemnify and hold harmless, and will advance expenses as incurred, to the fullest extent permitted by applicable law, each present and former director and officer of Stellar and its subsidiaries (in each case, when acting in such capacity), to the extent such persons are entitled to indemnification as of the date of the merger agreement pursuant to Stellar’s organizational documents and any indemnification agreements in effect as of the date of the merger agreement, with respect to claims arising out of matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement.

In addition, at or prior to the effective time, Stellar is required to purchase past acts and extended reporting period insurance coverage under its current directors’ and officers’ liability insurance policy, employment practices liability insurance policy and bankers professional liability insurance policy, or substitute policies with a substantially comparable insurer and coverage, in each case providing coverage for claims arising from facts or events occurring at or prior to the effective time (including the transactions contemplated by the merger agreement) for a period of at least six years following the effective time. Stellar will not be required to expend, on an annual basis, an amount in excess of 300% of the annual premium paid as of the date of the merger agreement for such insurance coverage.

Merger-Related Compensation for Stellar’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding compensation that is based on, or otherwise relates to, the merger for each named executive officer of Stellar. This compensation is payable to Stellar’s named executive officers, and is subject to an advisory (non-binding) vote of Stellar shareholders, as described elsewhere in this proxy statement/prospectus.

Stellar’s named executive officers include the following executive officers, as determined in accordance with applicable SEC rules:

•	Robert R. Franklin, Jr. – Chief Executive Officer of Stellar and Executive Chairman of Stellar Bank

•	Paul P. Egge – Senior Executive Vice President and Chief Financial Officer of Stellar and Stellar Bank

•	Steven F. Retzloff – Executive Chairman of the Board of Stellar and Senior Executive Chairman of Stellar Bank

•	Ramon A. Vitulli, III – President of Stellar and Chief Executive Officer of Stellar Bank

•	Justin M. Long – Senior Executive Vice President, General Counsel and Secretary of Stellar and Stellar Bank

The amounts of payments and benefits that each named executive officer would receive (on a pre-tax basis), as set forth in the table below, are based on the following assumptions:

•	the change of control is assumed to occur on July 1, 2026 and is used solely for purposes of the disclosure in this section;

•	the named executive officers’ base salary rates and target annual incentive opportunities remain unchanged from those in effect as of the date of this proxy statement/prospectus;

•

the Stellar equity awards outstanding as of March 31, 2026, the latest practicable date prior to the filing of this proxy statement/prospectus, are the equity awards outstanding immediately prior to the effective time of the merger; and

•

a per share value of Stellar common stock of $37.15, the average closing market price per share of Stellar common stock over the first five business days following the pre-market announcement of the merger on January 28, 2026.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Robert R. Franklin Jr.	$5,455,595	$4,507,575	$3,000,000	$12,963,170
Paul P. Egge	$1,912,048	$1,390,895	—	$3,302,943
Steven F. Retzloff	$1,982,903	$2,201,762	—	$4,184,665
Ramon A. Vitulli, III	$2,254,926	$1,838,306	—	$4,093,232
Justin M. Long	$1,560,423	$1,076,326	—	$2,636,749

(1)

Cash. Upon the change in control and in connection with the agreed-upon termination of the Change in Control Severance Plan, the named executive officers will become entitled to receive a cash amount equal to the sum of their cash severance entitlement under the Change in Control Severance Plan, a pro-rated annual cash bonus, and a cash amount equal to the value of the COBRA and outplacement benefits they would have otherwise received under the Change in Control Severance Plan. Such amounts will be paid in a lump sum at or immediately following the effective time of the change in control. The estimated payments reflected in this column above are “single-trigger” benefits in that they become payable upon the agreed-upon termination of the Change in Control Severance Plan.

(2)

Equity. Upon the change of control, outstanding Stellar RSAs and Stellar PSUs held by the named executive officers will vest. The Stellar PSUs will be converted into the right to receive the per share merger consideration and the Stellar PSUs will be settled in cash. The estimated payments reflected in this column are “single-trigger” benefits in that they become payable upon the agreed-upon termination of the Change in Control Severance Plan and the terms of the merger agreement.

Name	Stellar RSAs ($)(a)	Stellar PSUs ($)(a)	Total ($)
Robert R. Franklin Jr.	$966,517	$3,541,059	$4,507,575
Paul P. Egge	$401,904	$988,991	$1,390,895
Steven F. Retzloff	$470,739	$1,731,023	$2,201,762
Ramon A. Vitulli, III	$531,179	$1,307,127	$1,838,306
Justin M. Long	$311,003	$765,323	$1,076,326

(a)

Outstanding unvested Stellar RSAs and Stellar PSUs held by the named executive officers will become fully vested upon the occurrence of a change in control. Pursuant to the terms of the merger agreement, the number of Stellar PSUs is based on deemed achievement of applicable performance metrics equal to 100% of the target level (or, in the case of the Stellar PSUs granted in 2024, 200% of the target level).

(3)	Other. Represents a cash signing bonus to Mr. Franklin pursuant to his go-forward employment agreement with Prosperity. The estimated payments reflected in this column are “single-trigger” benefits.

The amounts shown in the table do not include the value of (i) compensation, benefits or equity awards that were vested or payable as of the assumed closing date of the merger without regard to the occurrence of a change in control, (ii) any additional incentive awards that may be granted, forfeited or settled, or any dividends or dividend equivalents that may accrue, prior to the completion of the merger, (iii) any Stellar equity or other incentive awards that are expected to vest in accordance with their terms prior to the closing of the merger and (iv) any severance entitlement under Mr. Franklin or Mr. Vitulli’s go-forward employment agreements with Prosperity. In addition, the amounts shown do not reflect any potential reductions that may be required pursuant to Section-280G of the Code or any “net-better” cutback provisions contained in the named executive officers’ employment or change in control agreements. The amounts shown are estimates of the amounts that would be payable to the named executive officers based on multiple assumptions that may or may not actually occur, including the assumptions described in this proxy statement/prospectus and in the footnotes to the table above. Certain assumptions are based on information that is not currently available. As a result, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth above.

For purposes of the table above, “single trigger” refers to the benefits that arise solely as a result of the consummation of the merger, and “double trigger” refers to the benefits that require both the consummation of the merger and a qualifying termination of employment.

Governance of Prosperity After the Merger

Articles of Incorporation

At the effective time, the Prosperity articles, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of Prosperity until thereafter amended in accordance with applicable law.

Bylaws

At the effective time, the Prosperity bylaws, as in effect immediately prior to the effective time of the merger, will be the bylaws of Prosperity until thereafter amended in accordance with applicable law.

Board of Directors and Management of Prosperity and Prosperity Bank After the Merger

At the closing of the merger, Prosperity will take all necessary corporate action to cause, as of the effective time, the size of the Prosperity Board and the Prosperity Bank board of directors to be increased by two (2) members, and (i) Mr. Franklin and Mr. Swinbank are expected to be appointed to the Prosperity Board and (ii) Mr. Parsons and Mr. Vitulli are expected to be appointed to the Prosperity Bank board of directors (the individuals contemplated by clauses (i) and (ii), the “Additional Directors”). Each of the Additional Directors have been, and will be, as applicable, designated by Stellar, subject to the approval of the Prosperity Board and the Prosperity Bank board of directors (not to be unreasonably withheld), and must meet the director qualification and eligibility criteria of the nominating and corporate governance committee of each of the Prosperity Board and Prosperity Bank board of directors.

Accounting Treatment

Prosperity prepares its financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Stellar by Prosperity under the acquisition method of accounting in accordance with GAAP. Prosperity will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger and bank merger, Prosperity and Stellar need to obtain approvals, waivers of prior approvals or consents from, or make filings with, the Federal Reserve Board or the Federal Reserve Bank of Dallas, as applicable, the FDIC and the Texas Department of Banking. Subject to the terms of the merger agreement, Prosperity and Stellar have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals are the approval of the merger and bank merger by the Federal Reserve Board (or the waiver of prior approval by the Federal Reserve Bank of Dallas), the FDIC or the Texas Department of Banking, as applicable. Nothing in the merger agreement will be deemed to require Prosperity or Stellar or any of their respective subsidiaries, and neither Prosperity nor Stellar nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any permits, consents, approvals and authorizations of governmental entities that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Stellar and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).

The approval of an application means only that the statutory and regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Stellar common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Prosperity and Stellar believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the surviving corporation following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board

The merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”) or waiver of such prior approval by the Federal Reserve Bank of Dallas. Prosperity has requested a waiver of prior approval from the Federal Reserve Bank of Dallas because the merger between Prosperity and Stellar is part of a transaction that involves the merger of their subsidiary banks, which is the subject of a separate application under the Bank Merger Act and Prosperity will not operate Stellar Bank but instead Stellar Bank will merge into Prosperity Bank immediately after the merger. Subject to the ability of the Federal Reserve Bank of Dallas to require an application for prior approval under Section 3 of the BHC Act, Prosperity believes the merger meets the requirements of the prior approval exemption set forth in Section 225.12(d)(2) of Regulation Y under the BHC Act. The waiver of prior approval by the Federal Reserve Bank of Dallas was obtained on March 17, 2026.

Notwithstanding the foregoing, the Federal Reserve Bank of Dallas could determine that the merger is subject to prior approval of the Federal Reserve Board. In such a case, the Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act. These factors include the financial and managerial resources of the companies and banks involved (including consideration of the capital adequacy, liquidity, and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the surviving corporation. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of Prosperity and Stellar in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, Prosperity’s wholly owned subsidiary, Prosperity Bank, and Stellar’s wholly owned subsidiary, Stellar Bank, each received an overall regulatory rating of “Satisfactory.”

The Federal Reserve Board may not approve an application that would substantially lessen competition or tend to create a monopoly unless the Federal Reserve Board finds that any anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the proposal in meeting the convenience and needs of the communities to be served. In evaluating the potential competitive effects of a proposed transaction, the Federal Reserve Board consults with the Department of Justice (the “DOJ”), and upon request, the DOJ will prepare a competitive factors report for the Federal Reserve Board’s consideration.

A waiver of prior approval from the Federal Reserve Bank of Dallas was obtained on March 17, 2026.

Federal Deposit Insurance Corporation

The merger of Stellar Bank with and into Prosperity Bank requires the prior approval of the FDIC under the Bank Merger Act. In evaluating the application, the FDIC will consider: (i) the financial and managerial resources of the banks party to the bank merger and the future prospects of the surviving corporation, (ii) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (iii) the banks’ effectiveness in combating money-laundering activities, and (iv) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

Additionally, the FDIC considers the capital level of the resulting bank, the conformity of the bank merger to applicable law, the purpose of the bank merger, the impact of the bank merger on the safety and soundness of the bank, and the effect on the bank’s shareholders, depositors, other creditors and customers.

The filing of the application to the FDIC occurred on February 26, 2026.

Texas Department of Banking; Additional Regulatory Approvals and Notices

The merger is also subject to the approval of the Texas Department of Banking. The filing of the application to the Texas Department of Banking occurred on February 26, 2026. Notifications and/or applications requesting approval or waiver of prior approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Public Notice and Comments

The Bank Merger Act, and the FDIC and Texas regulations require published notice of, and the opportunity for public comment on, the applications to the FDIC and the Texas Department of Banking. If an application is required to the Federal Reserve Board, the BHC Act and Federal Reserve Board regulations also require such published notice and opportunity for public comment. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. As part of the review process in merger transactions, the Federal Reserve Board, the FDIC and the Texas Department of Banking frequently receive protests from community groups and others. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.

Department of Justice Review and Waiting Periods

In addition to the Federal Reserve Board or FDIC, the DOJ conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise.

In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ concurrence will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Stock Exchange Listings

Prosperity common stock is listed for trading on the NYSE under the symbol “PB.” Stellar common stock is currently listed on the NYSE under the symbol “STEL.” After the effective time, the Stellar common stock currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, Prosperity will cause the shares of Prosperity common stock to be issued in the merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time. The merger agreement provides that neither Prosperity nor Stellar will be required to complete the merger if such shares are not authorized for listing on the NYSE, subject to official notice of issuance. Following the merger, shares of Prosperity common stock will continue to be listed on the NYSE.

Appraisal or Dissenters’ Rights in the Merger

General. If you hold one or more shares of Stellar common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of Stellar common stock paid to you in cash. The appraised fair value of a share of Stellar common stock may be more or less than the per share merger consideration being paid in the merger in exchange for shares of Stellar common stock. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the TBOC, which are attached to this proxy statement/prospectus as Annex E, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the special meeting, provide Stellar with a written objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which Prosperity may deliver or mail a notice if the merger is completed;

•	you must vote your shares of Stellar common stock against the merger agreement;

•

you must, not later than the twentieth (20th) day after Prosperity sends you notice that the merger was completed, provide Prosperity with a written demand for payment of the fair value of your shares of Stellar common stock that states the number and class of shares of Stellar capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent; and

•

you must, not later than the twentieth (20th) day after the date on which you make written demand for payment of the fair value of your shares of Stellar common stock, submit to Prosperity your certificates representing Stellar common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Stellar common stock has been made.

If you intend to dissent from the merger, you must send the notice to:

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

Attention: President and Secretary

If you fail to vote your shares of Stellar common stock at the special meeting against the approval of the merger agreement, you will lose your right to dissent from the merger. You will instead receive your applicable portion of the merger consideration as described in the merger agreement. If you comply with the first two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten (10) days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of Stellar common stock in cash, you must, within twenty (20) days after the date Prosperity sends you notice of the completion of the merger, send a written demand to Prosperity for payment of the fair value of your shares of Stellar common stock. The fair value of your shares of Stellar common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza 4295 San Felipe

Houston, Texas 77027

Attention: President and Secretary

Your written demand must state how many shares of Stellar common stock you own and your estimate of the fair value of your shares of Stellar common stock. If you fail to send this written demand to Prosperity within twenty (20) days after the date Prosperity sends you notice of the completion of the merger, you will be bound by the merger agreement and you will not be entitled to receive a cash payment representing the fair value of your shares of Stellar common stock. Instead, you will receive your applicable portion of the merger consideration as described in the merger agreement.

In addition, not later than the twentieth (20th) day after the date on which you make written demand for payment, you must submit to Prosperity your certificates representing Stellar common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing Stellar common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Prosperity, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Prosperity’s Actions Upon Receipt of Your Demand for Payment. Within twenty (20) days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of Stellar common stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within ninety (90) days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of Stellar common stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within one hundred and twenty (120) days of the merger being completed, which you may accept within ninety (90) days or decline.

Payment of the Fair Value of Your Shares of Stellar Common Stock Upon Agreement of an Estimate. If you and Prosperity have reached an agreement on the fair value of your shares of Stellar common stock within ninety (90) days after the merger is completed, Prosperity must pay you the agreed amount within one hundred and twenty (120) days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Stellar common stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Prosperity have not reached an agreement as to the fair market value of your shares of Stellar common stock within ninety (90) days after the merger is completed, you or Prosperity may, within sixty (60) days after the expiration of the ninety (90)-day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of Stellar common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Stellar common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue ninety-one (91) days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on Prosperity for payment of the fair value of your shares of Stellar common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Prosperity for payment of the fair value of your Stellar common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Prosperity or Stellar. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Prosperity and Stellar make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 137 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Prosperity and Stellar contained in this proxy statement/prospectus or in the public reports of Prosperity and Stellar filed with the SEC may supplement, update or modify the factual disclosures about Prosperity and Stellar contained in the merger agreement. The merger agreement contains representations and warranties by Prosperity, on the one hand, and by Stellar, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Prosperity and Stellar were qualified and subject to important limitations agreed to by Prosperity and Stellar in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Prosperity and Stellar each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Prosperity and Stellar at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 137.

Structure of the Merger

The Prosperity Board and the Stellar Board each unanimously adopted and approved the merger agreement and the transactions contemplated thereby. The merger agreement provides for the merger of Stellar with and into Prosperity, with Prosperity continuing as the surviving corporation in the merger. Immediately following the merger, Stellar Bank, a Texas banking association and wholly owned bank subsidiary of Stellar, will merge with and into Prosperity Bank, a Texas banking association and wholly owned bank subsidiary of Prosperity, with Prosperity Bank as the surviving bank in the bank merger.

Prosperity may at any time change the method of effecting the merger if and to the extent requested by Prosperity, and Stellar has agreed to enter into such amendments to the merger agreement as Prosperity may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment may (i) alter or change the amount or kind of the merger consideration provided for in the merger agreement, (ii) adversely affect the tax treatment of the merger with respect to Stellar shareholders or (iii) be reasonably likely to cause the closing of the merger to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

Merger Consideration

Under the terms and subject to the conditions set forth in the merger agreement, Stellar shareholders will receive (i) $11.36 in cash (the “per share cash consideration”) and (ii) 0.3803 shares (the “exchange ratio”) of Prosperity common stock (the consideration described in clauses (i) and (ii), the “per share merger consideration” and the aggregate of such consideration, the “merger consideration”) for each share of Stellar common stock issued and outstanding immediately prior to the effective time of the merger (excluding dissenting shares, treasury shares and shares held by Stellar or Prosperity (other than treasury shares and shares held by Stellar or Prosperity (a) held in any Stellar benefit plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (b) held, directly or indirectly, in respect of debts previously contracted)).

If the aggregate number of shares of Prosperity common stock to be issued in connection with the merger agreement (the “aggregate stock consideration”) would exceed nineteen and nine-tenths of a percent (19.9%) of the issued and outstanding shares of Prosperity common stock immediately prior to the effective time of the merger (the “Prosperity stock consideration cap”), (i) the exchange ratio will be reduced to the minimum extent necessary (rounded down to the nearest ten-thousandth when expressed in decimal form) such that the aggregate stock consideration does not exceed the Prosperity stock consideration cap and (ii) the per share cash consideration will be increased (for the avoidance of doubt, on a per share basis) by an amount in cash equal to the Prosperity share closing price multiplied by the difference between the initial exchange ratio and the exchange ratio as reduced (rounded down to the nearest whole cent).

Fractional Shares

No new book-entry certificates or scrip representing fractional shares of Prosperity common stock will be issued upon the surrender for exchange of old certificates or otherwise pursuant to the merger agreement, no dividend or distribution with respect to Prosperity common stock will be payable on or with respect to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Prosperity. In lieu of the issuance of any such fractional share, Prosperity will pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Prosperity share closing price by (ii) the fraction of a share (after taking into account all shares of Stellar common stock held by such holder immediately prior to the effective time and rounded to the nearest thousandth when expressed in decimal form) of Prosperity common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement.

Governing Documents

At the effective time, the Prosperity articles, as in effect immediately prior to the effective time, will be the articles of incorporation of Prosperity until thereafter amended in accordance with applicable law, and the Prosperity bylaws, as in effect immediately prior to the effective time, will be the bylaws of Prosperity until thereafter amended in accordance with applicable law. See the section entitled “The Merger—Governance of Prosperity After the Merger” beginning on page 86.

Treatment of Stellar Equity Awards

At the effective time, (i) each Stellar stock option that is an In-the-Money Option will be canceled and each holder thereof will have the right to receive (without interest) a cash payment equal to the product of (1) the per share merger consideration value minus the exercise price per share of Stellar common stock subject to such Stellar stock option as of immediately prior to the effective time multiplied by (2) the number of shares of Stellar common stock subject to such Stellar stock option as of immediately prior to the effective time, and (ii) each Stellar stock option that is not an In-the-Money Option and is outstanding and unexercised as of immediately prior to the effective time will be canceled for no consideration.

At the effective time, each Stellar RSA will fully vest and be canceled and converted into the right to receive (without interest) the per share merger consideration in respect of each share of Stellar common stock subject to such Stellar RSA immediately prior to the effective time plus any accrued but unpaid dividends, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date.

At the effective time, each Stellar PSU will be canceled and converted into the right to receive (without interest) a cash payment equal to the product of (i) the per share merger consideration value multiplied by (ii) the number of earned shares of Stellar common stock subject to such Stellar PSU as of immediately prior to the effective time (with achievement of applicable performance metrics determined to be equal to 100% of the target level (or, in the case of the performance units granted in 2024, 200% of the target level)) plus any accrued but unpaid dividend equivalents, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date (or any later date required by Section 409A of the Code).

Each holder of a Stellar RSA converted into the right to receive the per share merger consideration that would have otherwise been entitled to receive a fraction of a share of Prosperity common stock (after aggregating all shares to be delivered in respect of all Stellar RSAs held by such holder) will instead receive a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional share of Prosperity common stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Prosperity share closing price.

Closing and Effective Time of the Merger

On the terms and subject to the conditions set forth in the merger agreement, the closing of the merger will take place at 10:00 a.m., New York City time, remotely via electronic exchange of closing deliverables, on a date as soon as reasonably practicable after (but no later than ten (10) business days after) the satisfaction or waiver (subject to applicable law) of all the conditions precedent set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions at the closing), unless another date, time or place is agreed to in writing by Prosperity and Stellar (the date on which the closing occurs is referred to as the “closing date”).

On or before the closing date, Prosperity will cause to be filed a certificate of merger with respect to the merger with the Secretary of State of the State of Texas. The merger will become effective as of the date and time specified in the certificate of merger in accordance with the relevant provisions of the TBOC, or at such other date and time as provided by applicable law (such date and time being the “effective time”).

Conversion of Shares; Exchange of Stellar Common Stock Certificates

Letter of Transmittal

As promptly as practicable after the effective time, but in no event later than ten (10) business days thereafter, Prosperity will use reasonable best efforts to cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of Stellar common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the per share merger consideration, a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the old certificates will pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for evidence in book-entry form representing the number of whole shares of Prosperity common stock (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares), the per share cash consideration and any cash in lieu of fractional shares, which the shares of Stellar common stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement, and the old certificate or old certificates so surrendered will be canceled. In the event any old certificate for Stellar common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and, if required by Prosperity or the exchange agent, the posting by such person of a bond in such amount as Prosperity or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed old certificate the per share merger consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the merger agreement.

After the effective time, there will be no transfers on the stock transfer books of Stellar of the shares of Stellar common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be canceled and exchanged for the per share merger consideration and cash in lieu of fractional shares and dividends or distributions that the holder presenting such old certificates is entitled to, as provided in the merger agreement.

None of Prosperity, Stellar, the exchange agent or any other person will be liable to any former holder of shares of Stellar common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Withholding

Each of Prosperity and the exchange agent will be entitled to deduct and withhold from any amounts payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld by Prosperity or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which the deduction and withholding was made by Prosperity or the exchange agent, as the case may be. Any amounts payable in connection with the closing of the merger in respect of any Stellar equity award with respect to employee award holders of Stellar and its subsidiaries may be made through the payroll system of Prosperity or one of its subsidiaries.

Dividends and Distributions

No dividends or other distributions declared with respect to Prosperity common stock will be paid to the holder of any unsurrendered old certificate until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Prosperity common stock which the shares of Stellar common stock represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of Prosperity and Stellar relating to a number of matters, including the following:

•	corporate matters, including due organization, qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;

•	reports to regulatory agencies;

•	financial statements, internal controls and books and records;

•	broker’s fees payable in connection with the merger;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory agencies;

•	derivative instruments;

•	investment securities and commodities;

•	related party transactions;

•	absence of action or circumstance that could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents; and

•	loan portfolio matters.

The merger agreement contains additional representations and warranties by Stellar with respect to:

•	environmental matters;

•	real property;

•	intellectual property;

•	takeover restrictions;

•	the opinion of Stellar’s financial advisor;

•	deposits;

•	insurance matters;

•	absence of investment adviser subsidiaries; and

•	absence of broker-dealer subsidiaries.

The merger agreement contains an additional representation and warranty by Prosperity with respect to Prosperity’s information technology.

Certain representations and warranties of Prosperity and Stellar are qualified by “knowledge,” “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Prosperity or Stellar or the surviving corporation, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, a material adverse effect with respect to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole will not be deemed to include the impact of or effects to the extent resulting from:

•	changes, after the date of the merger agreement, in GAAP or applicable regulatory accounting requirements or authoritative interpretations thereof;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism or cyberattacks on third parties) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural or manmade disasters or from any outbreak of any disease, epidemic, pandemic or other public health event;

•

public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees, subject to certain exceptions) or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies operating principally in the areas in which such party and its subsidiaries are located.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

Prior to the effective time or earlier termination of the merger agreement, except as expressly contemplated or permitted by the merger agreement, required by law or as consented to in writing by Prosperity (such consent not to be unreasonably withheld, conditioned or delayed), and subject to certain specified exceptions, Stellar will, and will cause its subsidiaries to, (i) conduct its business in the ordinary course in all material respects and

(ii) use reasonable best efforts to maintain and preserve intact its business organization relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, governmental entities with jurisdiction over its operations and other third parties having material business relationships with Stellar or any of its subsidiaries, and Stellar will, and will cause its subsidiaries to, take no action that would reasonably be likely to adversely affect in any material respect or delay in any material respect the receipt of any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its respective covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis.

In addition, prior to the effective time or earlier termination of the merger agreement, subject to certain specified exceptions or as consented to in writing by Prosperity (such consent not to be unreasonably withheld, conditioned or delayed), Stellar will not, and will not permit any of its subsidiaries to:

•

in each case, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business with terms and conditions consistent with past practice, incur any indebtedness for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capital or finance leases or other similar financing arrangements (other than indebtedness solely between or among Stellar and any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any wholly owned subsidiary of Stellar);

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (i) regular quarterly cash dividends by Stellar at a rate not in excess of $0.15 per share of Stellar common stock, (ii) dividends provided for and paid on any trust preferred securities of Stellar or its subsidiaries in accordance with the terms of such securities, (iii) dividends paid by any of the subsidiaries of Stellar to Stellar or any of its wholly owned subsidiaries or (iv) the acceptance of shares of Stellar common stock as payment for the exercise, vesting, settlement or withholding of taxes for Stellar equity awards and dividend equivalents thereon, if any (in each case, in accordance with past practice and to the extent required by the terms of the applicable award agreements));

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Stellar equity awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities;

•

issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the vesting or settlement of Stellar equity awards (and dividend equivalents thereon, if any) outstanding as of the date of the merger agreement or granted on or after the date of the merger agreement to the extent permitted under the merger agreement;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned subsidiary of Stellar;

•

in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, certain material contracts, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts in the ordinary course of business without material adverse changes to terms with respect to Stellar or its subsidiaries or (ii) enter into certain material contracts;

•

except as required by applicable law or the terms of any Stellar benefit plan as in effect as of the date of the merger agreement and certain other exceptions, (i) enter into, adopt or terminate any Stellar benefit plan (including any plans, programs, policies, agreements or arrangements that would be considered a Stellar benefit plan if in effect as of the date of the merger agreement), (ii) amend any Stellar benefit plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Stellar benefit plan if in effect as of the date of the merger agreement), other than administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or materially increase the benefits payable under, such plan, program, policy or arrangements, provided, however, that changes in claims administrators, third-party administrators or stop-loss insurance providers for any Stellar benefit plan will not be deemed an amendment to such Stellar benefit plan;

•

except as required by applicable law or the terms of any Stellar benefit plan as in effect as of the date of the merger agreement, (i) increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, (ii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (iii) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Stellar equity awards or other equity-based awards or other compensation or benefit, (iv) increase the bonus, severance, termination pay or other benefits payable to any current or former employees, officers, directors or independent contractors, (v) enter into any collective bargaining agreement or similar agreement or arrangement, (vi) fund or provide any funding for any rabbi trust or similar arrangement, (vii) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is or would be greater than $200,000, in each case other than for cause or (viii) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is or would be greater than $150,000;

•

except for debt workouts in the ordinary course of business, settle or compromise any claim, suit, action or proceeding other than (i) any settlement involving solely money damages not in excess of $200,000 individually or $400,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Stellar or any of its subsidiaries in respect thereof) or (ii) that does not involve or create a material adverse precedent and that would not impose any material restriction on the business of Stellar or its subsidiaries or the surviving corporation or its subsidiaries;

•

(i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting Stellar’s or its subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

•	amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

•

materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity or requested by a governmental entity;

•

implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•

enter into any new line of business or change in any material respect its lending, collateral eligibility, investment, underwriting, risk and asset liability management, interest rate or fee pricing policies and other banking and operating, hedging, deposit, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity;

•

except pursuant to existing commitments entered into prior to the date of the merger agreement and disclosed to Prosperity prior to the date of the merger agreement, make or acquire, renew, modify or extend any loans that, (i) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, Stellar’s loan policy or (ii) (x) with respect to loans to existing customers, increase the aggregate outstanding commitments or credit exposure to any such existing customer to more than $10,000,000; or (y) with respect to loans to customers who have not previously borrowed any funds from Stellar Bank, result in an aggregate commitment or credit exposure to any such new customer in excess of $5,000,000, in each case of this clause (ii), without first notifying and, if requested by Prosperity within one (1) business day of receipt of such notice, consulting with Prosperity within two (2) business days of a request by Prosperity (which notification will be made through certain designated representatives of Prosperity);

•	make, or commit to make, any capital expenditures that exceed $500,000;

•

(i) make (other than in the ordinary course of business consistent with past practice), change or revoke any material tax election, (ii) except as required by law, change any tax accounting period or material method of tax accounting, (iii) except as required by law, amend any material tax return, (iv) settle or compromise any material liability for taxes or any tax audit, exam or other proceeding with a governmental entity relating to a material amount of taxes, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), (vi) knowingly surrender any right to claim a material refund of taxes, (vii) request any ruling from any governmental entity with respect to taxes, or (viii) agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes (other than any automatic or automatically granted extensions or waivers of the statute of limitations in respect of filing tax returns);

•

(i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Stellar or its subsidiaries, (ii) other than in consultation with Prosperity, make any application for the closing of or close any branch or (iii) other than in consultation with Prosperity, purchase any new real property (other than other real estate owned properties in the ordinary course of business) or enter into, amend or renew any lease with respect to real property;

•

foreclose upon or otherwise acquire any commercial real property (i) in excess of $500,000 (except in connection with debt workouts in the ordinary course of business); or (ii) that would reasonably be expected to raise environmental concerns (e.g., gas stations, dry cleaners, etc.), in each case, prior to receipt of a Phase I environmental review thereof;

•

cause or allow the loss of any directors and officers insurance coverage, employment practices liability insurance coverage or bankers professional insurance coverage, or any other material insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of merger agreement;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Stellar or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite Stellar vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

In addition, prior to the effective time or earlier termination of the merger agreement, subject to certain specified exceptions, or as consented to in writing by Stellar (such consent not to be unreasonably withheld, conditioned or delayed), Prosperity will not, and will not permit any of its subsidiaries to:

•	amend the Prosperity articles or the Prosperity bylaws in a manner that would materially and adversely affect the holders of Stellar common stock relative to other holders of Prosperity common stock;

•	adjust, split, combine or reclassify any capital stock of Prosperity or make, declare or pay any extraordinary dividend on any capital stock of Prosperity;

•

make any material investment whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned subsidiary of Prosperity, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent or materially delay the receipt of the requisite regulatory approvals or the closing of the merger;

•

merge or consolidate itself or Prosperity Bank with any other person (i) where it or Prosperity Bank is not the surviving person or (ii) if the merger or consolidation is reasonably likely to prevent, materially delay or materially impair the receipt of the requisite regulatory approvals or the closing of the merger;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Prosperity or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated hereby or thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

Prosperity and Stellar have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. Each of Prosperity and Stellar has agreed to, and will cause their respective subsidiaries to, cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the requisite regulatory approvals) and will, and will cause their respective subsidiaries to, respond and comply as promptly as practicable to any requests by governmental entities for documents and information. Each of Prosperity and Stellar has the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Stellar or Prosperity, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties has agreed to act reasonably and as promptly as practicable. Each of Prosperity and Stellar will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. Each of Prosperity and Stellar has agreed to consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement. Each party has agreed to consult with the other in advance of any communication, meeting or conference with any governmental entity in connection with the transactions contemplated by the merger agreement and, to the extent permitted by such governmental entity, give the other party and/or its counsel the opportunity to attend and participate in such communications, meetings and conferences.

In furtherance of the foregoing, each of Prosperity and Stellar has agreed to use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing, and (ii) avoid or eliminate each and every impediment so as to enable the closing to occur as soon as possible, provided, however, that notwithstanding anything in merger agreement to the contrary, Prosperity will not be required to, and Stellar will not (without the written consent of Prosperity), take any action, or commit to take any action, or agree to any condition or restriction, in order to resolve any objections to the transactions contemplated by the merger agreement or in connection with obtaining any permits, consents, approvals and authorizations of governmental entities that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Stellar and its subsidiaries, taken as a whole) (a “materially burdensome regulatory condition”).

Each of Prosperity and Stellar has agreed to promptly advise the other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Matters

To the extent requested by Prosperity in writing delivered to Stellar on or prior to the earlier of: (i) at least fifteen (15) business days before the closing date; or (ii) ten (10) business days prior to the commencement of any notice period required to effectuate the termination of a Stellar 401(k) plan or other tax-qualified defined contribution plan sponsored or maintained by Stellar or any of its subsidiaries (collectively, the “Stellar 401(k) plan”), Stellar and its appropriate subsidiary have agreed to execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Stellar 401(k) plan on terms reasonably satisfactory to Prosperity and in accordance with applicable law and effective no later than the date immediately preceding the closing date, except that the winding up of any such plan may be completed following the closing date.

Stellar has agreed to provide Prosperity an updated Stellar employee census (i) within three (3) business days following Prosperity’s reasonable request and (ii) on the day prior to the closing date (all such employees on the Stellar employee census delivered the day prior to the closing date, the “Stellar employees”). All Stellar employees whose employment is not terminated prior to or at the effective time will, at the effective time, be employees of Prosperity or a subsidiary of Prosperity. During the period commencing at the effective time and ending on the six (6)-month anniversary of the effective time for so long as a Stellar employee is employed by Prosperity or one of its subsidiaries following the effective time, Prosperity will or will cause its subsidiaries to provide such Stellar employee with an annual base salary or rate of pay, as applicable, that is no less than the annual base salary or rate of pay in effect for such Stellar employee immediately prior to the effective time. Except as otherwise agreed between Prosperity and the applicable Stellar employee, each Stellar employee who is not a party to a retention agreement with Prosperity and whose employment is terminated without cause on or before the six (6)-month anniversary of the effective time will be eligible for severance entitlements that are no less favorable in the aggregate than those provided to such Stellar employees immediately prior to the effective time.

To the extent that a Stellar employee becomes eligible to participate in an existing employee benefit plan maintained by Prosperity or its subsidiaries (an “existing benefit plan”), Prosperity will cause such existing benefit plan to recognize the prior duration of service of such Stellar employee with Stellar for eligibility, participation and vesting under such existing benefit plan (other than vesting under any equity or incentive compensation arrangement) to the same extent such duration of service was properly recognized immediately prior to the effective time for a comparable purpose under a comparable Stellar benefit plan in which such Stellar employee was eligible to participate immediately prior to the effective time (provided, that such recognition of prior service will not operate to duplicate any benefits of a Stellar employee with respect to the same period of service). With respect to any existing benefit plan that is a health, dental, vision plan or other welfare plan in which any Stellar employee is eligible to participate, for the plan year in which such Stellar employee is first eligible to participate, to the extent permitted by applicable law, Prosperity will use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such existing benefit plan to be waived with respect to such Stellar employee to the extent such limitation was waived or satisfied under the comparable Stellar benefit plan in which such Stellar employee participated immediately prior to the effective time, and (ii) recognize any health, dental or vision deductibles or co-payments paid by such Stellar employee in the year that includes the closing date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such existing benefit plan. Additionally, Prosperity has agreed to extend coverage to Stellar employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Prosperity or its subsidiaries to the extent permitted by such existing benefit plans and applicable law. Stellar employees will be credited in the plan year in which the effective time occurs with amounts available for reimbursement equal to such amounts as were credited (less amounts disbursed therefrom) under Stellar’s cafeteria plan to the extent permitted by such plans and applicable law. For purposes of determining a Stellar employee’s benefits for the calendar year in which the merger occurs under Prosperity’s vacation program, any vacation taken by a Stellar employee immediately preceding the closing date for the calendar year in which the merger occurs will be deducted from the total Prosperity vacation benefit available to such Stellar employee for such calendar year.

Prosperity and Stellar have agreed that the Stellar Change of Control Severance Plan will be terminated within two (2) business days prior to the effective time. Stellar Bank will pay to each participant who is employed by Stellar Bank at the time of termination of the plan the cash severance amount owed to such person under Section 4.2 of the plan, and each such person will have executed a termination and release agreement (which will be subject to Prosperity’s prior review and approval) with respect to the termination of their participation in the plan and any other claims against Prosperity, Stellar or their affiliates.

Director and Officer Indemnification and Insurance

The merger agreement provides that at or prior to the effective time, Stellar will purchase past acts and extended reporting period insurance coverage under its (i) current directors and officers insurance policy, (ii) employment practices liability insurance policy and (iii) bankers professional insurance policy (provided, that Stellar may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at the effective time or during at least the six (6)-year period immediately preceding the effective time (including the transactions contemplated by the merger agreement) and (y) is in effect for a period of at least six (6) years from and after the effective time (except that Stellar will not expend, on an annual basis, for such extended insurance coverage an amount in excess of three hundred percent (300%) of the current annual premium paid as of the date hereof by Stellar for such insurance).

The merger agreement provides that, from and after the effective time, the surviving corporation will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Stellar pursuant to the Stellar certificate of formation, the Stellar bylaws, the governing or organizational documents of any subsidiary of Stellar and certain other indemnification agreements in existence as of the date of the merger agreement, each present and former director or officer of Stellar and its subsidiaries (in each case, when acting in such capacity) (collectively, the “Stellar indemnified parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director or officer of Stellar or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement; provided, that in the case of advancement of expenses the Stellar indemnified party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Stellar indemnified party is not entitled to indemnification.

Restructuring Efforts

The merger agreement provides that if Stellar fails to obtain the requisite Stellar vote at the duly convened special meeting or any adjournment or postponement thereof, the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by the merger agreement (provided, however, that no party will have any obligation to agree to (i) alter or change any material term of the merger agreement, including the amount or kind of the merger consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the tax treatment of the merger with respect to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured pursuant to the merger agreement) to its shareholders for approval.

Assumption of Stellar Debt

The merger agreement provides that at the effective time or at the effective time of the bank merger for any debt and other obligations of Stellar or Stellar Bank under the indentures and agreements set forth on the Stellar disclosure schedule, Prosperity or Prosperity Bank, respectively, will assume the due and punctual performance and observance of the covenants to be performed by Stellar or Stellar Bank, respectively, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes and other obligations governed thereby, to the extent set forth in such indentures and agreements. In connection therewith, (i) Prosperity and Stellar will, and will cause Prosperity Bank and Stellar Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures required by the applicable indentures and other agreements and (ii) Stellar will, and will cause Stellar Bank to, execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the effective time or the effective time of the bank merger, as applicable.

Board of Directors and Management of Prosperity and Prosperity Bank After the Merger

At the closing of the merger, Prosperity will take all necessary corporate action to cause, as of the effective time, the size of the Prosperity Board and the Prosperity Bank board of directors to be increased by two (2) members, and (i) two (2) current directors of Stellar or Stellar Bank will be appointed to the Prosperity Board and (ii) two (2) current directors of Stellar or Stellar Bank will be appointed to the Prosperity Bank board of directors. Each of the Additional Directors will be designated by Stellar, subject to the approval of the Prosperity Board and the Prosperity Bank board of directors (not to be unreasonably withheld), and must meet the director qualification and eligibility criteria of the nominating and corporate governance committee of each of the Prosperity Board and Prosperity Bank board of directors.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of Prosperity common stock to be issued in the merger, access to information of the other company, advice of changes, takeover restrictions, shareholder litigation relating to the transactions contemplated by the merger agreement, termination of related party agreements and public announcements with respect to the transactions contemplated by the merger agreement.

Special Meeting and Recommendation of the Stellar Board of Directors

Stellar has agreed to take, in accordance with applicable law and the Stellar certificate of formation and Stellar bylaws, as amended, all actions necessary to convene a meeting of its shareholders to be held as soon as reasonably practicable after the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective for the purpose of obtaining the requisite Stellar vote required in connection with the merger agreement and the merger. Except in the case of a Stellar adverse recommendation change (as defined below), the Stellar Board will use its reasonable best efforts to obtain from the shareholders of Stellar the requisite Stellar vote, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby (the “Stellar Board recommendation”). Stellar will engage a proxy solicitor reasonably acceptable to Prosperity to assist in the solicitation of proxies from Stellar shareholders relating to the requisite Stellar vote. Stellar and the Stellar Board will not (i) withhold, withdraw, modify or qualify in a manner adverse to Prosperity the Stellar Board recommendation, (ii) fail to make the Stellar Board recommendation in this proxy statement/prospectus, (iii) adopt, approve, recommend or endorse a Stellar acquisition proposal or publicly announce an intention to adopt, approve, recommend or endorse a Stellar acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any Stellar acquisition proposal or (B) reaffirm the Stellar Board recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the special meeting) after a Stellar acquisition proposal is made public or any request by Prosperity to do so or (v) publicly propose to do any of the foregoing clauses (i) through (iv) (any of the foregoing, a “Stellar adverse recommendation change”); provided, however, that subject to certain termination rights in favor of Prosperity as described in the sections entitled “—Termination of the Merger Agreement” and “—Effect of Termination,” if the Stellar Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to make the Stellar Board recommendation, then, prior to the receipt of the requisite Stellar vote, in submitting the merger agreement and the merger to its shareholders, the Stellar Board may withhold or withdraw or modify or qualify in a manner adverse to Prosperity the Stellar Board recommendation or may submit the merger agreement and the merger to its shareholders without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event the Stellar Board may communicate the basis for the Stellar adverse recommendation change to its shareholders in the proxy statement/prospectus or an appropriate amendment or supplement thereto; provided that the Stellar Board may not take any actions under this sentence unless (i) it gives Prosperity at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Stellar Board in response to a Stellar acquisition proposal, the latest material terms and conditions and the identity of the third party in any such Stellar acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Stellar Board takes into account any amendment or modification to the merger agreement proposed by Prosperity and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement and the merger. Any material amendment to any Stellar acquisition proposal will be deemed to be a new Stellar acquisition proposal for purposes of such notice requirement and will require a new notice period.

Stellar will adjourn or postpone the special meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Stellar common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Stellar has not received proxies representing a sufficient number of shares necessary to obtain the requisite Stellar vote. Notwithstanding anything to the contrary in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the special meeting will be convened and the merger agreement and the merger will be submitted to the shareholders of Stellar at the special meeting for the purpose of voting on the approval of the merger agreement and the merger and the other matters contemplated thereby, and nothing contained in the merger agreement will be deemed to relieve Stellar of such obligation. Stellar will only be required to adjourn or postpone the special meeting two (2) times pursuant to the first sentence of this paragraph.

Agreement Not to Solicit Other Offers

Stellar has agreed that it will not, and will cause its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Stellar acquisition proposal (as defined below), except to notify a person that has made or, to the knowledge of Stellar, is making any inquiries with respect to, or is considering making, a Stellar acquisition proposal of the existence of certain provisions of the merger agreement. During the term of the merger agreement, Stellar has also agreed that it will not, and will cause its subsidiaries and its and their Representatives not to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with the merger agreement relating to a Stellar acquisition proposal). For purposes of the merger agreement, a “Stellar acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, inquiry or proposal relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of Stellar and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of Stellar or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Stellar, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of Stellar or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Stellar or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Stellar or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of Stellar.

However, prior to the receipt of the requisite Stellar vote, in the event Stellar receives an unsolicited bona fide written Stellar acquisition proposal, it may, and may permit its subsidiaries and its subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Stellar Board concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to or concurrently with providing any nonpublic information permitted to be so provided, Stellar has provided such information to Prosperity, and has entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between Prosperity and Stellar, which confidentiality agreement may not provide such person with any exclusive right to negotiate with Stellar.

Stellar has also agreed to, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Prosperity with respect to any Stellar acquisition proposal. Further, Stellar has agreed to, and will cause its subsidiaries to, promptly request (to the extent it has not already done so prior to the date of the merger agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Stellar acquisition proposal that remains in effect as of the date of the merger agreement to return or destroy all confidential information of Stellar or its subsidiaries in the possession of such person or its Representatives. In addition, Stellar has agreed to promptly (and in any event within twenty-four (24) hours) advise Prosperity following receipt of any Stellar acquisition proposal or any inquiry which could reasonably be expected to lead to a Stellar acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Stellar acquisition proposal), to provide Prosperity with an unredacted copy of any such Stellar acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Stellar acquisition proposal and to keep Prosperity reasonably apprised of any related developments, discussions and negotiations on a current basis, including by providing any amendments to or revisions of the material terms of such inquiry or Stellar acquisition proposal. Stellar will use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Stellar Board, to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party in accordance with the terms thereof.

Conditions to Completion of the Merger

Prosperity’s and Stellar’s respective obligations to complete the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

•	approval of the merger agreement by the shareholders of Stellar by the requisite Stellar vote;

•	the shares of Prosperity common stock issuable pursuant to the merger agreement having been authorized for listing on the NYSE, subject to official notice of issuance;

•

the effectiveness under the Securities Act of 1933, as amended, of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for that purpose initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect and all statutory waiting periods in respect thereof having expired, and no such requisite regulatory approval having resulted in the imposition of any materially burdensome regulatory condition;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement;

•	the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date; and

•

receipt by such party of an opinion of legal counsel, in form and substance reasonably satisfactory to such party, dated as of the closing date, to the effect that, on the basis of facts, representations, warranties and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; in rendering such opinion, such legal counsel may require and rely upon the certificates that will be provided to it by each of Prosperity and Stellar pursuant to the terms of the merger agreement.

Neither Prosperity nor Stellar can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Stellar vote, in the following circumstances:

•	by mutual consent of Prosperity and Stellar in a written instrument;

•

by either Prosperity or Stellar if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•

by either Prosperity or Stellar if the merger has not been completed on or before the initial termination date, but if on such date the conditions specified in the merger agreement pertaining to (i) the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement as it relates to the required regulatory approvals, or (ii) the consent or approval of certain regulatory authorities, have not been satisfied, and all other conditions of the parties have been satisfied or waived (other than those conditions that by their terms are to be fulfilled at the closing, as long as such conditions would be capable of being fulfilled if the closing were to occur on such date), then the “termination date” will be extended to April 27, 2027; provided that the failure of the closing to occur by the termination date is not due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•

by either Prosperity or Stellar (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Stellar, in the case of a termination by Prosperity, or Prosperity, in the case of a termination by Stellar, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured by the earlier of the termination date and forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period; or

•

by Prosperity, prior to such time as the requisite Stellar vote is obtained, if Stellar or the Stellar Board (i) makes a Stellar adverse recommendation change or (ii) materially breaches its obligations related to Stellar shareholder approval or Stellar acquisition proposals.

Neither Prosperity nor Stellar is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of Prosperity common stock.

Effect of Termination

If the merger agreement is terminated by either Prosperity or Stellar, as provided under the section entitled “—Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of Prosperity, Stellar, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated thereby, except that (i) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements, the effect of termination, including the termination fee described below, and certain general provisions, and (ii) notwithstanding anything to the contrary in the merger agreement, neither Prosperity nor Stellar will be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of the merger agreement occurring prior to termination (which, in the case of Stellar, will include the loss to the holders of its capital stock and of Stellar equity awards of the economic benefits of the merger (including the loss of premium offered to the shareholders of Stellar), it being understood that Stellar will be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Stellar equity awards in its sole and absolute discretion, and any amounts received by Stellar in connection therewith may be retained by Stellar). For the purposes of the merger agreement, “willful breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in the merger agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under the merger agreement.

Termination Fee

Stellar will pay Prosperity a termination fee equal to $78,000,000 by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by Prosperity pursuant to the last bullet set forth under the section entitled “—Termination of the Merger Agreement” above, the termination fee must be paid to Prosperity as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days of the date of termination).

•

In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide Stellar acquisition proposal has been communicated to or otherwise made known to the Stellar Board or Stellar’s senior management or has been made directly to Stellar shareholders generally, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the special meeting) a Stellar acquisition proposal, and (i) thereafter the merger agreement is terminated by either Prosperity or Stellar pursuant to the third bullet set forth under the section entitled “—Termination of the Merger Agreement” above without the requisite Stellar vote, or (ii) thereafter the merger agreement is terminated by Prosperity pursuant to the fourth bullet set forth under the section entitled “—Termination of the Merger Agreement” above, and (iii) prior to the date that is twelve (12) months after the date of such termination, Stellar enters into a definitive agreement or consummates a transaction with respect to a Stellar acquisition proposal (whether or not the same Stellar acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of Stellar acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Prosperity on the earlier of the date Stellar enters into such definitive agreement and the date of consummation of such transaction.

Fees and Expenses

Except (i) with respect to costs and expenses of printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC and any other governmental entity in connection with the merger, the bank merger and the other transactions contemplated thereby, which will be borne equally by Stellar and Prosperity and (ii) as otherwise expressly provided in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Stellar vote, except that after the receipt of the requisite Stellar vote, there may not be, without further approval of the shareholders of Stellar, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the effective time, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite Stellar vote, there may not be, without further approval of the shareholders of Stellar, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Voting Agreements

Each of the directors of Stellar, in each case in their capacities as shareholders of Stellar, have individually entered into the Stellar voting agreement, in which they have agreed to vote (or cause to be voted), in person, by proxy or by written consent, all shares as to which they are the record or beneficial owner, subject to certain exceptions, (i) in favor of the approval of the merger agreement, (ii) in favor of any proposal to adjourn or postpone the special meeting to a later date if there are not sufficient votes to approve the merger agreement, (iii) against any acquisition proposal, (iv) against any action, proposal, transaction, agreement or amendment of the Stellar articles or Stellar bylaws, in each case of this clause (iv), which would reasonably be expected to (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stellar contained in the merger agreement, or of such party to the Stellar voting agreement or (b) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the merger agreement, including the merger. In addition, the Stellar voting agreements provide that such shareholders will not sell or transfer any of their shares of Stellar common stock of which they are a record or beneficial owner, subject to certain limited exceptions, until the earliest to occur of (1) the termination of the merger agreement for any reason in accordance with its terms, (2) the effective time and (3) the approval of the merger agreement by the shareholders of Stellar by the requisite Stellar vote.

The Stellar voting agreements will remain in effect until the earlier to occur of the termination of the merger agreement for any reason in accordance with its terms and the effective time.

As of the record date, shares constituting approximately 8.6% of the Stellar common stock entitled to vote at the special meeting are subject to Stellar voting agreements.

The foregoing description of the Stellar voting agreements is subject to, and qualified in its entirety by reference to the Stellar voting agreements, a form of which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus.

Director Support Agreements

Certain directors of Stellar have entered into a director support agreement with Prosperity, Prosperity Bank, Stellar and Stellar Bank in connection with Prosperity’s and Stellar’s entry into the merger agreement (the “Stellar director support agreements”). Pursuant to the Stellar director support agreements, such directors have agreed, among other things, and subject to certain exceptions, from and after the effective time for a period of two (2) years, not to solicit customers of Stellar, Stellar Bank, Prosperity or Prosperity Bank on behalf of a third party, not to (i) disclose or use confidential information of Stellar, Stellar Bank, Prosperity or Prosperity Bank (or any of their respective subsidiaries and affiliates), (ii) solicit certain Stellar, Stellar Bank, Prosperity or Prosperity Bank customers or (iii) solicit certain Stellar, Stellar Bank, Prosperity or Prosperity Bank employees.

The Stellar director support agreements became effective upon signing, although many of the provisions become effective only upon the effective time of the merger. The director support agreements terminate upon a termination of the merger agreement prior to the consummation of the transactions contemplated thereby.

The foregoing description of the Stellar director support agreements is subject to, and qualified in its entirety by reference to the Stellar director support agreements, a form of which is attached to this proxy statement/prospectus as Annex C and is incorporated by reference into this proxy statement/prospectus.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law principles.

Specific Performance

Prosperity and Stellar will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Each of Prosperity and Stellar waives any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined in this section) who exchange their Stellar common stock for Prosperity common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws) and, except as expressly addressed below, any U.S. tax reporting requirements. This discussion is based upon the Code, the U.S. Treasury Regulations promulgated thereunder and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly in a material and adverse manner and/or retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the continuing validity and accuracy of this discussion.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Stellar common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership, including for this purpose any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds Stellar common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partners, the status and activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding Stellar common stock, you should consult your own tax advisors regarding the specific U.S. federal income tax consequences of the merger to you in light of your particular circumstances.

This discussion is applicable to you only if you hold your shares of Stellar common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, without limitation, if you are:

•	a bank or other financial institution;

•	a tax-exempt organization or governmental organization;

•	an S corporation, partnership or other pass-through entity (or a shareholder, partner or investor therein);

•	an underwriter or insurance company;

•	a mutual fund;

•	a pension fund, retirement plan, individual retirement account or other tax-deferred account;

•	a broker, dealer or trader in securities (including traders in securities that elect to apply a mark-to-market accounting method), currencies or commodities;

•	a holder of Stellar common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Stellar common stock subject to the U.S. anti-inversion rules or the base erosion and anti-abuse tax;

•

a holder of Stellar common stock who holds such stock (or who will hold Prosperity common stock after the merger) in connection with a trade or business, permanent establishment or fixed base outside the United States;

•	a holder of Stellar common stock required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	a holder of Stellar common stock who received Stellar common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

•	a controlled foreign corporation, passive foreign investment company or personal holding company;

•	a holder who exercises dissenters’ rights;

•	a real estate investment trust;

•	a regulated investment company;

•	a person who uses a functional currency other than the U.S. dollar;

•	an expatriate or former citizen or long-term resident of the United States;

•

a holder who owns (or who has owned or will own, directly, indirectly, or constructively, at any time) 5% or more of the total combined voting power or value of Stellar or will own 5% or more of the total combined voting power or value of Prosperity pursuant to the merger;

•	a holder of options granted under any Stellar benefit plan; or

•	a holder of Stellar common stock who holds Stellar common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If you are a U.S. holder subject to special provisions and/or tax treatment under the Code, including but not limited to those described immediately above, you should consult your own tax advisors regarding the tax consequences to you relating to the merger in light of your particular circumstances. This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).

This general discussion is not intended to be, and should not be construed as, legal or tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax consequences relating to the merger. The tax consequences of the merger are complex and will depend on your specific situation and factors not within Prosperity’s or Stellar’s control or knowledge. No ruling from the Internal Revenue Service (“IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences applicable to U.S. holders as discussed herein. This discussion is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this discussion. You should consult your own tax advisor as to the tax consequences of the merger to you in light of your particular circumstances, including the ability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

U.S. Federal Income Tax Consequences of the Merger Generally

U.S. Holders who receive Prosperity common stock and cash in connection with the merger

Prosperity and Stellar intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. As described below, it is a condition to each party’s respective obligations to complete the merger that Prosperity and Stellar each receive a tax opinion dated as of the closing date to the effect that, on the basis of facts, representations, warranties and assumptions set forth or referred to in such opinion, the merger will so qualify.

Provided the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and subject to the discussion below relating to the receipt of cash in lieu of fractional shares, the material U.S. federal income tax consequences of the merger to a U.S. holder generally will be as follows:

•

you will recognize gain (but not loss) when you exchange your Stellar common stock for Prosperity common stock and cash in the merger in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received by you in the merger (including any fractional share of Prosperity common stock deemed received and exchanged for cash, as discussed below) exceeds your adjusted tax basis in your Stellar common stock exchanged therefor and (ii) the amount of cash received by you (excluding cash received in lieu of a fractional share of Prosperity common stock);

•

your aggregate tax basis in the Prosperity common stock that you receive in exchange for Stellar common stock in the merger (including any fractional share that you are deemed to receive and exchange for cash, as described below) will equal your aggregate adjusted tax basis in the Stellar common stock exchanged therefor, decreased by the amount of cash received (excluding any cash received in lieu of a fractional share of Prosperity common stock) and increased by the amount of any gain recognized by you (regardless of whether such gain is classified as capital gain or dividend income, as discussed below, but excluding any gain recognized with respect to any fractional share of Prosperity common stock for which cash is received, discussed below); and

•

your holding period for the Prosperity common stock that you receive in exchange for Stellar common stock in the merger (including any fractional share that you are deemed to receive and exchange for cash, as described below) will include your holding period for the shares of Stellar common stock exchanged therefor.

If you acquired different blocks of Stellar common stock at different times and at different prices, your adjusted tax basis and holding period in your Prosperity common stock may be determined with reference to each block of Stellar common stock. You should consult your own tax advisor regarding the determination of the tax basis and/or holding periods of the particular shares of Prosperity common stock you receive in the merger in light of your own circumstances.

Subject to the discussion below regarding potential dividend treatment, any gain recognized by a U.S. holder in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such U.S. holder’s holding period in the shares of Stellar common stock surrendered in the merger exceeds one (1) year at the effective time of the merger. Long-term capital gains recognized by certain non-corporate holders, including individuals, generally are taxed at preferential U.S. federal income tax rates. There are currently no preferential U.S. federal income tax rates for long-term capital gains of a U.S. holder that is a corporation. The deductibility of a capital loss is subject to significant limitations under the Code. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock other than the Prosperity common stock received pursuant to the merger, any gain recognized by such U.S. holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Such treatment generally will not apply to a shareholder of a publicly held corporation, such as Prosperity, whose relative stock interest is minimal, who exercises no control with respect to corporate affairs and who experiences at least a de minimis reduction in its percentage interest as a result of the deemed redemption of Prosperity common stock for the cash consideration. Because the possibility of dividend treatment depends upon each U.S. holder’s particular circumstances, including the application of constructive ownership rules, U.S. holders of Stellar common stock should consult their own tax advisors regarding the application of the foregoing rules to them in light of their particular circumstances.

Cash In Lieu of Fractional Shares

If you receive cash in lieu of a fractional share of Prosperity common stock, you generally will be treated as having received the fractional share of Prosperity common stock pursuant to the merger and then as having exchanged that fractional share for cash in redemption by Prosperity. Subject to the discussion above regarding potential dividend treatment, you generally will recognize capital gain or loss on any cash received in lieu of a fractional share of Prosperity common stock equal to the difference between the amount of cash received and your adjusted tax basis in such fractional share. Any capital gain or loss will constitute long-term capital gain or loss if your holding period in Stellar common stock surrendered in the merger is greater than one (1) year as of the effective time of the merger. Long-term capital gains recognized by certain non-corporate taxpayers, including individuals, are generally taxed at preferential U.S. federal income tax rates. There are currently no preferential U.S. federal income tax rates for long-term capital gains of a U.S. holder that is a corporation. The deductibility of a capital loss is subject to significant limitations under the Code.

Closing Condition Tax Opinions

It is a condition to the closing of the merger that Prosperity and Stellar receive an opinion from Wachtell, Lipton, Rosen & Katz (or other nationally recognized tax counsel) and Norton Rose Fulbright US LLP (or other nationally recognized tax counsel), respectively, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based upon and rely on, among other things, various facts, assumptions, representations and warranties and covenants, including those contained in the merger agreement and in representation letters provided by Prosperity and Stellar. If any of these facts, assumptions, representations and warranties or covenants underlying the tax opinions described above is or becomes incorrect, incomplete, inaccurate or is violated, the validity of, and the conclusions reached in, such tax opinions may be affected, no longer accurate or jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth therein.

An opinion of counsel represents such counsel’s judgment and is not binding on the IRS or any court. Prosperity and Stellar have not and do not intend to seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS or a court will not disagree with or challenge any of the conclusions described herein or in such opinions of counsel.

Information Reporting and Backup Withholding

You may be subject to U.S. information reporting and backup withholding (currently at a rate of 24%) on any cash payments received in connection with the merger. However, you generally will not be subject to backup withholding, if you:

•

furnish your correct taxpayer identification number and certify, among other information, that you are not subject to backup withholding on the IRS Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the merger and otherwise comply with all applicable requirements of the backup withholding rules; or

•	otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, if any, provided that you timely furnish the required information to the IRS. You should consult your own tax advisors to determine your qualification for an exemption from backup withholding and the procedure for establishing an exemption in light of your particular circumstances.

The preceding discussion is intended only as a general summary of the material U.S. federal income tax consequences of the merger and is not tax or legal advice. It is not a complete analysis or discussion of all potential tax consequences that may be important or applicable to a particular holder of Stellar common stock. The tax consequences of the merger to any holder of Stellar common stock will depend on such holder’s specific situation and circumstances. Holders of Stellar common stock should consult their own tax advisors with respect to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

As a result of the merger, Stellar shareholders who receive shares of Prosperity common stock in the merger will become Prosperity shareholders. The following description summarizes the terms of Prosperity’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Texas law, the Prosperity articles and Prosperity bylaws. The Prosperity articles and the Prosperity bylaws are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.Prosperity’s authorized capital stock consists of 200,000,000 authorized shares of common stock, par value $1.00 per share (the “Prosperity common stock”) and 20,000,000 authorized shares of preferred stock, par value $1.00 per share (the “Prosperity preferred stock”). As of the date of this proxy statement/prospectus, there were 100,834,689 shares of Prosperity common stock issued and outstanding and no shares of Prosperity preferred stock issued and outstanding. All outstanding shares of Prosperity capital stock are fully paid and non-assessable.

Prosperity Common Stock

Voting Rights

Holders of Prosperity common stock are entitled at all times to one (1) vote for each share, subject, however, to the voting rights, if any, of the holders of Prosperity preferred stock. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity Board, all voting power is in Prosperity common stock. Prosperity shareholders do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of Prosperity common stock are entitled to receive dividends when authorized by the Prosperity Board and declared by Prosperity out of funds legally available for the payment of dividends. However, the Prosperity Board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of Prosperity preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Preemptive and Conversion Rights

Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire additional shares of Prosperity.

Transfer Agent and Registrar

The transfer agent and registrar for Prosperity common stock is Computershare Trust Company, Inc., at P.O. Box 43006, Providence, RI 02940-3006.

Listing

Prosperity common stock is listed on the NYSE under the symbol “PB.”

For more information regarding the rights of holders of Prosperity common stock, see the section entitled “Comparison of Shareholders’ Rights” beginning on page 120.

Prosperity Preferred Stock

The Prosperity Board has the authority to classify and reclassify any unissued shares of Prosperity preferred stock by authorizing the issuance of the Prosperity preferred stock from time to time in one or more series with such distinctive serial designations as may be established by the Prosperity Board. Except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity Board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of Prosperity’s shareholders might believe to be in their best interests or in which Prosperity’s shareholders might receive a premium for their stock over Prosperity’s then-market price. The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of Prosperity preferred stock.

As of the date of this proxy statement/prospectus, Prosperity has 20,000,000 authorized shares of Prosperity preferred stock, none of which are issued and outstanding.

The Prosperity Board does not intend to seek shareholder approval prior to any issuance of Prosperity preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity Board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

Certain Charter and Bylaw Provisions Potentially Having an Anti-Takeover Effect

The Prosperity articles and Prosperity bylaws contain certain provisions that could have an anti-takeover effect and thus discourage potential takeover attempts and make it more difficult for Prosperity’s shareholders to change management or receive a premium for their shares. In addition to the actions described above under the section entitled “Prosperity Preferred Stock” that could have an anti-takeover effect, these provisions include:

•	authorization for the Prosperity Board to issue shares of one or more series of preferred stock without shareholder approval;

•	a requirement that directors only be removed from office for cause and only upon the affirmative vote of the majority of shares entitled to vote at the election of directors;

•	a requirement under Texas law that shareholder action without a meeting requires unanimous written consent;

•

a limitation on the ability of shareholders to call special meetings to those shareholders entitled to cast not less than fifty percent (50%) of the outstanding shares entitled to vote at the proposed special meeting;

•	the requirement under the Prosperity articles that shareholders representing a majority of the outstanding shares of stock entitled to vote approve all amendments to the Prosperity articles;

•

the requirement that any shareholders that wish to bring business before Prosperity’s annual meeting of shareholders or nominate candidates for election as directors at Prosperity’s annual meeting of shareholders must provide timely notice of their intent in writing and comply with the other requirements set forth in the Prosperity bylaws; and

•	a prohibition on cumulative voting in the election of directors.

Limitation of Liability and Indemnification of Officers and Directors

The Prosperity articles and Prosperity bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who are or were serving at the request of Prosperity as a director, officer, partner or trustee of another entity. The Prosperity articles and Prosperity bylaws further provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exculpation from liability is not permitted under Texas law.

COMPARISON OF SHAREHOLDERS’ RIGHTS

If the merger is completed, holders of Stellar common stock will receive shares of Prosperity common stock in the merger and they will cease to be shareholders of Stellar.

Prosperity and Stellar are both organized under the laws of the State of Texas. The following is a summary of the material differences between (1) the current rights of holders of Stellar common stock under Texas law and the Stellar certificate of formation and the Stellar bylaws and (2) the current rights of holders of Prosperity common stock under Texas law and the Prosperity articles and the Prosperity bylaws.

Prosperity and Stellar believe that this summary describes the material differences between the rights of holders of Prosperity common stock as of the date of this proxy statement/prospectus and the rights of holders of Stellar common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to Prosperity’s and Stellar’s governing documents, which we urge you to read carefully and in their entirety. Copies of Prosperity’s and Stellar’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 137.

	Prosperity	Stellar
Authorized and Outstanding Capital Stock:

The Prosperity articles authorize Prosperity to issue of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

As of April 15, 2026, there were 100,834,689 shares of Prosperity common stock outstanding, and no shares of Prosperity preferred stock outstanding.

The Stellar certificate of formation currently authorizes Stellar to issue up to 140,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

As of the record date, there were 50,910,698 shares of Stellar common stock outstanding and no shares of Stellar preferred stock outstanding.

Preferred Stock:	The Prosperity articles provide that the Prosperity Board is authorized to establish series of preferred stock by fixing and determining the relative rights and preferences of the shares of any such series. The Prosperity articles require all shares of Prosperity preferred stock to be identical, except that the following characteristics may vary between different series of Prosperity preferred stock: dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends; redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed; sinking fund provisions for the redemption or purchase of shares; the amount payable upon shares	The Stellar certificate of formation, subject to limitations prescribed in the Stellar bylaws and by Texas law, provides that the Stellar Board may provide for the issuance of shares of preferred stock, in one or more series, and to fix the relative rights and preferences of the shares of a series of preferred stock, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges.

	Prosperity	Stellar
in the event of voluntary or involuntary liquidation; the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; voting rights; and such other powers, preferences and rights as the Prosperity Board determines.

Voting Rights:	Under the Prosperity articles and the Prosperity bylaws, each share of Prosperity common stock is entitled to one (1) vote on each matter submitted to a vote at a meeting of shareholders. Except as expressly provided by law and except for any voting rights which may be conferred by the Prosperity Board on any shares of Prosperity preferred stock, all voting power is in the Prosperity common stock.

Under the Stellar certificate of formation, each share of Stellar common stock is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is expressly denied.

The Stellar bylaws similarly provide one vote per outstanding share (except as set forth in the Stellar certificate of formation) and deny cumulative voting.

Size of Board of Directors:

The size of the Prosperity Board may be increased or decreased pursuant to the Prosperity bylaws but may not be less than three (3) directors. The Prosperity bylaws currently provide that a majority of the board of directors may alter the number of directors, but such number may not be less than three (3) or have the effect of shortening the term of an incumbent director may be made by the Prosperity Board.

The current size of the Prosperity Board is fourteen (14) directors.

Under the Stellar certificate of formation and bylaws, the number of directors is fixed and determined from time to time by resolution of the Stellar Board at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent directors.

The current size of the Stellar Board is thirteen (13) directors.

Classes of Directors:	The Prosperity articles separate the directors into three (3) classes, as nearly equal in number as possible, with staggered, multi-year terms of office. This means that only one-third (1/3) of the board is elected at each annual meeting of shareholders and until the director’s successor is elected and qualified or, if earlier, until the director’s death, resignation or removal from office. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two (2) annual meetings of shareholders are required to change control of the board.	The Stellar certificate of formation and bylaws separate the Stellar Board into three classes, as nearly equal number as possible, designated as Class I, Class II and Class III. Each director serves for a term ending on the date of the third (3rd) annual meeting of shareholders following the annual meeting at which such director was elected, provided that the term of each director continues until the election and qualification of a successor and is subject to such director’s earlier death, resignation or removal.

	Prosperity	Stellar
Election of Directors:

Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. In an uncontested election, any nominee for election who receives a greater number of “withhold” votes than votes “for” election will promptly tender to the board his or her offer of resignation. If such an event were to occur, the nominating and corporate governance committee of the Prosperity Board will consider the resignation offer and make a recommendation to the board whether to accept or reject the resignation offer based on all factors it deems relevant, including the various factors set forth in the Prosperity bylaws. The Prosperity Board will act on the nominating and corporate governance committee’s recommendation within ninety (90) days following certification of the shareholder vote.

Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one (1) vote for each nominee for director.

Under the Stellar certificate of formation and bylaws, directors are elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

Vacancies on the Board of Directors:	Under the Prosperity bylaws, an affirmative vote of a majority of the directors then in office, though less than a quorum of the board of directors, or by the sole remaining directors, may fill a vacancy which results from any reason. Any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

Under the Stellar bylaws, unless the Stellar Board otherwise determines, vacancies and newly created directorships may be filled only by the affirmative vote of a majority of the remaining directors (even if less than a quorum), and if there is only one director remaining, by such sole director. Directors so chosen hold office until their successors are duly elected and qualified. Between two successive annual meetings, the Stellar Board may not fill more than two vacancies created by an increase in the number of directors. A vacancy created by an increase in the number of directors may also be filled by shareholders at an annual or special meeting called for that purpose.

Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors, any vacancies in such directorships and any newly created directorships of such

	Prosperity	Stellar
class or series resulting from an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office, or by the sole remaining such director, and such directorships shall not be filled by the vote of the remaining directors unless otherwise provided in the certificate of formation.

Removal of Directors:	The Prosperity bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.	The Stellar bylaws provide that any director, or the entire Stellar Board, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of Stellar’s capital stock entitled to vote generally in the election of directors. If the holders of any class or series of capital stock are entitled to elect one or more directors, only the holders of that class or series may vote for or against the removal of such director or directors.

Amendments to Organizational Documents:

In order to amend the Prosperity articles, an affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon is required.

The Prosperity bylaws provide that the bylaws may be amended by the board of directors or the shareholders. Such action by (i) the board of directors will require the affirmative vote of a majority of the directors then in office at any regular or special meeting of the board of directors and (ii) the shareholders will require the affirmative vote of at least two-thirds (2/3) of the issued and outstanding shares of stock entitled to vote thereon.

Under Texas law, the Stellar certificate of formation may be amended by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of Stellar common stock entitled to vote on the amendment.

The Stellar certificate of formation provides that only the Stellar Board may alter, amend, or repeal the Stellar bylaws or adopt new bylaws, and Stellar shareholders may not have the power to alter, amend, or repeal the Stellar bylaws or adopt new bylaws.

Shareholder Action by Written Consent:	The Prosperity articles do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.	The Stellar certificate of formation and the Stellar bylaws provide that any action required or permitted to be taken at an annual or special meeting of shareholders under the TBOC may be taken without a meeting, without prior notice, and without a vote, if a written consent or consents setting forth the action taken are signed by all shareholders entitled to vote with respect to such action.

	Prosperity	Stellar

The Stellar bylaws further provide that no such written consent is effective unless, within sixty (60) days after the date of the earliest dated consent delivered to Stellar, the consent or consents signed by all shareholders entitled to vote are delivered to Stellar.

Special Meetings of Shareholders:	The Prosperity articles and the Prosperity bylaws provide that special meetings of the shareholders may be called only by the chairman of the Prosperity Board, by the chief executive officer, by the president, by a majority of the board of directors or by the holders of not less than fifty percent (50%) of the outstanding shares entitled to vote at the proposed special meeting.	The Stellar certificate of formation and the Stellar bylaws provide that special meetings of the shareholders for any purpose or purposes may be called by (i) the Chairman of the Board or (ii) a majority of the entire Stellar Board. In addition, the Stellar certificate of formation provides that a special meeting of the shareholders may be called at the request in writing of shareholders owning fifty percent (50%) or more of the issued and outstanding shares of Stellar entitled to vote at such meeting by the Chairman of the Board or the Secretary. Such request for a special meeting must state the purpose or purposes of the proposed meeting, which purpose or purposes must be stated in the notice of the meeting. Business transacted at any special meeting of shareholders must be limited to the purposes stated in the notice.

Record Date:	Under the Prosperity bylaws and as required by the TBOC, the Prosperity Board may fix a record date, which record date may not be more than sixty (60) or less than ten (10) days before the date of the annual or special meeting, unless otherwise required by applicable law.	Under the Stellar bylaws, the Stellar Board may provide that the share transfer records be closed for a stated period, but not to exceed sixty (60) days, or may fix in advance a record date for determining shareholders. Any such record date may not be more than Sixty (60) days and, in the case of a meeting of shareholders, may not be less than ten (10) days prior to the date on which the action requiring such determination is to be taken.

Quorum:	Under the Prosperity bylaws, unless Texas law or the Prosperity articles provide otherwise, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at any meeting of shareholders for the transaction of business. The	Under the Stellar bylaws, a quorum is present at a meeting of shareholders if the holders of shares representing a majority of the voting power of the issued and outstanding shares entitled to vote at the meeting are present in person or represented by proxy, unless otherwise provided in the Stellar certificate of

	Prosperity	Stellar
shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

formation or the TBOC. Once a share is represented at a meeting for any purpose other than objecting to the holding of the meeting or the transaction of business, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof, unless a new record date is or must be set for such adjourned meeting.

If a quorum is not present, the shareholders entitled to vote, present in person or by proxy, may adjourn the meeting without notice other than announcement at the meeting until a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted that could have been transacted at the meeting as originally noticed.

Notice of Shareholder Actions/Meetings:	The Prosperity bylaws provide that written notice of the place, date and hour (and the purpose, if the meeting is a special meeting) of each shareholders’ meeting must be given by or at the direction of the Prosperity Board or the other person(s) calling the meeting to each shareholder entitled to vote at the meeting. Such notice must be provided not less than ten (10) days nor more than sixty (60) days before the date of the shareholder meeting and may be delivered either personally or by mail. If mailed, notice is given when deposited in the U.S. mail, postage prepaid, directed to the shareholder at such shareholder’s address as it appears on the records of Prosperity.

The Stellar bylaws provide that written notice stating the place, day and hour of any meeting of shareholders, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than ten (10) nor more than sixty (60) days before the meeting date, by or at the direction of the Chairman of the Board, the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. Notice is deemed delivered, if mailed, when deposited in the U.S. mail, postage prepaid, and addressed to the shareholder at the address appearing on Stellar’s share transfer records.

The officer or agent of Stellar having charge of the share transfer books is required, at least ten (10) days before each meeting of shareholders, to prepare a complete list of shareholders entitled to vote at such meeting or any adjournment thereof, arranged alphabetically and showing the address and number of shares held by each shareholder. Such list must be kept on file at Stellar’s registered office or principal place of business for a period of 10 days prior to the meeting and be available for inspection by any shareholder during usual business hours of Stellar.

	Prosperity	Stellar
Advance Notice Requirements for Shareholder Nominations and Other Proposals:

Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than one hundred and twenty (120) days in advance of the first (1st) anniversary of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of shareholders has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by Prosperity at least eighty (80) days prior to the date Prosperity intends to distribute its proxy statement with respect to such meeting. Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than ninety (90) days prior to such meeting or ten (10) days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

Nominations for election to the Prosperity Board may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than one hundred and twenty (120) days in advance of the first (1st) anniversary of the date of Prosperity’s proxy statement released to shareholders in

The Stellar bylaws provide that, for business other than the nomination of directors to be properly requested by a shareholder for consideration at an annual meeting, the shareholder must give timely written notice to the Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at Stellar’s principal executive offices not less than ninety (90) nor more than one hundred and twenty (120) calendar days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than thirty (30) calendar days or delayed by more than sixty (60) calendar days from such anniversary date, the notice must be received by Stellar no later than the later of seventy (70) calendar days prior to the date of the annual meeting or the close of business on the seventh calendar day following the earlier of the date on which notice of the annual meeting is first mailed or public announcement of the meeting date is first made.

The Stellar bylaws provide that, for nominations of directors to be properly requested by a shareholder for consideration at an annual meeting, the shareholder’s notice of nomination must be delivered to or mailed and received at Stellar’s principal executive offices not less than one hundred and twenty (120) nor more than one hundred and fifty (150) calendar days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than thirty (30) calendar days or delayed by more than sixty (60) calendar days from such anniversary date, the notice must be received no later than the later of seventy (70) calendar days prior to the date of the annual meeting or the close of business on the seventh calendar day following the earlier of the date on which notice of the annual meeting is first mailed

	Prosperity	Stellar
connection with the previous year’s annual meeting. Notice given in the context of an annual meeting must be received by Prosperity’s secretary no later than ninety (90) days prior to such meeting or ten (10) days following the date the public announcement is made regarding the annual meeting. Prosperity’s chairman of the board, or if applicable, the nominating committee, will determine whether a nomination is made in accordance with these procedures.

or public announcement of the meeting date is first made.

For shareholder-proposed business other than director nominations to be properly requested for consideration at an annual meeting, a shareholder’s notice to the Secretary must set forth, among other things: a description in reasonable detail of the business proposed and the reasons therefor; the name and address of the proposing shareholder and any Shareholder Associated Person; the class or series and number of shares of Stellar owned beneficially and of record by such shareholder and any Shareholder Associated Person; any material interest of such persons in the proposed business; and any agreements between such persons and other parties relating to the proposed business.

At a special meeting of shareholders, only business properly brought before the meeting pursuant to the notice of meeting, and, if proposed by a shareholder, in accordance with the procedures set forth in the Stellar bylaws, may be conducted or considered.

Limitation of Liability of Directors and Officers:

The Prosperity articles and the Prosperity bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exculpation from liability is not permitted under Texas law.

The Prosperity articles and the Prosperity bylaws provide that the corporation will have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or in a similar capacity or who is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity against any liability incurred by such person in such a capacity or arising out of such person’s status.

The Stellar certificate of formation provides that no director of Stellar shall have personal liability to Stellar or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except to the extent that the director is found liable under applicable law for (i) a breach of the director’s duty of loyalty to Stellar or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty to Stellar or involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derived an improper personal benefit, or (iv) any act or omission for which liability is expressly provided by applicable statute. If the TBOC is amended to authorize further elimination or limitation of directors’ personal liability, the liability of Stellar’s directors shall be eliminated or limited to

	Prosperity	Stellar
the fullest extent permitted by the TBOC, as so amended.

Indemnification of Directors and Officers:

Under Texas law, a corporation must indemnify a director for his or her service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.

The Prosperity articles and the Prosperity bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who are or were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

The Stellar certificate of formation provides that Stellar shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any current or former director or officer of Stellar, and any current or former delegate of Stellar, who is or was, or is threatened to be made, a respondent in any proceeding by reason of the fact that such person is or was a director, officer or delegate of Stellar, against all expenses actually incurred in connection with such proceeding. Such indemnification continues as to any person who has ceased to be a director, officer or delegate and inures to the benefit of such person’s heirs, executors and administrators. The certificate of formation further provides that the right to indemnification is a contract right and, to the extent permitted by the TBOC, includes the right to advancement of expenses incurred in defending or otherwise participating in any proceeding prior to its final disposition.

The Stellar bylaws provide that each “Indemnitee” shall be indemnified and held harmless by Stellar to the fullest extent permitted by the TBOC, as it exists or may be amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or payable in settlement) incurred or suffered in connection with any proceeding by reason of the fact that such person is or was a director or officer of Stellar, or is or was serving at the request of Stellar as a director, officer, trustee, employee or agent of another entity, including service with respect to employee benefit plans.

The Stellar bylaws further provide that each Indemnitee is entitled, to the fullest extent permitted by the TBOC, to advancement of expenses incurred in connection with any proceeding prior to its

	Prosperity	Stellar

final disposition, with such advances payable within twenty (20) days after Stellar’s receipt of a statement requesting payment.

Stellar may, in its discretion, purchase or maintain insurance or other arrangements to indemnify and hold harmless any current or former director, officer, delegate, employee or agent against liabilities asserted against or incurred by such person in such capacity. Notwithstanding the foregoing, all indemnification and advancement of expenses are subject to and must comply with Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Anti-Takeover Provisions:

Texas law contains a business combination statute that prohibits a Texas corporation from engaging in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “affiliated shareholder” (generally defined as the holder of twenty percent (20%) or more of the corporation’s voting shares) for a period of three (3) years from the date such person became an affiliated shareholder unless: (i) the business combination or purchase or acquisition of shares made by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds (2/3) majority of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six (6) months after the affiliated shareholder became an affiliated shareholder.

The Texas business combination statute is not applicable to a business combination with a corporation that opted out of such provision through its articles of

Stellar has not opted out of the Texas business combination statute. Accordingly, the Texas business combination statute applies to acquisitions of shares of Stellar common stock.

	Prosperity	Stellar

incorporation or bylaws; or to a business combination with an affiliated shareholder who became one inadvertently, if the affiliated shareholder (i) divests itself, as soon as practicable, of enough shares to no longer be an affiliated shareholder and (ii) would not at any time within the three (3)-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition.

Prosperity has not opted out of the Texas business combination statute. Accordingly, the Texas business combination statute applies to acquisitions of shares of Prosperity common stock.

Through provisions in the Prosperity articles of incorporation and bylaws unrelated to these provisions of Texas law, Prosperity already (i) has a classified board, (ii) requires a two-thirds (2/3) vote for the removal of any director from its board of directors, which removal will be allowed only for cause, (iii) vests in its board of directors the exclusive power to fix the number of directorships, and (iv) requires, unless called by the chairman of the board, the chief executive officer, the president or the majority of the board of directors, shareholders entitled to cast not less than a fifty percent (50%) of the outstanding shares entitled to vote at such special meeting call a special meeting.

Shareholder Rights Plan:	Prosperity does not currently have a shareholder rights plan in effect.	Stellar does not currently have a shareholder rights plan in effect.

Exclusive Forum	Neither the Prosperity articles of incorporation nor the Prosperity bylaws contain an exclusive forum provision.	The Stellar bylaws provide that, unless Stellar consents in writing to the selection of an alternative forum, any state or federal court located in Harris County, Texas, shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of Stellar, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Stellar to Stellar or its shareholders or creditors, including any claim alleging the

Prosperity	Stellar
aiding and abetting of such a breach, (iii) any action asserting a claim against Stellar or any current or former director, officer, employee or agent of Stellar arising under the TBOC, the Stellar certificate of formation or the Stellar bylaws, or (iv) any action asserting a claim against Stellar or any such person governed by the internal affairs doctrine, including any action to interpret, apply, enforce or determine the validity of the TBOC, the Stellar certificate of formation or the Stellar bylaws.

TEXAS ANTI-TAKEOVER STATUTES

Certain provisions of Texas law could have an anti-takeover effect and make more difficult the acquisition of Prosperity by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Prosperity to negotiate first with the Prosperity Board.

Affiliated Business Combinations Under Texas Law

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of twenty percent (20%) or more of the corporation’s voting shares) for a period of three (3) years from the date such person became an Affiliated Shareholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds (2/3) majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six (6) months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organizations Code are not applicable to:

•	the business combination of a corporation:

•	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

•	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or

•

that adopted an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds (2/3) majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

•	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

•	would not at any time within the three (3)-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of twenty (20%) or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither the Prosperity articles of incorporation nor the Prosperity bylaws contain any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to its shareholders.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Charlotte M. Rasche, Executive Vice President and General Counsel of Prosperity.

Certain U.S. federal income tax consequences of the merger will be passed upon for Prosperity by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel for Prosperity, and for Stellar by Norton Rose Fulbright US LLP, Dallas, Texas, counsel for Stellar.

EXPERTS

The financial statements of Prosperity Bancshares, Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus by reference to Prosperity Bancshares, Inc.’s annual report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Stellar Bancorp, Inc. as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus by reference to Stellar Bancorp, Inc.’s annual report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Stellar Bancorp, Inc.’s internal control over financial reporting have been audited by Crowe LLP, an independent registered public accounting firm, as stated in their report. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If you are a Stellar shareholder, Stellar will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Stellar’s Investor Relations at Investor Relations, Stellar Bancorp, Inc., 9 Greenway Plaza, Suite 110, Houston, Tax 77046 or by calling (713) 210-7600. If you want to receive separate copies of a Stellar proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Stellar at the above address and telephone number.

SUBMISSION OF SHAREHOLDER PROPOSALS

FOR STELLAR 2026 ANNUAL MEETING

Stellar does not anticipate holding a 2026 annual meeting of Stellar shareholders if the merger is completed during the first half of 2026. However, if the merger is not completed within the expected time frame, Stellar may hold an annual meeting of its shareholders in 2026.

If the merger is not consummated in the first half of 2026 and Stellar holds an annual meeting of shareholders and a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2026 annual meeting of shareholders, such proposal and supporting statements, if any, must have been sent to Stellar at its principal executive office no later than December 11, 2025, subject to the exceptions noted below. Any such proposal must comply with the requirements of Rule 14a-8.

In addition, Stellar’s bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting. For business, other than nomination of directors, to be properly brought before a meeting, notice must be received by Stellar’s corporate secretary at the address below not less than ninety (90) nor more than one hundred and twenty (120) calendar days prior to the first anniversary of Stellar’s 2025 annual meeting of shareholders, which was held on May 21, 2025. Stellar’s corporate secretary, therefore, must have received notice of any business to be considered at our 2026 annual meeting of shareholders, no earlier than January 21, 2026 and no later than February 20, 2026, subject to the exceptions noted below. Additionally, for nominations of persons for election to the Stellar Board to be properly made at a meeting by a shareholder, notice must have been received by Stellar’s corporate secretary at the address below, not less than one hundred and twenty (120) nor more than one hundred and fifty (150) calendar days prior to the first anniversary of Stellar’s 2025 annual meeting of shareholders. Stellar’s corporate secretary, therefore, must have received notice of shareholder nomination for candidates no earlier than December 22, 2025 and no later than January 21, 2026, subject to the exceptions noted below.

In the case of shareholder proposals and shareholder nominations, if the date of the annual meeting is advanced more than thirty (30) calendar days prior to May 21, 2026 or delayed more than sixty (60) calendar days after May 21, 2026, then the notice must be received no later than the later of seventy (70) calendar days prior to the date of the annual meeting or the close of business on the seventh (7th) calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of Stellar or the day on which public announcement is first made of the date of the annual meeting. All notices sent to Stellar must also provide certain information set forth in Stellar’s bylaws. A copy of Stellar’s bylaws may be obtained upon written request to Stellar’s corporate secretary.

Shareholder proposals and nominations should be submitted to Stellar’s corporate secretary at Stellar Bancorp, Inc., 9 Greenway Plaza, Suite 110, Houston, Texas 77046.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity and Stellar each file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Prosperity and Stellar, which can be accessed at http://www.sec.gov. In addition, documents filed by Prosperity with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, are available from Prosperity without charge. You may obtain documents filed by Prosperity with the SEC by requesting them in writing or by telephone from Prosperity at the following address, and such documents will also be available free of charge by accessing the Investor Relations section of Prosperity’s website at www.prosperitybankusa.com, under the heading “Investor Relations”:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Investor Relations

Telephone: (281) 269-7199

Documents filed by Stellar with the SEC are available from Stellar without charge. You may obtain documents filed by Stellar with the SEC by requesting them in writing or by telephone from Stellar at the following address, and such documents will also be available free of charge by accessing the Investor Relations section of Stellar’s website at www.stellar.bank, under the heading “Investors”:

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

Attention: Investor Relations

Telephone: (713) 210-7600

The web addresses of the SEC, Prosperity and Stellar are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

Prosperity has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Prosperity’s securities to be issued in the merger. This document constitutes the prospectus of Prosperity filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Prosperity and Stellar to incorporate by reference into this document documents filed with the SEC by Prosperity and Stellar. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Prosperity and Stellar incorporate by reference the documents listed below and any documents filed by Prosperity and Stellar under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and until the date that the offering is terminated:

Prosperity Filings (SEC File No. 001-35388)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2025, filed February 26, 2026

Current Reports on Form 8-K	Filed January 2, 2026, January 29, 2026 and February 2, 2026 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed March 16, 2026

The description of Prosperity common stock contained in Prosperity’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating those descriptions	Filed December 22, 2011, as updated by Exhibit 4.2 to Prosperity’s Form 10-K for the year ended December 31, 2019, filed February 28, 2020

Stellar Filings (SEC File No. 001-38280)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2025, filed February 26, 2026, as amended by the Form 10-K/A filed April 17, 2026

Current Reports on Form 8-K	Filed January 29, 2026 and February 25, 2026 (other than the portions of those documents not deemed to be filed)

The description of Stellar common stock contained in Stellar’s registration statement on Form 8-A filed under Section 12 of the Exchange Act and any amendment or report filed for purpose of updating those descriptions	Filed November 6, 2017, as updated by Exhibit 4.2 to Stellar’s Form 10-K for the year ended December 31, 2024, filed February 29, 2024

Notwithstanding the foregoing, information furnished by Prosperity or Stellar on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus. For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

In addition to being a proxy statement of Stellar, this document is the prospectus of Prosperity for the shares of its common stock that will be issued in connection with the merger.

If you are a Stellar shareholder and (i) have any questions concerning (a) the special meeting or the merger or (b) the proxy statement/prospectus, (ii) would like additional copies of the proxy statement/prospectus without charge or (iii) need help voting your shares of Stellar common stock, please contact Stellar at the following address:

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

Attention: Investor Relations

These documents are available without charge upon written or oral request. To obtain timely delivery of these documents, Stellar shareholders must request them no later than May 19, 2026 in order to receive them before the special meeting. If you request any documents from Prosperity or Stellar, then Prosperity or Stellar (as applicable) will mail them to you by first class mail, or another equally prompt means, within one (1) business day after receiving your request.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities (including the securities offered by this document), or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Prosperity’s or Stellar’s affairs since the date of this document. Neither Prosperity nor Stellar has authorized anyone to give any information or make any representation about the merger or Prosperity or Stellar that is different from, or in addition to, that contained in this proxy statement/prospectus, the annexes hereto or in any of the materials that Prosperity or Stellar has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it. This proxy statement/prospectus is dated [    ], 2026. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to Stellar shareholders or Prosperity shareholders nor the issuance of shares of Prosperity common stock in the merger will create any implication to the contrary. Neither Prosperity nor Stellar assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law. The information contained in this document with respect to Prosperity was provided by Prosperity and the information contained in this document with respect to Stellar was provided by Stellar.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

PROSPERITY BANCSHARES, INC.

and

STELLAR BANCORP, INC.

Dated as of January 27, 2026

A-i

A-ii

EXHIBITS

Exhibit A – Form of Voting Agreement
Exhibit B – Form of Director Support Agreement
Exhibit C – Bank Merger Agreement

SCHEDULES

Stellar Disclosure Schedule
Prosperity Disclosure Schedule

A-iii

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	A-61
Additional Directors	A-64
Aggregate Stock Consideration	A-2
Agreement	A-1
Appraisal Demand	A-4
Assumed Debt	A-63
Bank Merger	A-6
Bank Merger Agreement	A-6
Bank Merger Certificates	A-6
BHC Act	A-10
Certificate of Merger	A-2
Chosen Courts	A-73
Closing	A-2
Closing Date	A-2
CoC Plan	A-58
Code	A-1
Confidentiality Agreement	A-54
Derivative Transactions	A-27
Director Support Agreement	A-1
Dissenting Share	A-4
Effective Time	A-2
Enforceability Exceptions	A-13
Environmental Laws	A-27
ERISA	A-19
Exception Shares	A-2
Exchange Act	A-14
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
Existing Benefit Plan	A-57
Extended Termination Date	A-68
FDIC	A-11
Federal Reserve Board	A-13
GAAP	A-10
Governmental Entity	A-13
Initial Termination Date	A-68
Intellectual Property	A-29
In-the-Money Option	A-4
Liens	A-12
List Date	A-31
Loan	A-30
Material Adverse Effect	A-10
Materially Burdensome Regulatory Condition	A-53
Merger	A-1
Merger Consideration	A-2
Multiemployer Plan	A-20
Multiple Employer Plan	A-20
New Certificates	A-6

A-iv

Page
New Plan	A-58
NYSE	A-8
Old Certificate	A-3
Payoff Documentation	A-63
Per Share Cash Consideration	A-2
Per Share Merger Consideration	A-2
Per Share Merger Consideration Value	A-5
Permitted Encumbrances	A-28
Personal Data	A-22
Prosperity	A-1
Prosperity Articles	A-33
Prosperity Bank	A-6
Prosperity Bank Board	A-64
Prosperity Benefit Plans	A-40
Prosperity Board	A-64
Prosperity Bylaws	A-33
Prosperity Common Stock	A-2
Prosperity Contract	A-43
Prosperity Disclosure Schedule	A-33
Prosperity ERISA Affiliate	A-40
Prosperity Preferred Stock	A-34
Prosperity Regulatory Agreement	A-43
Prosperity Reports	A-36
Prosperity Restricted Stock Awards	A-34
Prosperity Share Closing Price	A-8
Prosperity Stock Consideration Cap	A-2
Prosperity Subsidiary	A-33
Prosperity Tax Counsel	A-66
Proxy Statement	A-51
Real Property Leases	A-28
Regulatory Agencies	A-14
Release Agreement	A-58
Reorganization Treatment	A-6
Representatives	A-60
Requisite Regulatory Approvals	A-65
Requisite Stellar Vote	A-12
S-4	A-13
Sarbanes-Oxley Act	A-15
SBA	A-31
SEC	A-13
Securities Act	A-14
SRO	A-14
Stellar	A-1
Stellar 401(k) Plan	A-56
Stellar Adverse Recommendation Change	A-55
Stellar Articles	A-11
Stellar Bank	A-6
Stellar Benefit Plans	A-19
Stellar Board Recommendation	A-54
Stellar Bylaws	A-11
Stellar Common Stock	A-2

A-v

Page
Stellar Contract	A-26
Stellar Credit Agreement	A-63
Stellar Disclosure Schedule	A-9
Stellar Employee Census	A-22
Stellar Employees	A-56
Stellar Equity Awards	A-5
Stellar ERISA Affiliate	A-19
Stellar Indemnified Parties	A-59
Stellar Leased Properties	A-28
Stellar Meeting	A-54
Stellar Option	A-4
Stellar Owned Properties	A-28
Stellar Performance Unit Award	A-5
Stellar Real Property	A-28
Stellar Regulatory Agreement	A-26
Stellar Reports	A-14
Stellar Restricted Stock Award	A-5
Stellar Subsidiary	A-11
Stellar Tax Counsel	A-67
Subsidiary	A-10
Surviving Corporation	A-1
Takeover Restrictions	A-30
Tax	A-18
Tax Counsels	A-67
Tax Return	A-18
Taxes	A-18
TBOC	A-1
TDB	A-13
Termination Date	A-68
Termination Fee	A-69
Texas Secretary	A-2
Treasury Regulations	A-18
Voting Agreement	A-1
Willful Breach	A-69

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2026 (this “Agreement”), by and between Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”) and Stellar Bancorp, Inc., a Texas corporation (“Stellar”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Prosperity and Stellar have determined that it is advisable and in the best interests of their respective companies and their shareholders to enter into this Agreement, pursuant to which Stellar will, subject to the terms and conditions set forth herein, merge with and into Prosperity (the “Merger”), so that Prosperity is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement be adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each member of the Board of Directors of Stellar are entering into a voting agreement in the form attached hereto as Exhibit A pursuant to which he or she agrees to vote the issued and outstanding shares of Stellar Common Stock beneficially owned by such Person (as defined herein) in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Prosperity’s willingness to enter into this Agreement, members of the Board of Directors of Stellar are entering into Director Support Agreements in the form attached hereto as Exhibit B (the “Director Support Agreement”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Texas Business Organizations Code, as amended (the “TBOC”), at the Effective Time, Stellar shall merge with and into Prosperity. Prosperity shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Texas. Upon consummation of the Merger, the separate corporate existence of Stellar shall terminate.

1.2 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, remotely via the electronic exchange of closing deliveries, on a date as soon as reasonably practicable after (but no later than ten (10) business days after) the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), unless another date, time or place is agreed to in writing by Prosperity and Stellar. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Prosperity shall cause to be filed a certificate of merger (the “Certificate of Merger”) as provided under the TBOC with the Secretary of State of the State of Texas (the “Texas Secretary”). The Merger shall become effective as of the date and time specified in the Certificate of Merger in accordance with the relevant provisions of the TBOC, or at such other date and time as shall be provided by applicable law (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC and this Agreement.

1.5 Conversion of Stellar Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Prosperity, Stellar, or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of Stellar issued and outstanding immediately prior to the Effective Time (“Stellar Common Stock”), except for (i) shares of Stellar Common Stock owned by Stellar as treasury stock or otherwise owned by Stellar or Prosperity (in each case other than shares of Stellar Common Stock (A) held in any Stellar Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (B) held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) or (ii) Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, (1) $11.36 in cash (the “Per Share Cash Consideration”) and (2) 0.3803 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share, of Prosperity (the “Prosperity Common Stock”) (the consideration described in clauses (1) and (2), the “Per Share Merger Consideration” and the aggregate of such consideration, the “Merger Consideration”).

(b) If the aggregate number of shares of Prosperity Common Stock to be issued in connection with this Agreement (the “Aggregate Stock Consideration”) would exceed 19.9% of the issued and outstanding shares of Prosperity Common Stock immediately prior to the Effective Time (the “Prosperity Stock Consideration Cap”), (i) the Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to the nearest ten-thousandth when expressed in decimal form) such that the Aggregate Stock Consideration does not exceed the Prosperity Stock Consideration Cap and (ii) the Per Share Cash Consideration shall be increased (for the avoidance of doubt, on a per share basis) by an amount in cash equal to the Prosperity Share Closing Price multiplied by the difference between the initial Exchange Ratio and the Exchange Ratio as determined in accordance with this Section 1.5(b) (rounded down to the nearest whole cent); provided, that nothing in this sentence shall be construed to permit Prosperity or Stellar to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) All of the shares of Stellar Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Stellar Common Stock) previously representing any such shares of Stellar Common Stock shall thereafter represent only the right to receive (i) the Per Share Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Stellar Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case without any interest thereon. Old Certificates previously representing shares of Stellar Common Stock shall be exchanged for evidence of shares in book-entry form representing whole shares of Prosperity Common Stock as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Prosperity Common Stock or Stellar Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Per Share Merger Consideration to give holders of Stellar Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Prosperity or Stellar to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Stellar Common Stock that are owned by Stellar or Prosperity (in each case other than the Exception Shares) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Per Share Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Stellar Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder of Stellar Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC and as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (a “Dissenting Share”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Chapter 10, Subchapter H of the TBOC. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation.

(b) If any holder of Stellar Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Chapter 10, Subchapter H of the TBOC effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 with respect to such shares pursuant to and in accordance with this Agreement.

(c) Stellar shall give Prosperity reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Stellar Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to applicable law and received by Stellar that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Prosperity shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Stellar shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such holder of Stellar Common Stock as may be necessary to perfect appraisal rights under applicable law, without the prior written approval of Prosperity.

1.7 Prosperity Common Stock. At and after the Effective Time, each share of Prosperity Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.8 Treatment of Stellar Equity Awards.

(a) At the Effective Time, (i) each compensatory option to purchase shares of Stellar Common Stock that is outstanding and unexercised as of immediately prior to the Effective Time (each, a “Stellar Option”) that has a per share exercise price that is less than the Per Share Merger Consideration Value (each, an “In-the-Money Option”) shall, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled and each holder thereof shall have the right to receive (without interest) a cash payment equal to the product of (A) (I) the Per Share Merger Consideration Value minus (II) the exercise price per share of Stellar Common Stock subject to such Stellar Option as of immediately prior to the Effective Time multiplied by (B) the number of shares of Stellar Common Stock subject to such Stellar Option as of immediately prior to the Effective Time, and (ii) each Stellar Option that is not an In-the-Money Option and is outstanding and unexercised as of immediately prior to the Effective Time shall be cancelled at the Effective Time with no consideration payable in respect thereof.

(b) At the Effective Time, each award of a share of Stellar Common Stock subject solely to service-based vesting, repurchase or other lapse restriction that is outstanding immediately prior to the Effective Time (a “Stellar Restricted Stock Award”) shall fully vest and be cancelled and converted automatically into the right to receive (without interest) the Per Share Merger Consideration in respect of each share of Stellar Common Stock subject to such Stellar Restricted Stock Award immediately prior to the Effective Time plus any accrued but unpaid dividends, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date.

(c) At the Effective Time, each restricted unit award relating to shares of Stellar Common Stock subject to performance-based vesting requirements that is outstanding immediately prior to the Effective Time (a “Stellar Performance Unit Award”) shall be cancelled and converted automatically into the right to receive (without interest) a cash payment equal to the product of (i) the Per Share Merger Consideration Value multiplied by (ii) the number of earned shares of Stellar Common Stock subject to such Stellar Performance Unit Award immediately prior to the Effective Time (with achievement of applicable performance metrics determined as set forth on Section 1.8(c) of the Stellar Disclosure Schedule) plus any accrued but unpaid dividend equivalents, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date (or any later date required by Section 409A of the Code). The portion of each such Stellar Performance Unit Award that does not become vested at the Effective Time in accordance with the terms of the applicable award agreement will be forfeited at the Effective Time for no consideration.

(d) Each holder of a Stellar Restricted Stock Award converted into the right to receive the Per Share Merger Consideration that would have otherwise been entitled to receive a fraction of a share of Prosperity Common Stock (after aggregating all shares to be delivered in respect of all Stellar Equity Awards held by such holder) shall receive, in lieu thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to (i) such fractional part of a share of Prosperity Common Stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by (ii) the Prosperity Share Closing Price (as defined below).

(e) At or prior to the Effective Time, Stellar, the Board of Directors of Stellar and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary, including providing notice of the right to exercise the Stellar Option, for the treatment of the Stellar Equity Awards and to effectuate the provisions of this Section 1.8.

(f) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Per Share Merger Consideration Value” means the sum of (A) the product of (x) the Exchange Ratio multiplied by (y) the Prosperity Share Closing Price plus (B) the Per Share Cash Consideration.

(ii) “Stellar Equity Awards” means the Stellar Restricted Stock Awards, the Stellar Options and the Stellar Performance Unit Awards.

1.9 Articles of Incorporation of Surviving Corporation. At the Effective Time, the articles of incorporation, as amended, of Prosperity, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Bylaws of Surviving Corporation. At the Effective Time, the amended and restated bylaws of Prosperity, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11 Tax Consequences. The parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”), and that this Agreement be and hereby is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. Immediately following the Effective Time, Stellar Bank, a Texas banking association and a wholly owned Subsidiary of Stellar (“Stellar Bank”), will merge (the “Bank Merger”) with and into Prosperity Bank, a Texas banking association and a wholly owned Subsidiary of Prosperity (“Prosperity Bank”). Prosperity Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Stellar Bank shall cease. Promptly after the date of this Agreement, Prosperity Bank and Stellar Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit C (the “Bank Merger Agreement”). Each of Prosperity and Stellar shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Prosperity Bank and Stellar Bank, respectively. Prior to the Effective Time, Stellar shall cause Stellar Bank, and Prosperity shall cause Prosperity Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1 Prosperity to Make Consideration Available. At or prior to the Effective Time, Prosperity shall deposit, or shall cause to be deposited, with a bank or trust company designated by Prosperity and reasonably acceptable to Stellar (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) evidence in book-entry form, representing shares of Prosperity Common Stock to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Stellar Common Stock (collectively, referred to herein as “New Certificates”), and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) business days thereafter, Prosperity shall use reasonable best efforts to cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Stellar Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Per Share Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for evidence in book-entry form representing the number of whole shares of Prosperity Common Stock, (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares), the Per Share Cash Consideration and any cash in lieu of fractional shares which the shares of Stellar Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of Stellar Common Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Prosperity Common Stock to which such holder of Stellar Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) the Per Share Cash Consideration, (y) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (z) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Per Share Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Prosperity Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Prosperity Common Stock which the shares of Stellar Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.9).

(c) If any New Certificate representing shares of Prosperity Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer and other similar Taxes required by reason of the issuance of a New Certificate representing shares of Prosperity Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not required to be paid.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Stellar of the shares of Stellar Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration and cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Prosperity Common Stock shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect to Prosperity Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Prosperity. In lieu of the issuance of any such fractional share, Prosperity shall pay to each former holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Prosperity Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the ten (10) consecutive full trading days ending on and including the fifth trading day immediately preceding the Closing Date (the “Prosperity Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Stellar Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Prosperity

Common Stock which such holder would otherwise be entitled to receive pursuant to Article I. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Stellar Common Stock for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Stellar Common Stock who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Prosperity Common Stock deliverable in respect of each former share of Stellar Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Prosperity, Stellar, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Stellar Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Each of Prosperity and the Exchange Agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Prosperity or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made by Prosperity or the Exchange Agent, as the case may be. Notwithstanding anything herein to the contrary, any amounts payable in connection with the Closing in respect of any Stellar Equity Award with respect to employee award holders of Stellar and its Subsidiaries may be made through the payroll system of the Surviving Corporation or one of its Subsidiaries.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount as Prosperity or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Per Share Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STELLAR

Except (a) as disclosed in the disclosure schedule delivered by Stellar to Prosperity concurrently herewith (the “Stellar Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Stellar Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Stellar that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (A) any other section of this Article III specifically referenced or cross-referenced and (B) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Stellar Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements”

disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Stellar hereby represents and warrants to Prosperity as follows:

3.1 Corporate Organization.

(a) Stellar is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). Stellar has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Stellar is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Prosperity, Stellar or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of or effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or authoritative interpretations thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism or cyberattacks on third parties) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural or manmade disasters or from any outbreak of any disease, epidemic, pandemic or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood that this clause (E) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 4.3(b) or 4.4) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other banks or savings associations and their holding companies operating principally in the areas in which such party and its Subsidiaries are located) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the term “Subsidiary,” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such person for financial reporting purposes. True and complete copies of the articles of incorporation or certificate of formation, as applicable, of Stellar, as amended (the “Stellar Articles”) and the bylaws of Stellar, as amended (the “Stellar Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Stellar to Prosperity. True and complete copies of the organizational documents of Stellar Bank, as in effect as of the date of this Agreement, have previously been made available by Stellar to Prosperity.

(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Stellar, each Subsidiary of Stellar (a “Stellar Subsidiary”) (i) is duly organized, licensed and validly existing under the laws of its jurisdiction of organization,

(ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Stellar to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Stellar that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Stellar, threatened. Section 3.1(b) of the Stellar Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Stellar as of the date hereof.

3.2 Capitalization.

(a) The authorized capital stock of Stellar consists of 140,000,000 shares of Stellar Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. As of January 23, 2026, no shares of capital stock or other voting securities of Stellar are issued, reserved for issuance or outstanding, other than (i) 50,759,592 shares of Stellar Common Stock issued and outstanding (of which 454,448 shares of Stellar Common Stock were outstanding pursuant to Stellar Restricted Stock Awards), (ii) 71,736 shares of Stellar Common Stock reserved for issuance upon the exercise of outstanding Stellar Options (which Stellar Options have a weighted average exercise price of $22.10), (iii) Stellar Performance Unit Awards covering 159,833 shares of Stellar Common Stock (assuming achievement of the applicable performance goals at the target level) or 355,242 shares of Stellar Common Stock (assuming achievement of the applicable performance goals at the maximum level), (iv) 1,691,418 shares of Stellar Common Stock reserved for issuance pursuant to equity awards not yet granted under the Amended and Restated Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan and (v) no shares of Stellar Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since January 23, 2026 resulting from the exercise of any Stellar Options described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Stellar issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Stellar Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Stellar may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Stellar Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Stellar are issued or outstanding. Other than Stellar Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Stellar to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Stellar or any of the Stellar Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Stellar Common Stock or other equity interests of Stellar. Other than the Stellar Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Stellar or any of its Subsidiaries) are outstanding. No Subsidiary of Stellar owns any shares of capital stock of Stellar.

(c) Stellar owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Stellar Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Stellar

Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Stellar Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Stellar has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Stellar Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Stellar. The Board of Directors of Stellar has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Stellar and has directed that this Agreement and the transactions contemplated hereby be submitted to Stellar’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Stellar Common Stock entitled to vote on this Agreement (the “Requisite Stellar Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Stellar Bank and Stellar as its sole shareholder, no other corporate proceedings on the part of Stellar are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stellar and (assuming due authorization, execution and delivery by Prosperity) constitutes a valid and binding obligation of Stellar, enforceable against Stellar in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Subject to the receipt of the Requisite Stellar Vote, neither the execution and delivery of this Agreement by Stellar nor the consummation by Stellar of the transactions contemplated hereby, nor compliance by Stellar with any of the terms or provisions hereof, will (i) violate any provision of the Stellar Articles or the Stellar Bylaws or comparable governing documents of any Stellar Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Stellar or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Stellar or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Stellar or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board, FDIC or the Texas Department of Banking (the “TDB”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices and expiration of any related waiting period, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Stellar Disclosure Schedule or Section 4.4 of the Prosperity Disclosure

Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) by Prosperity of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary pursuant to the TBOC and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Prosperity Common Stock pursuant to this Agreement and the approval of the listing of such Prosperity Common Stock on the NYSE, no notices to, consents or approvals of or non-objections of, waivers or authorizations by, or applications, filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Stellar of this Agreement or (ii) the consummation of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (A) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (B) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Stellar is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports.

(a) Stellar and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority (including the TDB), (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority, (vi) any SRO and (vii) any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective Subsidiaries ((i) – (vii), collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Stellar and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Stellar, investigation into the business or operations of Stellar or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Stellar or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Stellar or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Stellar or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2023 (the “Stellar Reports”) is publicly available. No such Stellar Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Stellar Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Stellar has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Stellar Reports.

3.6 Financial Statements.

(a) The financial statements of Stellar and its Subsidiaries included (or incorporated by reference) in the Stellar Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Stellar and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Stellar and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Stellar and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Crowe LLP has not resigned (or informed Stellar that it intends to resign) or been dismissed as independent public accountants of Stellar as a result of or in connection with any disagreements with Stellar on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, neither Stellar nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Stellar, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Stellar included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Stellar and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Stellar or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar. Stellar (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Stellar, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Stellar by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Stellar’s outside auditors and the audit committee of Stellar’s Board of Directors (x) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Stellar’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Stellar, any fraud, whether or not material, that involves management or other employees who have a significant role in Stellar’s internal controls over financial reporting. These disclosures were made in writing by management to Stellar’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Prosperity. To the knowledge of Stellar, there is no reason to believe that Stellar’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2023, (i) neither Stellar nor any of its Subsidiaries, nor, to the knowledge of Stellar, any director, officer, auditor, accountant or representative of Stellar or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Stellar, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Stellar or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Stellar or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Stellar or any of its Subsidiaries, whether or not employed by Stellar or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Stellar or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Stellar or any committee thereof or similar governing body of any Stellar Subsidiary or any committee thereof, or, to the knowledge of Stellar, to any director or officer of Stellar or any Stellar Subsidiary.

3.7 Broker’s Fees. Neither Stellar nor any Stellar Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Keefe, Bruyette & Woods, Inc. A true and complete copy of the engagement letter with Keefe, Bruyette & Woods, Inc. in connection with this Agreement and the transactions contemplated hereby has been made available to Prosperity.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar.

(b) Since September 30, 2025 through the date of this Agreement, except with respect to the transactions contemplated hereby, Stellar and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither Stellar nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Stellar, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Stellar or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, or (ii) of a material nature challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Stellar, any of its Subsidiaries or the assets of Stellar or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of Stellar and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns have been prepared in all material respects in accordance with applicable Laws and are true, correct, and complete in all material respects. Neither Stellar nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return which extension remains in effect (other than any automatic or automatically granted extensions).

(b) All material Taxes of Stellar and its Subsidiaries (whether or not shown on any Tax Return) that are required to be paid by them have been fully and timely paid.

(c) Each of Stellar and its Subsidiaries has (i) duly and timely paid, deducted, withheld and collected all material Taxes required to be paid, deducted, withheld or collected by it with respect to any payment owing to, or received from, any employee, creditor, shareholder, independent contractor, customer or other third party (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d) There is no (i) material litigation, audit, examination, investigation or other administrative or judicial proceeding with any Governmental Entity pending or threatened in writing with respect to any Taxes or Tax Returns of Stellar or any of its Subsidiaries or (ii) deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing by any Governmental Entity against Stellar or any of its Subsidiaries (and that has not been fully satisfied by payment or finally settled).

(e) Neither Stellar nor any of its Subsidiaries (i) has waived or extended any statute of limitations with respect to the collection or assessment of material Taxes, which waiver or extension has not since expired and excluding extensions due to automatic extensions of time to file Tax Returns, or (ii) has requested a waiver or extension of any statute of limitations with respect to the collection or assessment of material Taxes, which request is still outstanding and excluding extensions due to automatic extensions of time to file Tax Returns.

(f) No material claim in respect of Taxes has been made in writing by any Tax authority in a jurisdiction where Stellar or any of its Subsidiaries has not filed Tax Returns that indicate that Stellar or any of its Subsidiaries is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

(g) There are no Liens in respect of or on account of material Taxes upon any property or assets of Stellar or any of its Subsidiaries, other than Permitted Encumbrances.

(h) Except as set forth in Section 3.10(h) of the Stellar Disclosure Schedule, neither Stellar nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was Stellar or any of its Subsidiaries) or (ii) has any liability for the Taxes of any person (other than Stellar or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar or analogous provision of state, local or non-U.S. Law), as a transferee or successor, by contract (excluding contracts entered into in the ordinary course of business not primarily related to Taxes) or otherwise by operation of law.

(i) Neither Stellar nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither Stellar nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(k) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(l) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(m) As used in this Agreement, the term “Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Stellar Disclosure Schedule lists all material Stellar Benefit Plans. For purposes of this Agreement, “Stellar Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life or other insurance or welfare, retiree medical or life insurance, pension or retirement, supplemental retirement, severance or other compensation or benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, consulting, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which Stellar or any Subsidiary or any trade or business of Stellar or any of its Subsidiaries, whether or not incorporated, all of which together with Stellar would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Stellar ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Stellar or any of its Subsidiaries or any Stellar ERISA Affiliate, or to which Stellar or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor or with respect to which Stellar or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or independent contractor of Stellar or any of its Subsidiaries or any Stellar ERISA Affiliate.

(b) Stellar has heretofore made available to Prosperity true and complete copies of each of the material Stellar Benefit Plans (or for an unwritten material Stellar Benefit Plan, a written description of the material terms thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any Stellar Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to any such Stellar Benefit Plan, (iv) the most recently prepared actuarial report for each such Stellar Benefit Plan (if applicable) for each of the last two (2) years and (vi) all material non-routine correspondence received from or sent to any Governmental Entity within the past two (2) years.

(c) Each Stellar Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not reasonably be likely to have either individually or in the aggregate a Material Adverse Effect on Stellar.

(d) Each Stellar Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to such qualification, which letter has not been revoked (nor has revocation been threatened), or is in a form that is the subject of a favorable advisory or opinion letter from the IRS, and, to the knowledge of Stellar, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any such Stellar Benefit Plan or the related trust or increase the costs relating thereto.

(e) Section 3.11(e) of the Stellar Disclosure Schedule contains a list of all Stellar Benefit Plans that are nonqualified deferred compensation or salary continuation arrangements, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of all future benefit payments owed on behalf of each participant as of December 31, 2025, which amounts have been accrued in accordance with GAAP on the latest audited financial statements included in the

Stellar Reports and will be, as of the Closing Date, accrued in accordance with GAAP to the extent necessary to make full and final payments under any such arrangements or fully paid. Each Stellar Benefit Plan has been maintained in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations thereunder or an available exemption therefrom.

(f) None of Stellar and its Subsidiaries nor any Stellar ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Stellar and its Subsidiaries nor any Stellar ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g) Neither Stellar nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health, medical or life insurance for any current or former employees or other service providers or beneficiaries or dependents thereof, other than (i) coverage that continues solely through the end of the calendar month in which employment terminates or (ii) as required by Section 4980B of the Code.

(h) All material contributions required to be made to any Stellar Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Stellar Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Stellar in accordance with GAAP.

(i) There are no pending or, to the knowledge of Stellar, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of Stellar, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against any Stellar Benefit Plan, any fiduciaries thereof with respect to their duties to any Stellar Benefit Plan or the assets of any of the trusts under any of the Stellar Benefit Plans that could in any case reasonably be likely to result in any material liability of Stellar or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Stellar Benefit Plan, or any other party.

(j) None of Stellar or its Subsidiaries nor any Stellar ERISA Affiliate nor, to the knowledge of Stellar, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the Stellar Benefit Plans or their related trusts, Stellar, any of its Subsidiaries, any Stellar ERISA Affiliate or any person that Stellar or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or independent contractor of Stellar or any of its Subsidiaries to any payment or benefit, including severance pay, unemployment compensation, accrued pension benefit, or a change in control bonus or retention payment, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Stellar or any of its Subsidiaries, (iii) accelerate the timing of or trigger any funding obligation under a rabbi trust or similar funding vehicle under any Stellar Benefit Plan, or (iv) result in any limitation on the right of Stellar or any of its Subsidiaries or Stellar ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Stellar Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Stellar or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Stellar has made available to Prosperity preliminary copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby, which set forth: (A) the amount of each payment or benefit that is reasonably likely to become payable to each executive officer and any other employee or service provider who is a disqualified individual (as such term is defined in Treasury Regulations Section 1.280G-1) under any Stellar Benefit Plan as a result of the transactions contemplated hereby, or an associated termination of employment or service, including as a result of accelerated vesting, and (B) the amount (if any) of the “excess parachute payments” within the meaning of Section 280G of the Code that is reasonably likely to become payable to each such executive officer, employee or service provider.

(l) No Stellar Benefit Plan provides for, and Stellar does not have any obligation to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code or otherwise.

(m) There are, and since January 1, 2023 have been, no pending or, to the knowledge of Stellar, threatened labor grievances or unfair labor practice claims or charges against Stellar or any of its Subsidiaries, or any strikes or other labor disputes against Stellar or any of its Subsidiaries. Neither Stellar nor any of its Subsidiaries are or have ever been party to or bound by any collective bargaining or similar agreement with any labor union, works council or similar labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Stellar or any of its Subsidiaries, and, to the knowledge of Stellar, there are, and since January 1, 2023 have been, no organizing efforts by any union or other group seeking to represent any employees of Stellar or any of its Subsidiaries.

(n) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, Stellar and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, safety, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements). There are no claims or actions pending or, to Stellar’s knowledge, threatened, between Stellar or any of its Subsidiaries and any employee of Stellar or any of its Subsidiaries.

(o) Stellar has provided or made available to Prosperity a true and complete list identifying all employees of Stellar or any of its Subsidiaries as of a date not more than three (3) business days before the date hereof and specifying with respect to each such employee, as of such date, the employee’s: (i) name or employee identification number, (ii) job title, (iii) employing entity, (iv) primary work location, (v) date of hire, (vi) base salary or regular hourly wage rate, as applicable, (vii) classification as full-time or part-time, and (viii) classification as exempt or non-exempt under the Fair Labor Standards Act (the “Stellar Employee Census”). Stellar has provided or made available to Prosperity a true and complete list identifying all independent contractors of Stellar or any of its Subsidiaries as of a date not more than three (3) business days before the date hereof and specifying with respect to each such contractor, as of such date, the contractor’s: (A) length of service, (B) compensation terms, and (C)  brief summary of services provided.

3.12 Compliance with Applicable Law.

(a) Stellar and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, and to the knowledge of Stellar no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization is threatened.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, Stellar and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Stellar or any of its Subsidiaries, including (to the extent applicable to Stellar or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Stellar Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) Stellar maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) None of Stellar or any of its Subsidiaries, or to the knowledge of Stellar, any director, officer, employee, agent or other person acting on behalf of Stellar or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Stellar or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Stellar or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Stellar or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Stellar or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Stellar or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Stellar or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar.

(f) As of the date hereof, Stellar, Stellar Bank and each other insured depository institution Subsidiary of Stellar is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Stellar nor any of its Subsidiaries has received any notice from a Governmental Entity that its status as “well-capitalized” or that Stellar Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, (i) Stellar and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of Stellar, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither Stellar nor any of its Subsidiaries has received any written or, to the knowledge of Stellar, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Stellar Disclosure Schedule or as filed with any Stellar Report filed prior to the date hereof, as of the date hereof, neither Stellar nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Stellar Benefit Plan):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Stellar or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to (x) engage in any line of business or in any geographic region or (y) solicit any customer, client or employee of any person in any jurisdiction (other than, in the case of this clause (y), contracts with vendors or restrictions on soliciting employees arising under confidentiality or non-disclosure entered into by Stellar or any of its Subsidiaries in the ordinary course of business);

(iii) which is a collective bargaining agreement or similar agreement with any labor organization;

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Stellar Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except in case above where the amount does not exceed $1,000,000 individually;

(v) (A) that relates to the incurrence of indebtedness by Stellar or any of its Subsidiaries, including any debt for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capitalized or finance leases and other similar financing arrangements, or any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case, incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Stellar or any of its Subsidiaries of, or any similar commitment by Stellar or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $2,500,000 or more;

(vi) that is any alliance, cooperation, joint venture, shareholders’, partnership or similar agreement involving a sharing of profits or losses relating to Stellar or any of its Subsidiaries;

(vii) that grants or contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Stellar or any of its Subsidiaries or (D) right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Stellar or its Subsidiaries, taken as a whole;

(viii) which creates or is reasonably expected to create future payment obligations in excess of $750,000 per annum (other than any such contracts which are terminable by Stellar or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), other than extensions of credit, other customary banking products offered by Stellar or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice;

(ix) that is a settlement, consent or similar agreement and contains any material continuing obligations of Stellar or any of its Subsidiaries;

(x) that relates to the acquisition or disposition of any person, business or asset and under which Stellar or its Subsidiaries have or may have a material obligation or liability (including with respect to any “earn-out,” contingent purchase price or similar contingent payment obligation, or any material indemnification liability after the date hereof);

(xi) that is any lease or other similar contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2025, as applicable, were in excess of $500,000;

(xii) that is any contract or agreement that (A) grants Stellar or one of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software) and that provides for payments in excess of $750,000 per annum, (B) permits any third person (including pursuant to any license agreement, coexistence agreements and covenants not to use) to use, enforce or register any Intellectual Property that is owned by Stellar or any of its Subsidiaries and that is material to their business, taken as a whole or (C) restricts the right of Stellar or one of its Subsidiaries to use or register any material Intellectual Property that is owned or purported to be owned by Stellar or any of its Subsidiaries; or

(xiii) that relates to the pledge of or Lien on any assets of Stellar or its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Stellar Disclosure Schedule, is referred to herein as a “Stellar Contract,” and neither Stellar nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Stellar, oral notice of, any violation of any Stellar Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Stellar and its Subsidiaries, taken as a whole. Stellar has made available to Prosperity true, correct and complete copies of each Stellar Contract in effect as of the date hereof.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar: each Stellar Contract is valid and binding on Stellar or one of its Subsidiaries, as applicable, and in full force and effect, Stellar and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Stellar Contract, to the knowledge of Stellar each third-party counterparty to each Stellar Contract has performed all obligations required to be performed by it to date under such Stellar Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Stellar or any of its Subsidiaries or, to the knowledge of Stellar, any counterparty thereto, under any such Stellar Contract.

3.14 Agreements with Regulatory Agencies. Neither Stellar nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Stellar Disclosure Schedule, a “Stellar Regulatory Agreement”), nor has Stellar or any of its Subsidiaries been advised in writing or, to the knowledge of Stellar, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Stellar Regulatory Agreement.

3.15 Derivative Instruments. (a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, all Derivative Transactions, whether entered into for the account of Stellar or one of its Subsidiaries or for the account of a customer of Stellar or one of its Subsidiaries, were entered into in the ordinary course of business of Stellar and its Subsidiaries and in material compliance with applicable laws and other policies, practices and procedures employed by Stellar and its Subsidiaries, as applicable, and are legal, valid and binding obligations of Stellar or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; and (b) Stellar and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of Stellar, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. As used herein, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.16 Environmental Matters. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, Stellar and its Subsidiaries are in compliance, and, since January 1, 2023 have complied, with all federal, state and local laws, regulations, orders, decrees, permits, authorizations, common laws and other legal requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, environmental contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Stellar, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Stellar or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Stellar, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar. To the knowledge of Stellar, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar. Stellar is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar. There has been no written third-party environmental site assessment conducted since

January 1, 2023 assessing the presence of hazardous materials located on any property owned or leased by Stellar or any of its Subsidiaries that is within the possession or control of Stellar and its affiliates as of the date of this Agreement that has not been delivered to Prosperity prior to the date of this Agreement.

3.17 Investment Securities.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, each of Stellar and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Stellar Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Stellar or its Subsidiaries. Such securities and commodities are valued on the books of Stellar in accordance with GAAP in all material respects.

(b) Stellar and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Stellar believes are prudent and reasonable in the context of their respective businesses, and Stellar and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

3.18 Real Property.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, Stellar or a Stellar Subsidiary (i) has good and marketable title to all of the real property reflected in the latest audited balance sheet included in the Stellar Reports as being owned by Stellar or a Subsidiary of Stellar or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Stellar Owned Properties”), free and clear of all material Liens, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Stellar Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Stellar Leased Properties” and, collectively with the Stellar Owned Properties, the “Stellar Real Property”), free and clear of all material Liens of any nature created by Stellar or any of its Subsidiaries or, to the knowledge of Stellar, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the leases, subleases, licenses or other contracts (including all amendments, modifications and supplements thereto) (the “Real Property Leases”), and each such Real Property Lease is valid without material default thereunder by the lessee or, to the knowledge of Stellar, the lessor. There are no material pending or, to the knowledge of Stellar, threatened condemnation proceedings against any Stellar Real Property.

(b) Except as would not materially affect the value or use of, or otherwise materially impair the business operations at, any Stellar Real Property or Leased Real Property, no Person other than Stellar and its Subsidiaries has (i) any right in any of the Stellar Real Property or any right to use or occupy any portion of the Stellar Real Property or (ii) any right to use or occupy any portion of the Leased Properties.

3.19 Intellectual Property. Stellar and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, (a) the use of any Intellectual Property by

Stellar and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Stellar or any Stellar Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Stellar in writing that Stellar or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the knowledge of Stellar, no person is challenging, infringing on or otherwise violating any right of Stellar or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Stellar or its Subsidiaries; (d) neither Stellar nor any Stellar Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Stellar or any Stellar Subsidiary; and (e) since January 1, 2023, to the knowledge of Stellar, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Stellar and its Subsidiaries. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Stellar, Stellar and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Stellar and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Stellar or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Stellar or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Stellar Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Stellar), on the other hand, of the type required to be reported in any Stellar Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21 Takeover Restrictions. The Board of Directors of Stellar has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Stellar Articles or Stellar Bylaws (any such laws, collectively with any similar provisions of the Stellar Articles or Stellar Bylaws, “Takeover Restrictions”).

3.22 Reorganization. Stellar has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Stellar has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Stellar Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Stellar Information. The information relating to Stellar and its Subsidiaries that is provided by Stellar or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4, (c) the documents and financial statements of Stellar incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Stellar and its Subsidiaries and other portions within the reasonable control of Stellar and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Stellar with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Prosperity or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

3.25 Loan Portfolio.

(a) All loans and other extensions of credit (including overdrafts and commitments to extend credit) (each a “Loan”) as of the date hereof by Stellar or its Subsidiaries to any directors, executive officers and principal shareholders (as the terms directors, executive officers and principal shareholders are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Stellar or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable laws.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Stellar’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), with all applicable regulatory guidelines and with all applicable law.

(c) None of the agreements pursuant to which Stellar or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(d) Section 3.25(d) of the Stellar Disclosure Schedule identifies (A) each Loan that as of December 31, 2025 (the “List Date”) had an outstanding balance and/or unfunded commitment of $1,000,000 or more and that as of such date (i) was contractually past due thirty (30) days or more in the payment of principal and/or interest, (ii) was on non-accrual status, (iii) was classified by Stellar or its Subsidiaries on its system of record or by any Regulatory Agency as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import), (iv) the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) a specific reserve allocation existed in connection therewith, (vi) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (vii) was a high-volatility commercial real estate loan, (viii) to the knowledge of Stellar had past due Taxes associated therewith, or (ix) to the knowledge of Stellar have been originated or serviced in a manner that would result in the diminution or loss of any associated Small Business Administration (“SBA”) or similar guarantee, and (B) each asset of Stellar or any of its Subsidiaries that as of the List Date, had a book value of over $1,000,000 and that was classified as OREO or as an asset to satisfy Loans, including repossessed equipment, and the book value thereof as of such date. For each Loan identified in response to clause (A) above, Section 3.25(d) of the Stellar Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity (by account number or similar identifier) of the borrower thereunder as of the List Date.

(e) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Stellar, each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected (including, if applicable, by the timely filing of UCC financing statements (and, if applicable, extensions thereof) or timely recording of deeds of trust), except as may be limited by Enforceability Exceptions, and the collateral for such Loan (x) to the extent collateral is required to be insured, the collateral is so insured and (y) has not been foreclosed upon, sold or transferred and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(f) Neither Stellar nor any of its Subsidiaries is now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Deposits. Except as set forth on Section 3.26 of the Stellar Disclosure Schedule, as of January 26, 2026, no deposit of Stellar Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

3.27 Insurance. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Stellar, Stellar and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Stellar reasonably has determined to be prudent and consistent with industry practice, and neither Stellar nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Stellar and its Subsidiaries, Stellar or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28 No Investment Adviser or Broker-Dealer Subsidiary.

(a) Neither Stellar nor any Subsidiary of Stellar serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

(b) Neither Stellar nor any Subsidiary of Stellar is a broker-dealer required to be registered under the Exchange Act with the SEC.

3.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Stellar in this Article III or in any certificate delivered by or on behalf of Stellar pursuant to this Agreement, neither Stellar nor any other person makes any express or implied representation or warranty with respect to Stellar, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Stellar hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Stellar nor any other person makes or has made any representation or warranty to Prosperity or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Stellar, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Stellar in this Article III, any oral or written information presented to Prosperity or any of its affiliates or representatives in the course of their due diligence investigation of Stellar, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Stellar acknowledges and agrees that neither Prosperity nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV or in any certificate delivered by or on behalf of Prosperity pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Except (a) as disclosed in the disclosure schedule delivered by Prosperity to Stellar concurrently herewith (the “Prosperity Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Prosperity Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Prosperity that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Prosperity Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Prosperity hereby represents and warrants to Stellar as follows:

4.1 Corporate Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Prosperity has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Prosperity is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity. True and complete copies of the amended and restated articles of incorporation of Prosperity, as amended (“Prosperity Articles”), and amended and restated bylaws of Prosperity (“Prosperity Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Prosperity to Stellar.

(b) Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Prosperity, each Subsidiary of Prosperity (a “Prosperity Subsidiary”) is duly organized, licensed and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Prosperity to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Prosperity that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Prosperity, threatened.

4.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Prosperity consists of 200,000,000 shares of Prosperity Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share (“Prosperity Preferred Stock”). As of January 26, 2026, no shares of capital stock or other voting securities of Prosperity are issued, reserved for issuance or outstanding, other than (i) 97,542,909 shares of Prosperity Common Stock issued and outstanding (of which 595,888 shares of Prosperity Common Stock were outstanding pursuant to restricted stock awards (“Prosperity Restricted Stock Awards”) under the Prosperity 2020 Stock Incentive Plan), (ii) 1,337,231 shares of Prosperity Common Stock reserved for issuance pursuant to equity awards not yet granted under the Prosperity 2020 Stock Incentive Plan, and (iii) no shares of Prosperity Common Stock held in treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since January 26, 2026 resulting from the exercise, vesting or settlement of any Prosperity Restricted Stock Award described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Prosperity issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Prosperity Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Prosperity may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Prosperity Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Prosperity are issued or outstanding. Other than Prosperity Restricted Stock Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Prosperity to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Prosperity or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Prosperity Common Stock or other equity interests of Prosperity. Other than the Prosperity Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Prosperity or any of its Subsidiaries) are outstanding. No Subsidiary of Prosperity owns any shares of capital stock of Prosperity.

(c) Prosperity owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Prosperity Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Prosperity Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Prosperity. The Board of Directors of Prosperity has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Prosperity and its shareholders. Except for the adoption and approval of the Bank Merger Agreement by the board of directors of Prosperity Bank and Prosperity as its sole shareholder and the adoption of resolutions to give effect to the provisions of Section 6.21 in connection with the Closing, no other corporate proceedings on the part of Prosperity are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Prosperity and (assuming due authorization, execution and delivery by Stellar) constitutes a valid and binding obligation of Prosperity, enforceable against Prosperity in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Prosperity Common Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Prosperity will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Prosperity, nor the consummation by Prosperity of the transactions contemplated hereby, nor compliance by Prosperity with any of the terms or provisions hereof, will (i) violate any provision of the Prosperity Articles or the Prosperity Bylaws or comparable governing documents of any Prosperity Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Prosperity.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board, FDIC or TDB in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices listed on Section 3.4 of the Stellar Disclosure Schedule or Section 4.4 of the Prosperity Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the S-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary pursuant to the TBOC and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Prosperity Common Stock pursuant to this Agreement and the approval of the listing of such Prosperity Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Prosperity of this Agreement or (ii) the consummation by Prosperity of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Prosperity is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports.

(a) Prosperity and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Prosperity and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Prosperity, investigation into the business or operations of Prosperity or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Prosperity or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Prosperity or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Prosperity or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2023 (the “Prosperity Reports”) is publicly available. No such Prosperity Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Prosperity Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Prosperity has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Prosperity Reports.

4.6 Financial Statements.

(a) The financial statements of Prosperity and its Subsidiaries included (or incorporated by reference) in the Prosperity Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Prosperity and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Prosperity and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Prosperity and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the date of this Agreement, Deloitte & Touche LLP has not resigned (or informed Prosperity that it intends to resign) or been dismissed as independent public accountants of Prosperity as a result of or in connection with any disagreements with Prosperity on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, neither Prosperity nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Prosperity, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Prosperity included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Prosperity and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Prosperity or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity. Prosperity (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Prosperity, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Prosperity by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Prosperity’s outside auditors and the audit committee of Prosperity’s Board of Directors (x) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Prosperity’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Prosperity, any fraud, whether or not material, that involves management or other employees who have a significant role in Prosperity’s internal controls over financial reporting. These disclosures were made in writing by management to Prosperity’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Prosperity. To the knowledge of Prosperity, there is no reason to believe that Prosperity’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2023, (i) neither Prosperity nor any of its Subsidiaries, nor, to the knowledge of Prosperity, any director, officer, auditor, accountant or representative of Prosperity or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Prosperity, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Prosperity or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Prosperity or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Prosperity or any of its Subsidiaries, whether or not employed by Prosperity or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Prosperity or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Prosperity or any committee thereof or similar governing body of any Prosperity Subsidiary or any committee thereof, or, to the knowledge of Prosperity, to any director or officer of Prosperity or any Prosperity Subsidiary.

4.7 Broker’s Fees. Neither Prosperity nor any Prosperity Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than any such fee that will be payable solely by Prosperity or any Prosperity Subsidiary.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity.

(b) Since September 30, 2025 through the date of this Agreement, except with respect to the transactions contemplated hereby, Prosperity and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Neither Prosperity nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Prosperity, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Prosperity or any of its Subsidiaries or any of their current or former directors or executive officers that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Prosperity, any of its Subsidiaries or the assets of Prosperity or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

4.10 Taxes and Tax Returns.

(a) Each of Prosperity and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns have been prepared in all material respects in accordance with applicable Laws and are true, correct, and complete in all material respects.

(b) All material Taxes of Prosperity and its Subsidiaries (whether or not shown on any Tax Return) that are required to be paid by them have been fully and timely paid.

(c) Each of Prosperity and its Subsidiaries has (i) duly and timely paid, deducted, withheld and collected all material Taxes required to be paid, deducted, withheld or collected by it with respect to any payment owing to, or received from, any employee, creditor, shareholder, independent contractor, customer or other third party (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d) There is no (i) material litigation, audit, examination, investigation or other administrative or judicial proceeding with any Governmental Entity pending or threatened in writing with respect to any Taxes or Tax Returns of Prosperity or any of its Subsidiaries or (ii) deficiency for a material amount of Taxes that has been proposed, asserted or assessed in writing by any Governmental Entity against Prosperity or any of its Subsidiaries (and that has not been fully satisfied by payment or finally settled).

(e) No material claim in respect of Taxes has been made in writing by any Tax authority in a jurisdiction where Prosperity or any of its Subsidiaries has not filed Tax Returns that indicate that Prosperity or any of its Subsidiaries is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction.

4.11 Employees and Employee Benefit Plans.

(a) Each Prosperity Benefit Plan (as hereinafter defined) has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except for such noncompliance as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity. For purposes of this Agreement, “Prosperity Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical, life or other insurance or welfare, retiree medical or life insurance, pension or retirement, supplemental retirement, severance or other compensation or benefit plans, programs, agreements or arrangements, and all retention, bonus, employment, consulting, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which Prosperity or any Subsidiary or any trade or business of Prosperity or any of its Subsidiaries, whether or not incorporated, all of which together with Prosperity would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (a “Prosperity ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Prosperity or any of its Subsidiaries or any Prosperity ERISA Affiliate, or to which Prosperity or any of its Subsidiaries is required or obligated to maintain, contribute to or sponsor or with respect to which Prosperity or any of its Subsidiaries has any direct or indirect liability, for the benefit of any current or former employee, officer, director or independent contractor of Prosperity or any of its Subsidiaries or any Prosperity ERISA Affiliate.

(b) Each Prosperity Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to such qualification, which letter has not been revoked (nor has revocation been threatened), or is in a form that is the subject of a favorable advisory or opinion letter from the IRS, and, to the knowledge of Prosperity, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any such Prosperity Benefit Plan or the related trust or increase the costs relating thereto.

(c) None of Prosperity and its Subsidiaries nor any Prosperity ERISA Affiliate has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(d) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, Prosperity and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, plant closing notification, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), equitable pay practices, privacy right, labor disputes, employment discrimination, sexual harassment or discrimination, workers’ compensation or long-term disability policies, safety, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

4.12 Compliance with Applicable Law.

(a) Prosperity and each of its Subsidiaries hold, and have at all times since January 1, 2023 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, and to the knowledge of Prosperity, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit or authorization is threatened.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, Prosperity and each of its Subsidiaries have complied with and are not in default or violation under any law, statute, order, rule, regulation, policy or guideline of any Governmental Entity applicable to Prosperity or any of its Subsidiaries, including (to the extent applicable to Prosperity or its Subsidiaries) all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE

Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Prosperity Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) Prosperity maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

(e) None of Prosperity or any of its Subsidiaries, or to the knowledge of Prosperity, any director, officer, employee, agent or other person acting on behalf of Prosperity or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Prosperity or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Prosperity or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Prosperity or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Prosperity or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Prosperity or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Prosperity or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity.

(f) As of the date hereof, Prosperity, Prosperity Bank and each other insured depository institution Subsidiary of Prosperity is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither Prosperity nor any of its Subsidiaries has received any notice from a Governmental Entity that Prosperity Bank’s Community Reinvestment Act rating will change within one (1) year from the date of this Agreement.

(g) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, (i) Prosperity and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations, (ii) none of Prosperity, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account and (iii) neither Prosperity nor any of its Subsidiaries has received any written or, to the knowledge of Prosperity, oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

(h) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Prosperity, Prosperity and its Subsidiaries are in compliance, and, since January 1, 2023 have complied, with all Environmental Laws.

4.13 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Prosperity or any of its Subsidiaries is a party or by which Prosperity or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Prosperity, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Prosperity Contract”), and neither Prosperity nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Prosperity, oral notice of, any violation of any Prosperity Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Prosperity.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, each Prosperity Contract is valid and binding on Prosperity or one of its Subsidiaries, as applicable, and in full force and effect, Prosperity and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Prosperity Contract, to the knowledge of Prosperity, each third-party counterparty to each Prosperity Contract has performed all obligations required to be performed by it to date under such Prosperity Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Prosperity or any of its Subsidiaries or, to the knowledge of Prosperity, any counterparty thereto, under any such Prosperity Contract.

4.14 Agreements with Regulatory Agencies. Neither Prosperity nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Prosperity Disclosure Schedule, a “Prosperity Regulatory Agreement”), nor has Prosperity or any of its Subsidiaries been advised in writing or, to the knowledge of Prosperity, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Prosperity Regulatory Agreement.

4.15 Derivative Instruments. (a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, all Derivative Transactions, whether entered into for the account of Prosperity or one of its Subsidiaries or for the account of a customer of Prosperity or one of its Subsidiaries, were entered into in the ordinary course of business of Prosperity and its Subsidiaries and in material compliance with applicable laws and other policies, practices and procedures employed by Prosperity and its Subsidiaries, as applicable, and are legal, valid and binding obligations of Prosperity or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by Enforceability Exceptions), and are in full force and effect; and (b) Prosperity and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to the knowledge of Prosperity, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.16 Investment Securities.

(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, each of Prosperity and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Prosperity Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Prosperity or its Subsidiaries. Such securities and commodities are valued on the books of Prosperity in accordance with GAAP in all material respects.

(b) Prosperity and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Prosperity believes are prudent and reasonable in the context of their respective businesses, and Prosperity and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

4.17 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Prosperity, since January 1, 2023, to the knowledge of Prosperity, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Prosperity and its Subsidiaries.

4.18 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Prosperity or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Prosperity or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Prosperity Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Prosperity), on the other hand, of the type required to be reported in any Prosperity Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.19 Reorganization. Prosperity has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20 Prosperity Information. The information relating to Prosperity and its Subsidiaries that is provided by Prosperity or its representatives specifically for inclusion in (a) the Proxy Statement, (b) the S-4, (c) the documents and financial statements of Prosperity incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Prosperity and its Subsidiaries and other portions within the reasonable control of Prosperity and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Prosperity with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Stellar or its Subsidiaries for inclusion in the Proxy Statement or the S-4.

4.21 Loan Portfolio.

(a) All Loans as of the date hereof by Prosperity or its Subsidiaries to any directors, executive officers and principal shareholders (as the terms directors, executive officers and principal shareholders are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Prosperity or any of its Subsidiaries, are and were originated in compliance in all material respects with all applicable laws.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Prosperity, each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, Prosperity’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), with all applicable regulatory guidelines and with all applicable law.

(c) None of the agreements pursuant to which Prosperity or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(d) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Prosperity, each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected (including, if applicable, by the timely filing of UCC financing statements (and, if applicable, extensions thereof) or timely recording of deeds of trust), except as may be limited by Enforceability Exceptions, and the collateral for such Loan (x) to the extent collateral is required to be insured, the collateral is so insured and (y) has not been foreclosed upon, sold or transferred and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(e) Neither Prosperity nor any of its Subsidiaries is now, nor has it ever been since January 1, 2023, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Prosperity in this Article IV or in any certificate delivered by or on behalf of Prosperity pursuant to this Agreement, neither Prosperity nor any other person makes any express or implied representation or warranty with respect to Prosperity, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Prosperity hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Prosperity nor any other person makes or has made any representation or warranty to Stellar or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Prosperity, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Prosperity in this Article IV, any oral or written information presented to Stellar or any of its affiliates or representatives in the course of their due diligence investigation of Prosperity, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Prosperity acknowledges and agrees that neither Stellar nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III or in any certificate delivered by or on behalf of Stellar pursuant to this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Stellar Disclosure Schedule), required by law or as consented to in writing by Prosperity (such consent not to be unreasonably withheld, conditioned or delayed), Stellar shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and relationships with employees, officers, directors, customers, depositors, suppliers, correspondent banks, Governmental Entities with jurisdiction over its operations and other third parties having material business relationships with Stellar or any of its Subsidiaries, and Stellar shall and shall cause its Subsidiaries to take no action that would reasonably be likely to adversely affect in any material respect or delay in any material respect the receipt of any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Stellar Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Stellar Disclosure Schedule), required by applicable law or as consented to in writing by Prosperity (such consent not to be unreasonably withheld, conditioned or delayed), Stellar shall not, and shall not permit any of its Subsidiaries to:

(a) in each case, other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business with terms and conditions consistent with past practice, incur any indebtedness for borrowed money, obligations evidenced by notes, debentures or similar instruments, sale and leaseback transactions, capital or finance leases or other similar financing arrangements (other than indebtedness solely between or among Stellar and any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than any wholly owned Subsidiary of Stellar);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity or voting securities (except (A) regular quarterly cash dividends by Stellar at a rate not in excess of $0.15 per share of Stellar Common Stock, (B) dividends provided for and paid on any trust preferred securities of Stellar or its Subsidiaries in accordance with the terms thereof, (C) dividends paid by any of the Subsidiaries of Stellar to Stellar or any of its wholly owned Subsidiaries, or (D) the acceptance of shares of Stellar Stock as payment for the exercise, vesting, settlement or withholding of taxes for Stellar Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and to the extent required by the terms of the applicable award agreements as in effect on the date hereof);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, including Stellar Equity Awards, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity or voting securities; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or other equity or voting securities or securities convertible or exchangeable into, or exercisable for or valued by reference to, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, except for the issuance of shares upon the vesting or settlement of Stellar Equity Awards (and dividend equivalents thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment or acquisition, whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of Stellar;

(e) in each case except for transactions in the ordinary course of business, (i) terminate, materially amend, or waive any material provision of, any Stellar Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Stellar or its Subsidiaries or (ii) enter into any contract that would constitute a Stellar Contract if it were in effect on the date of this Agreement;

(f) except as required by applicable law or the terms of any Stellar Benefit Plan as in effect as of the date hereof, (i) enter into, adopt or terminate any Stellar Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a Stellar Benefit Plan if in effect as of the date hereof), or (ii) amend any Stellar Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Stellar Benefit Plan if in effect as of the date hereof), other than administrative amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining, or materially increase the benefits payable under, such plan, program, policy or arrangements; provided, however, that changes in claims administrators, third-party administrators, or stop-loss insurance providers for any Stellar Benefit Plan shall not be deemed an amendment to such Stellar Benefit Plan;

(g) except as required by applicable law or the terms of any Stellar Benefit Plan as in effect as of the date hereof, (i) increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, (ii) pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation, (iii) accelerate the vesting, funding or payment of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any Stellar Equity Awards or other equity-based awards or other compensation or benefit, (iv) increase the bonus, severance, termination pay or other benefits payable to any current or former employees, officers, directors or independent contractors, (v) enter into any collective bargaining agreement or similar agreement or arrangement, (vi) fund or provide any funding for any rabbi trust or similar arrangement, (vii) terminate the employment or services of any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is or would be greater than $200,000 in each case other than for cause, or (viii) hire or promote any employee, officer, director or any independent contractor or consultant whose annual base fee or base cash compensation is or would be greater than $150,000;

(h) except for debt workouts in the ordinary course of business, settle or compromise any claim, suit, action or proceeding, other than (i) any settlement involving solely money damages not in excess of $200,000 individually or $400,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by Stellar or any of its Subsidiaries in respect thereof), or (ii) that does not involve or create a material adverse precedent and that would not impose any material restriction on the business of Stellar or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(i) (i) agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its or its Subsidiaries’ respective businesses or operations or (ii) waive or release any material rights or claims other than in the ordinary course of business;

(j) amend the Stellar Articles, the Stellar Bylaws, or comparable governing documents of its Subsidiaries;

(k) merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(l) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n) enter into any new line of business or change in any material respect its lending, collateral eligibility, investment, underwriting, risk and asset liability management, interest rate or fee pricing policies and other banking and operating, hedging, deposit, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity;

(o) except pursuant to existing commitments entered into prior to the date of this Agreement and disclosed to Prosperity prior to the date of this Agreement, make or acquire, renew, modify or extend any loans that, (A) are outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, Stellar’s loan policy, or (B) (1) with respect to loans to existing customers, increase the aggregate outstanding commitments or credit exposure to any such existing customer to more than $10,000,000; or (2) with respect to loans to customers who have not previously borrowed any funds from Stellar Bank, result in an aggregate commitment or credit exposure to any such new customer in excess of $5,000,000, in each case of this clause (B), without first notifying and, if requested by Prosperity within one (1) business day of receipt of such notice, consulting with Prosperity within two (2) business days of a request by Prosperity (which notification will be made through a representative designated by Prosperity in Section 5.2(o) of the Prosperity Disclosure Schedule);

(p) make, or commit to make, any capital expenditures that exceed $500,000;

(q) (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material Tax election, (B) except as required by Law, change any Tax accounting period or material method of Tax accounting, (C) except as required by Law, amend any material Tax Return, (D) settle or compromise any material liability for Taxes or any Tax audit, exam or other proceeding with a Governmental Entity relating to a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (F) knowingly surrender any right to claim a material refund of Taxes, (G) request any ruling from any Governmental Entity with respect to Taxes, or (H) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (other than any automatic or automatically granted extensions or waivers of the statute of limitations in respect of filing Tax Returns);

(r) (i) make any application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of Stellar or its Subsidiaries, (ii) other than in consultation with Prosperity, make any application for the closing of or close any branch or (iii) other than in consultation with Prosperity, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course of business) or enter into, amend or renew any lease with respect to real property;

(s) foreclose upon or otherwise acquire any commercial real property (i) in excess of $500,000 (except in connection with debt workouts in the ordinary course of business), or (ii) that would reasonably be expected to raise environmental concerns (e.g., gas stations, dry cleaners, etc.), in each case, prior to receipt of a Phase I environmental review thereof;

(t) cause or allow the loss of any directors and officers insurance coverage, employment practices liability insurance coverage or bankers professional insurance coverage, or any other material insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement;

(u) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Stellar or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Stellar Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(v) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Prosperity Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Prosperity Disclosure Schedule), required by applicable law or as consented to in writing by Stellar (such consent not to be unreasonably withheld, conditioned or delayed), Prosperity shall not, and shall not permit any of its Subsidiaries to:

(a) amend the Prosperity Articles or the Prosperity Bylaws in a manner that would materially and adversely affect the holders of Stellar Common Stock relative to other holders of Prosperity Common Stock;

(b) adjust, split, combine or reclassify any capital stock of Prosperity or make, declare or pay any extraordinary dividend on any capital stock of Prosperity;

(c) make any material investment whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation or formation of a joint venture or otherwise, in or of any property or assets of any other individual, corporation or other entity, other than a wholly owned Subsidiary of Prosperity, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent or materially delay the receipt of the Requisite Regulatory Approvals or the Closing;

(d) merge or consolidate itself or Prosperity Bank with any other person (i) where it or Prosperity Bank is not the surviving person or (ii) if the merger or consolidation is reasonably likely to prevent, materially delay or materially impair the receipt of the Requisite Regulatory Approvals or the Closing;

(e) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Prosperity or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Prosperity and Stellar shall promptly prepare a proxy statement with respect to the Stellar Meeting (including any amendments or supplements thereto, the “Proxy Statement”) and Prosperity (with Stellar’s reasonable cooperation) shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Prosperity and Stellar, as applicable, shall use reasonable best efforts to make such filing within sixty (60) days of the date of this Agreement. Each of Prosperity and Stellar shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Stellar shall thereafter mail or deliver the Proxy Statement to its shareholders. Prosperity shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Stellar shall furnish all information concerning Stellar and the holders of Stellar Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Prosperity and Stellar shall, and shall cause their respective Subsidiaries to cooperate with each other in connection therewith (including the furnishing of any information that may be reasonably requested or required to obtain the Requisite Regulatory Approvals) and shall, and shall cause their respective Subsidiaries to, respond and comply as promptly as practicable to any requests by Governmental Entities for documents and information. Prosperity and Stellar shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Stellar or Prosperity, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any communication, meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such communications, meetings and conferences.

(c) In furtherance of the foregoing, each of Prosperity and Stellar shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, provided, however, that notwithstanding anything in this Agreement to the contrary, Prosperity shall not be required to, and Stellar shall not (without the written consent of Prosperity), take any action, or commit to take any action, or agree to any condition or restriction, in order to resolve any objections to the transactions contemplated by this Agreement or in connection with obtaining any permits, consents, approvals and authorizations of Governmental Entities that would, individually or in the aggregate, reasonably be likely to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Stellar and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d) Prosperity and Stellar shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Prosperity, Stellar or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Prosperity and Stellar agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the shareholders of Stellar and at the time of the Stellar Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Prosperity and Stellar further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Prosperity and Stellar shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, each of Prosperity and Stellar, for the purposes of verifying the representations and warranties of the other party and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Prosperity and Stellar shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Prosperity nor Stellar nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Prosperity’s or Stellar’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Prosperity and Stellar shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 19, 2025, between Prosperity and Stellar (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Stellar Shareholder Approval.

(a) Stellar shall take, in accordance with applicable law and the Stellar Articles and Stellar Bylaws, all actions necessary to convene a meeting of its shareholders (the “Stellar Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Stellar Vote required in connection with this Agreement and the Merger. Except in the case of a Stellar Adverse Recommendation Change, the Board of Directors of Stellar shall use its reasonable best efforts to obtain from the shareholders of Stellar the Requisite Stellar Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Stellar Board Recommendation”). Stellar shall engage a proxy solicitor reasonably acceptable to Prosperity to assist in the solicitation of proxies from shareholders relating to the Requisite Stellar Vote. Stellar and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Prosperity the Stellar Board Recommendation, (ii) fail to make the Stellar Board Recommendation in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Stellar Board Recommendation, in each case within ten (10) business days (or such fewer number of days as remains prior to the Stellar Meeting) after an Acquisition Proposal is made public or any request by Prosperity to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Stellar Adverse Recommendation Change”); provided, however, that, subject to Section 8.1 and Section 8.2, if the Board of Directors of Stellar, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Stellar Vote, in submitting this Agreement and the Merger to its shareholders, the Board of Directors of Stellar may withhold or withdraw or modify or qualify in a manner adverse to Prosperity the Stellar Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Stellar may communicate the basis for its Stellar Adverse Recommendation Change to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of Stellar may not take any actions under this sentence unless (i) it gives Prosperity at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Stellar in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Stellar takes into account any amendment or modification to this Agreement proposed by Prosperity and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement and the Merger. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) Stellar shall adjourn or postpone the Stellar Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Stellar Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Stellar has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Stellar Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Stellar Meeting shall be convened and this Agreement and the Merger shall be submitted to the shareholders of Stellar at the Stellar Meeting, for the purpose of voting on the approval of this Agreement and the Merger and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Stellar of such obligation. Stellar shall only be required to adjourn or postpone the Stellar Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1, each of Prosperity and Stellar shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Stellar or Prosperity or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Prosperity shall cause the shares of Prosperity Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) To the extent requested by Prosperity in writing delivered to Stellar on or prior to the earlier of: (i) at least fifteen (15) business days before the Closing Date; or (ii) ten (10) business days prior to the commencement of any notice period required to effectuate the termination of a Stellar 401(k) Plan (as hereinafter defined), Stellar or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any 401(k) or other tax-qualified defined contribution plan sponsored or maintained by Stellar or any of its Subsidiaries (collectively, the “Stellar 401(k) Plan”) on terms reasonably satisfactory to Prosperity and in accordance with applicable law and effective no later than the date immediately preceding the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. Within fifteen (15) business days of the date hereof, Stellar shall prepare and deliver to Prosperity the notice periods (if any) required to effectuate the termination of the Stellar 401(k) Plan.

(b) Stellar shall provide Prosperity an updated Stellar Employee Census (i) within three (3) business days following Prosperity’s reasonable request and (ii) on the day prior to the Closing Date, with all such employees on the Stellar Employee Census delivered the day prior to the Closing Date being “Stellar Employees.” All Stellar Employees whose employment is not terminated prior to or at the Effective Time will, at the Effective Time, be employees of Prosperity or a Subsidiary of Prosperity. During the period commencing at the Effective Time and ending on the six (6)-month anniversary of the Effective Time for so long as a Stellar Employee is employed by Prosperity or one of its Subsidiaries following the Effective Time, Prosperity shall or shall cause its Subsidiaries to provide such Stellar Employee with an annual base salary or rate of pay, as applicable, that is no less than the annual base salary or rate of pay in effect for such Stellar Employee immediately prior to the Effective Time. Except as otherwise agreed between Prosperity and the applicable Stellar Employee, each Stellar Employee who is not a party to a retention agreement with Prosperity and whose employment is terminated without cause on or before the six (6)-month anniversary of the Effective Time will be eligible for severance entitlements that are no less favorable in the aggregate than those provided to such Stellar Employees immediately prior to the Effective Time, which severance benefits (including amounts) are set forth on Section 6.6(b) of the Stellar Disclosure Schedule.

(c) To the extent that a Stellar Employee becomes eligible to participate in an existing benefit plan maintained by Prosperity or its Subsidiaries (an “Existing Benefit Plan”), Prosperity shall cause such Existing Benefit Plan to recognize the prior duration of service of such Stellar Employee with Stellar for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any equity or incentive compensation arrangement) to the same extent such duration of service was properly recognized immediately prior to the Effective Time for a comparable purpose under a comparable Stellar Benefit Plan in which such Stellar Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of prior service shall not operate to duplicate any benefits of a Stellar Employee with respect to the same period of service. With respect to any Existing Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Stellar Employee is eligible to participate, for the plan year in which such Stellar Employee is first eligible to participate, to the extent permitted by applicable law, Prosperity shall use commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Existing Benefit Plan to be waived with respect to such Stellar Employee to the extent such limitation was waived or satisfied under the comparable Stellar Benefit Plan in which such Stellar Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision deductibles or co-payments paid by such Stellar Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Existing Benefit Plan. Without limiting the foregoing, Prosperity shall extend coverage to Stellar Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Prosperity or its Subsidiaries to the extent permitted by such Existing Benefit Plans and applicable law. Stellar Employees shall be credited in the plan year in which the Effective Time occurs with amounts available for reimbursement equal to such amounts as were credited (less amounts disbursed therefrom) under Stellar’s cafeteria plan to the extent permitted by such plans and applicable law. For purposes of determining a Stellar Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Stellar Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Stellar Employee for such calendar year.

(d) Effective as of the Effective Time, Prosperity agrees to assume and honor all Stellar Benefit Plans in accordance with their terms as of the date hereof, it being understood that this sentence shall not be construed to limit the ability of Prosperity or any of its Subsidiaries or affiliates to amend or terminate any Stellar Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan.

(e) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Stellar with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior review and approval of Prosperity.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Stellar or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Stellar, Prosperity, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Stellar, Prosperity or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Stellar or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Stellar Benefit Plan, any employee benefit plans of Prosperity or its

Subsidiaries in which any continuing Stellar Employees become eligible to participate on or after the Effective Time (a “New Plan”) or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Prosperity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Stellar Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Stellar or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) Prosperity and Stellar agree that the Stellar Change of Control Severance Plan (the “CoC Plan”) shall be terminated within two (2) business days prior to the Effective Time and Stellar Bank shall pay to each participant in the CoC Plan who is employed by Stellar Bank at the time of termination of the CoC Plan the cash severance amount owed to such person under Section 4.2 the CoC Plan, which estimated amount is set forth for such person in Section 6.6(g) of the Stellar Disclosure Schedule, and each such person shall have executed a termination and release agreement (each, a “Release Agreement”) with respect to the termination of their participation in the CoC Plan and any other claims against Prosperity, Stellar or their affiliates. The Release Agreements shall be subject to Prosperity’s prior review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed).

6.7 Indemnification; Insurance.

(a) At or prior to the Effective Time, Stellar shall purchase past acts and extended reporting period insurance coverage under its (i) current directors and officers insurance policy, (ii) employment practices liability insurance policy and (iii) bankers professional insurance policy (provided, that Stellar may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured for each of the foregoing), in each case that (x) provides coverage with respect to claims arising from facts or events which occurred at the Effective Time or during at least the six (6) year period immediately preceding the Effective Time (including the transactions contemplated by this Agreement) and (y) is in effect for a period of at least six (6) years from and after the Effective Time; provided, however, that Stellar shall not expend, on an annual basis, for such extended insurance coverage an amount in excess of 300% of the current annual premium paid as of the date hereof by Stellar for such insurance.

(b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Stellar pursuant to the Stellar Articles, the Stellar Bylaws, the governing or organizational documents of any Subsidiary of Stellar and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(b) of the Stellar Disclosure Schedule, each present and former director or officer of Stellar and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Stellar Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Stellar or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses the Stellar Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Stellar Indemnified Party is not entitled to indemnification.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Stellar Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

(d) The obligations of the Surviving Corporation, Prosperity and Stellar under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Stellar Indemnified Party or any other person entitled to the benefit of this Section  6.7 without the prior written consent of the affected person.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Prosperity or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the then-current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.9 Advice of Changes. Prosperity and Stellar shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement, each of Stellar and Prosperity shall coordinate with the other the declaration of any dividends in respect of Stellar Common Stock and Prosperity Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Stellar Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Stellar Common Stock and any shares of Prosperity Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Acquisition Proposals. Stellar shall not, and shall cause its Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to, (b) engage or participate in any negotiations with any person concerning or (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify a person that has made or, to the knowledge of Stellar, is making any inquiries with respect to, or is considering making, an Acquisition Proposal of the existence of the provisions of this Section 6.11; provided, that, prior to the receipt of the Requisite Stellar Vote, in the event Stellar receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Stellar shall have provided such information to Prosperity, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Stellar. Stellar will, and will use its reasonable best efforts to cause its

Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Prosperity with respect to any Acquisition Proposal. Stellar shall, and shall cause its Subsidiaries to, promptly request (to the extent it has not already done so prior to the date of this Agreement) any person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information of Stellar or its Subsidiaries in the possession of such Person or its Representatives. Stellar will promptly (and in any event within twenty-four (24) hours) advise Prosperity following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Prosperity with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal and will keep Prosperity reasonably apprised of any related developments, discussions and negotiations on a current basis, including by providing any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Stellar shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of Stellar, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. During the term of this Agreement, Stellar shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Stellar and its Subsidiaries or 25% or more of any class of equity or voting securities of Stellar or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Stellar, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Stellar or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Stellar, or (iii) a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Stellar or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Stellar. Nothing contained in this Agreement shall prevent Stellar or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to such party’s shareholders; provided, that such Rules and disclosures will in no way eliminate or modify the effect that any action pursuant to such Rules or any such disclosures would otherwise have under this Agreement.

6.12 Public Announcements. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Stellar and Prosperity. Thereafter, each of the parties agrees that no public release, statement or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law, or any listing agreement with or rule of any national securities exchange or association, the rules or regulations of any applicable Governmental Entity to which the relevant party is subject, or for any communication permitted by Section 6.3, in which case the party required to make the release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release, statement or announcement in advance of such issuance.

6.13 Change of Method. Prosperity may at any time change the method of effecting the Merger if and to the extent requested by Prosperity, and Stellar agrees to enter into such amendments to this Agreement as Prosperity may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Per Share Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Stellar’s shareholders or (c) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.14 Restructuring Efforts. If Stellar shall have failed to obtain the Requisite Stellar Vote at the duly convened Stellar Meeting, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (a) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (b) adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.14) to its shareholders for approval.

6.15 Takeover Restrictions. Stellar and its Subsidiaries shall not take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and Stellar and its Subsidiaries shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, Stellar will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.

6.16 Litigation and Claims. Each of Prosperity and Stellar shall, to the extent permitted by applicable law, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Prosperity or Stellar, as applicable, threatened against Prosperity, Stellar or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Prosperity, Stellar, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Stellar shall give Prosperity the opportunity to participate, at Prosperity’s expense, in Stellar’s defense or settlement of any shareholder litigation against Stellar and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger and the Bank Merger. Stellar agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Stellar or its directors, executive officers or similar Persons by any shareholder of Stellar relating to this Agreement, the Merger, the Bank Merger or any other transaction contemplated hereby without the prior written consent of Prosperity, which consent shall not be unreasonably withheld, conditioned or delayed.

6.17 Assumption of Stellar Debt.

(a) Effective at the Effective Time or at the effective time of the Bank Merger for any debt and other obligations of Stellar or Stellar Bank under the indentures and agreements set forth on Section 6.17 of the Stellar Disclosure Schedule the (“Assumed Debt”), Prosperity or Prosperity Bank, respectively, shall assume the due and punctual performance and observance of the covenants to be performed by Stellar or Stellar Bank, respectively, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes and other obligations governed thereby, to the extent set forth in such indentures and agreements. In connection therewith, (a) Prosperity and Stellar shall, and shall cause Prosperity Bank and Stellar Bank respectively to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures required by the applicable indentures and other agreements and (b) Stellar shall, and shall cause Stellar Bank to, execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

(b) Stellar shall, and shall cause Stellar Bank to, (i) arrange for delivery to Prosperity of the executed Payoff Documentation at least one (1) business days prior to Closing, with agreed-form drafts of such Payoff Documentation to be delivered at least ten (10) business days prior to the Closing and (ii) take all other actions reasonably requested by Prosperity to facilitate the payoff, discharge and termination in full at the Effective Time of all amounts outstanding under the Stellar Credit Agreement and the release of all related Liens on the assets and equity interests of Prosperity and its Subsidiaries. As used in this Agreement, (A) “Payoff Documentation” shall mean, with respect to the Stellar Credit Agreement, (1) a payoff letter in form and substance reasonably satisfactory to Prosperity, providing for (x) the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments in connection with the Stellar Credit Agreement (except for customary surviving obligations) and (y) the release of any Liens and termination of all guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date and (2) customary lien and guarantee release documents reasonably satisfactory to Prosperity with respect to the liens and guarantees under the Stellar Credit Agreement; and (B) “Stellar Credit Agreement” shall mean collectively the (i) Third Amended and Restated Loan Agreement, dated December 13, 2022 (as amended by that certain First Amendment, dated as of December 13, 2024) by and between Stellar and Frost Bank and the (ii) Renewal Promissory Note (Revolving), dated December 13, 2024, by and between Stellar and Frost Bank.

6.18 Delisting. Prosperity and Stellar each agree to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Stellar Common Stock from the NYSE and terminate its registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

6.19 Rule 16b-3 Matters. Prior to the Effective Time, the Parties shall, as applicable, take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Stellar equity securities (including derivative securities) and acquisitions of Prosperity equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Stellar subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Stellar to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.20 Tax Treatment.

(a) Neither Prosperity nor Stellar shall, nor shall they permit their respective Subsidiaries to, take any action or knowingly fail to take any action, which act or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Prosperity and Stellar shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Prosperity shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(b) Each of Prosperity and Stellar shall, upon request by the other, use reasonable best efforts and reasonably cooperate with one another in connection with (i) the issuance of the opinions referenced in Section 7.2(c) and Section 7.3(d) and (ii) the issuance to Prosperity or Stellar of any other opinion of external counsel relating to the Reorganization Treatment (including, if the SEC requires an opinion or opinions regarding the Reorganization Treatment to be prepared and submitted in connection with the declaration of effectiveness of the S-4, such opinion or opinions). In connection with the foregoing, each of Prosperity and Stellar shall deliver to each Tax Counsel, upon request therefor, certificates (dated as of the necessary dates and signed by an authorized officer of Prosperity or Stellar, as applicable) containing appropriate certifications, representations, warranties and covenants in form and substance reasonably satisfactory to each such Tax Counsel. Each of

Prosperity and Stellar shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications, representations, warranties and covenants included in such certificates.

6.21 Governance Matters. At the Closing, Prosperity shall take all necessary corporate action to cause, as of the Effective Time, the size of the Board of Directors of Prosperity (the “Prosperity Board”) and the Board of Directors of Prosperity Bank (the “Prosperity Bank Board”) to be increased by two (2) members, and (a) to authorize and effect the appointment, as of the Effective Time, to the Prosperity Board of two (2) current directors of Stellar or Stellar Bank, and (b) to authorize and effect the appointment, as of the effective time of the Bank Merger, to the Prosperity Bank Board of two (2) current directors of Stellar or Stellar Bank (the individuals contemplated by (a) and (b), the “Additional Directors”). Each of the Additional Directors shall be designated by Stellar, subject to the approval of the Prosperity Board and Prosperity Bank Board (not to be unreasonably withheld), and shall meet the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of each of the Prosperity Board and Prosperity Bank Board.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the shareholders of Stellar by the Requisite Stellar Vote.

(b) Stock Exchange Listing. The shares of Prosperity Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(e) Regulatory Approvals. (i) All regulatory authorizations, consents, orders, approvals or waiver of prior approvals (x) from the Federal Reserve Board, the FDIC and the TDB and (y) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Prosperity or the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Prosperity. The obligation of Prosperity to effect the Merger is also subject to the satisfaction, or waiver by Prosperity, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Stellar set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 3.1(a), 3.1(b) (with respect to Stellar Bank only), 3.2(c) (with respect to Stellar Bank only), and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Stellar set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Stellar or the Surviving Corporation.

(b) Performance of Obligations of Stellar. Stellar shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinion. Prosperity shall have received the opinion of Wachtell, Lipton, Rosen & Katz, or, if Wachtell, Lipton, Rosen & Katz is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing as Prosperity and Stellar may mutually agree,  such agreement not to be unreasonably withheld, conditioned or delayed (“Prosperity Tax Counsel”), in form and substance reasonably satisfactory to Prosperity, dated as of the Closing Date, to the effect that, on the basis of facts, representations, warranties and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Prosperity Tax Counsel may require and rely upon the certificates that shall be provided to it by each of Prosperity and Stellar pursuant to Section 6.20.

(d) Officer’s Certificate. Prosperity shall have received a certificate signed on behalf of Stellar by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3 Conditions to Obligations of Stellar. The obligation of Stellar to effect the Merger is also subject to the satisfaction or waiver by Stellar at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Prosperity set forth in (i) Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Sections 4.1(a), 4.1(b) (with respect to Prosperity Bank only), 4.2(c) (with respect to Prosperity Bank only), and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Prosperity set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Prosperity.

(b) Performance of Obligations of Prosperity. Prosperity shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Stellar shall have received a certificate signed on behalf of Prosperity by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. Stellar shall have received the opinion of Norton Rose Fulbright US LLP, or, if Norton Rose Fulbright US LLP is unable, or declines, to deliver such opinion, of such other tax counsel of nationally recognized standing as Prosperity and Stellar may mutually agree, such agreement not to be unreasonably withheld, conditioned or delayed (“Stellar Tax Counsel” and, together with Prosperity Tax Counsel, “Tax Counsels”), in form and substance reasonably satisfactory to Stellar, dated as of the Closing Date, to the effect that, on the basis of facts, representations, warranties and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Stellar Tax Counsel may require and rely upon the certificates that shall be provided to it by each of Prosperity and Stellar pursuant to Section 6.20.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Stellar Vote:

(a) by mutual consent of Prosperity and Stellar in a written instrument;

(b) by either Prosperity or Stellar if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Prosperity or Stellar if the Merger shall not have been consummated on or before January 27, 2027 (the “Initial Termination Date”); provided, that (i) if on the Initial Termination Date one or both of the conditions set forth in Section 7.1(d) (but for purposes of Section 7.1(d) only if failure to satisfy such condition is attributable to the matters contemplated by Section 7.1(e)) or Section 7.1(e) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall have been satisfied or waived, as applicable (other than those conditions that by their nature are to be satisfied at the Closing, provided, that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), then the Initial Outside Date shall automatically be extended to April 27, 2027 (the “Extended Termination Date”) (as used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the foregoing proviso, in which case, the term “Termination Date” shall mean the Extended Termination Date); and (ii) the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either Prosperity or Stellar (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Stellar, in the case of a termination by Prosperity, or Prosperity, in the case of a termination by Stellar, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Prosperity, or Section 7.3, in the case of a termination by Stellar, and which is not cured by the earlier of the Termination Date and forty-five (45) days following written notice to Stellar, in the case of a termination by Prosperity, or Prosperity, in the case of a termination by Stellar, or by its nature or timing cannot be cured during such period; or

(e) by Prosperity, prior to such time as the Requisite Stellar Vote is obtained, if Stellar or the Board of Directors of Stellar (i) shall have made a Stellar Adverse Recommendation Change or (ii) materially breaches its obligations under Section 6.3 or Section 6.11.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Prosperity or Stellar as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Prosperity, Stellar, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), 6.12, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Prosperity nor Stellar shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of Stellar, shall include the loss to the holders of its capital stock and of Stellar Equity Awards of the economic benefits of the Merger (including the loss of premium offered to the shareholders of Stellar), it being understood that Stellar shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its shareholders and the holders of Stellar Equity Awards in its sole and absolute discretion, and any amounts received by Stellar in connection therewith may be retained by Stellar). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

(b) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Stellar or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Stellar Meeting) an Acquisition Proposal with respect to Stellar and (A) thereafter this Agreement is terminated by either Prosperity or Stellar pursuant to Section 8.1(c) without the Requisite Stellar Vote having been obtained or (B) thereafter this Agreement is terminated by Prosperity pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, Stellar enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Stellar shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Prosperity, by wire transfer of same day funds, a fee equal to $78,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of “Acquisition Proposal” to “25%” shall instead refer to “50%”.

(i) In the event that this Agreement is terminated by Prosperity pursuant to Section 8.1(e), then Stellar shall pay Prosperity, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(c) Notwithstanding anything to the contrary herein, but without limiting Section 8.2(d) or the right of any party to recover liabilities or damages arising out of the other party’s fraud or Willful Breach of any provision of this Agreement, the maximum aggregate amount of fees, liabilities or damages payable by Stellar or Prosperity under this Section 8.2 shall be equal to the Termination Fee. In no event shall Stellar be required to pay the Termination Fee on more than one occasion.

(d) Stellar acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Prosperity would not enter into this Agreement; accordingly, if Stellar fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Prosperity commences a suit which results in a judgment against Stellar for the Termination Fee or any portion thereof, Stellar shall pay the costs and expenses of Prosperity (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Stellar fails to pay the amounts payable pursuant to this Section 8.2, then Stellar shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal) on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Stellar pursuant to Section 8.2(b) and this Section 8.2(d), constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of Prosperity in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Stellar Vote; provided, however, that after the receipt of the Requisite Stellar Vote, there may not be, without further approval of such shareholders of Stellar, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Stellar Vote, there may not be, without further approval of such shareholders of Stellar, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (a) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC and any other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby, which shall be borne equally by Stellar and Prosperity and (b) as otherwise expressly provided in this Agreement, including in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided, that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Stellar, to:

Stellar Bancorp, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046

Attention:	Robert R. Franklin, Jr.
Chief Executive Officer
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Stellar Bancorp, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046

Attention:	Justin M. Long
General Counsel
E-mail:	[***]

and

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Attention:	Mike Keeley
Blake Redwine
Evan Hardee
E-mail:	mike.keeley@nortonrosefulbright.com
blake.redwine@nortonrosefulbright.com
evan.hardee@nortonrosefulbright.com

and

if to Prosperity, to:

Prosperity Bancshares, Inc.
80 Sugar Creek Center Boulevard
Sugar Land, Texas 77478

Attention:	Ms. Charlotte M. Rasche
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy
Matthew T. Carpenter
E-mail:	EDHerlihy@wlrk.com
MTCarpenter@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge of Stellar” means the actual knowledge of any of the officers of Stellar listed on Section 9.6 of the Stellar Disclosure Schedule, and the “knowledge of Prosperity” means the actual knowledge of any of the officers of Prosperity listed on Section 9.6 of the Prosperity Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York or Houston, Texas are authorized by law or executive order to be closed, (b) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one business day prior to the date hereof, (ii) included in the virtual data room of a party at least one business day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one business day prior to the date hereof and (e) references to a party’s “shareholders” shall mean its stockholders. The Stellar Disclosure Schedule and the Prosperity Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.6) of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.7 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the Stellar Disclosure Schedule, Prosperity Disclosure Schedule and other documents and the instruments referred to herein), together with the Confidentiality Agreement, Voting Agreements and Director Support Agreements, constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby in the Texas Business Court (Tex. Govt. Code 25(a)) for the Eleventh Judicial Division with venue in Harris County, Texas, or if the Texas Business Court declines to accept jurisdiction over a particular matter, in the United States District Court for the Southern District of Texas (Houston Division) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS

WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Stellar Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
	Name:	David Zalman
	Title:	Senior Chairman of the Board and Chief Executive Officer

STELLAR BANCORP, INC.

By:	/s/ Robert R. Franklin, Jr.
	Name:	Robert R. Franklin, Jr.
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of January 27, 2026, is entered into by and between Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), and the undersigned shareholder (the “Shareholder”) of Stellar Bancorp, Inc., a Texas corporation (“Stellar”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and between Prosperity and Stellar, at the Effective Time, Stellar will be merged with and into Prosperity (the “Merger”), with Prosperity as the surviving corporation in the Merger;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, the shares of common stock, par value $0.01 per share, of Stellar (the “Stellar Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of Stellar has determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Stellar and has directed that the Merger Agreement and the transactions contemplated thereby be submitted to Stellar’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Merger, and has determined that it is in his, her or its best interests to enter into this Agreement to provide for his, her or its support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for Prosperity to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.

Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earlier to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time (the period from the date hereof until the earlier to occur of the foregoing (a) or (b), the “Support Period”); provided that (i) this Section 2, Sections 11 through 17 and Section 19 hereof shall survive any such termination and (ii) any such termination pursuant to this Section 2 shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.

Support Agreement. During the Support Period, the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of Stellar’s shareholders, however called, and in connection with any written consent of Stellar’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Stellar Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the power to vote or direct the voting thereof (including any such shares of Stellar Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Stellar Options, vesting of any Stellar

Equity Awards, or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Stellar Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of Stellar’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of the Stellar Articles or Stellar Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stellar contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger. The Shareholder agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares, except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of Stellar at the request of the Board of Directors of Stellar in connection with election of directors or other routine matters at any annual or special meeting of the Stellar shareholders. The Shareholder represents, covenants and agrees that he, she or it has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. Notwithstanding the foregoing and for purposes of clarity, nothing contained herein shall restrict or prevent the Shareholder from taking any action or actions on behalf of Stellar, solely in his or her capacity as a director or officer of Stellar and not as a shareholder, to the extent such actions are expressly permitted by Section 6.11 of the Merger Agreement or required by the exercise of the Shareholder’s fiduciary duties as a director or officer of Stellar.

4.

Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period and (b) approval of the Merger Agreement by the shareholders of Stellar by the Requisite Stellar Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom Prosperity has consented with respect to a Transfer by the Shareholder in advance in writing and (iii) to (A) any Family Member (as defined below) of the Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three (3) business days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to

Prosperity agreeing to be bound by and comply with the provisions of this Agreement) to Prosperity, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iv), the Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means (I) Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of Shareholder or Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

5.

Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to such Shareholder’s Schedule 13D or 13G filed with the SEC, if applicable); (d) the Shareholder beneficially owns and has the power to vote or direct the voting of the Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and its affiliates and represent the number of shares and voting power indicated on Schedule A; (e) except as set forth on Schedule B, the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, or under applicable federal or state securities laws, or disclosed on the Shareholder’s Schedule 13D or 13G filed with the SEC, if applicable); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.

Publicity. The Shareholder hereby authorizes Stellar and Prosperity to publish and disclose in any announcement or disclosure in connection with the Merger, including in the S-4, Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shareholder’s Shares, the nature of the Shareholder’s obligations under this Agreement and such other information required in connection with such disclosure. The Shareholder agrees to notify Prosperity promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed. The Shareholder, in his or her capacity as a shareholder of

Stellar, shall not be permitted to make any public statement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of Stellar and Prosperity; provided, that the foregoing shall not restrict the Shareholder from making any disclosure or other public statement required to be made by the Shareholder under applicable law so long as the Shareholder provides Stellar and Prosperity with reasonable prior written notice (including reasonable opportunity to review and comment) of such disclosure.

7.

Stock Dividends, Etc. In the event of any change in the Stellar Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.

Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.

Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.

Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.

Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby in the Texas Business Court (Tex. Govt. Code 25(a)) for the Eleventh Judicial Division with venue in Harris County, Texas, or if the Texas Business Court declines to accept jurisdiction over a particular matter, in the United States District Court for the Southern District of Texas (Houston Division) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.

Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided, that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered (x) if to the Shareholder, to its his, her or its address set forth on Schedule A and (y) if to Prosperity, to the following addresses:

Prosperity Bancshares, Inc. 80 Sugar Creek Center Boulevard Sugar Land, Texas 77478

Attention:	Ms. Charlotte M. Rasche
E-mail:	[***]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019
Attention:	Edward D. Herlihy
Matthew T. Carpenter
E-mail:	EDHerlihy@wlrk.com
MTCarpenter@wlrk.com

13.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

14.

Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by Prosperity and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.

No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of Stellar, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of Stellar, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

17.

Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

18.

Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

19.	Certain Shareholder Matters.

a)

In this Agreement, references to the Shareholder which is a trust or similar entity shall be deemed to be to the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of Prosperity, including for purposes of such Shareholder’s representations and warranties.

b)

If applicable, with respect to any shares of Stellar Common Stock over which the Shareholder has shared voting power, which are separately identified on Schedule A, the Shareholder shall exercise his, her or its individual voting power over such shares, to the fullest extent within such Shareholder’s control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

PROSPERITY BANCSHARES, INC.:

By:
Name: Charlotte M. Rasche
Title: EVP and General Counsel

SHAREHOLDER:

By:
Name:
Title:

Annex C

DIRECTOR SUPPORT AGREEMENT

THIS DIRECTOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 27, 2026, is made and entered into by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), Stellar Bancorp, Inc., a Texas corporation (the “Company”), Stellar Bank, a Texas banking association and wholly-owned subsidiary of the Company (“Stellar Bank” together with the Company, Prosperity and Prosperity Bank, and their respective subsidiaries and affiliates, the “Covered Entities”), and [•], an individual residing in the State of Texas (the “Undersigned”).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the term “Company” as used in this Agreement with respect to time periods after the effective time of the Merger as specified in the certificate of merger to be filed with the Secretary of the State of Texas pursuant to the Merger Agreement (the “Effective Time”), shall mean Prosperity, as successor to the Company in the Merger; and

WHEREAS, the Undersigned is a shareholder of the Company and a director of the Company; and

WHEREAS, the Merger Agreement contemplates that immediately after the Effective Time, Stellar Bank will merge with and into Prosperity Bank, with Prosperity Bank as the surviving entity (the “Bank Merger”); and

WHEREAS, the term “Stellar Bank” as used in this Agreement with respect to time periods after the effective time of the Bank Merger, shall mean Prosperity Bank, as successor to Stellar Bank in the Bank Merger; and

WHEREAS, the Merger Agreement contemplates that this Agreement shall be executed by the Undersigned contemporaneously with the execution of the Merger Agreement; and

WHEREAS, the Undersigned will, in the Undersigned’s capacity as a shareholder of the Company, receive pecuniary and other benefits as a result of the Merger; and

WHEREAS, the Undersigned, as a director of the Company, has had access to certain Confidential Information (as defined below), including information concerning the Company’s and Stellar Bank’s business and the relationships between the Company and Stellar Bank, and their respective subsidiaries and customers; and

WHEREAS, the Undersigned, through the Undersigned’s association with the Company and Stellar Bank, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of the Company and Stellar Bank and their respective businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Prosperity; and

WHEREAS, the Undersigned recognizes that Prosperity would not have entered into the Merger Agreement without the Undersigned agreeing to the terms and conditions of this Agreement; and

WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Merger Agreement.

NOW, THEREFORE, based upon the valuable consideration that the Undersigned will receive as a shareholder of the Company as a result of the Merger, and for and in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definition. For purposes of this Agreement, “Confidential Information” means and includes each of the Covered Entities’ confidential or proprietary information or trade secrets, including those of its subsidiaries, including all information not generally known to the public, in spoken, printed, electronic or any other medium, including the following confidential information regarding past and current customers, investors, business affiliates, employees and contractors: strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information. Confidential Information includes any such information that the Undersigned may originate, learn, have access to or obtain, whether in tangible form or memorized. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to or known to the public, other than by a breach of this Agreement by the Undersigned, (b) was available to the Undersigned, prior to disclosure by a Covered Entity, on a non-confidential basis from a source other than a Covered Entity and such source is not known (after due inquiry) by the Undersigned to be subject to any fiduciary, contractual or legal obligations of confidentiality, (c) was independently acquired or developed without any use of the Confidential Information and without otherwise violating any obligations of this Agreement, or (d) is disclosed with the prior written consent of Prosperity or a Prosperity Subsidiary.

2. Non-Disclosure and Non-Use. The Undersigned agrees that for the period beginning on the date hereof and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Disclosure Period”), the Undersigned will not disclose or use Confidential Information of a Covered Entity, other than for the benefit of such Covered Entity or its affiliates in the Undersigned’s capacity as a director thereof in the ordinary course consistent with past practice. The Undersigned also agrees that the Undersigned shall deliver promptly to the Company at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time that include Confidential Information of the Company or its affiliates.

3. Non-Solicitation Obligations. The Undersigned agrees that, for the period (the “Non-Solicitation Period”) beginning on the Closing Date and continuing until the date that is two (2) years after the Effective Time of the Merger, the Undersigned will not, in any capacity, directly or indirectly:

a)

solicit business from an individual or entity who is a customer of a Covered Entity as of the date hereof or immediately prior to the Effective Time on behalf of any other insured depository institution or holding company thereof or other entity for the purpose of providing banking services that are substantially similar to the services offered by a Covered Entity as of the Closing Date to such individual or entity;

b)

hire, retain, solicit for hire or induce to leave employment any individual who was within the six (6) months preceding the Closing Date an employee of a Covered Entity; provided, however, nothing in this Section 3(b) (i) applies to employment other than on behalf of any other insured depository institution or holding company thereof or other entity that provides banking services that are substantially similar to the services offered by a Covered Entity as of the Closing Date, or (ii) prohibits the Undersigned from hiring any such person who (A) is terminated by a Covered Entity or who has voluntarily resigned from employment by a Covered Entity without direct or indirect solicitation by the Undersigned, provided at least six (6) months have elapsed from the date the person’s employment ended with a Covered Entity, (B) responds to any general advertisement appearing in a newspaper, magazine or trade publication without direct or indirect solicitation by the Undersigned, or (C) is a referral made by a placement agency or service so long as such placement agency or service has not been instructed by the Undersigned to solicit from a Covered Entity; and

c)	encourage, facilitate or assist any other individual or entity in any of the foregoing activities.

The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Prosperity’s acquisition of the Company and the goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of the Company or Stellar Bank and the Undersigned’s relationship with the customers of the Company or Stellar Bank. The Undersigned agrees that the Undersigned’s promises in this Section 3 are reasonable and reasonably necessary to protect the legitimate business interest of the Covered Entities.

4. Release.

a)

Effective at and as of the Effective Time, the Undersigned, on the Undersigned’s behalf and on behalf of the Undersigned’s heirs, executors, administrators, agents, successors and assigns (collectively, the “Undersigned Group Persons”) hereby irrevocably and unconditionally releases, waives, acquits and forever discharges the Covered Entities and their respective successors, predecessors, parents, subsidiaries, affiliates and other related entities, and all of their respective past, present and future officers, directors, shareholders, affiliates, employees, agents and representatives, other than the Undersigned and any Undersigned Group Person (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known and unknown, matured or unmatured, direct or derivative, liquidated or unliquidated, in each case, in law or equity, now existing or that may arise after the date hereof (each a “Claim” and collectively, the “Claims”), relating to, arising out of or in connection with the Company or Stellar Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Undersigned’s status, relationship, affiliation, rights, obligations and duties as a director, officer, employee or security holder of the Company or Stellar Bank, as the case may be, for all periods occurring prior to the Effective Time; provided, however, that a Released Party shall not be released from any of its obligations or liabilities to the Undersigned or any of the Undersigned Group Persons: (i) if the Undersigned is a director or an employee of the Company or any of its Subsidiaries, from any claims for payment for any accrued, vested and unpaid compensation, (ii) if the Undersigned is a director or an employee of the Company or any of its Subsidiaries, from benefits under a Stellar Benefit Plan set forth on Section 3.11(a) of the Stellar Disclosure Schedule, (iii) as to any rights of indemnification pursuant to the certificate of formation, articles of incorporation or articles of association and bylaws, as amended, of the Company and Stellar Bank, pursuant to any applicable contractual rights (including under the Merger Agreement) or insurance policies, or available at law or in equity, (iv) under any existing liability insurance policies or extended coverage or tail or run-off liability insurance policies purchased by the Company or any of its Subsidiaries for the benefit of the Undersigned prior to the Closing pursuant to Section 6.7 of the Merger Agreement, (v) in connection with any deposits, loans or similar accounts of the Undersigned or the Undersigned Group Persons at Stellar Bank or Prosperity Bank, or (vi) solely in the Undersigned’s capacity as a shareholder of the Company and/or holder of a Stellar Equity Award, the Undersigned’s entitlement to receive (A) the applicable amount of the Per Share Merger Consideration (including for Stellar Restricted Stock Awards or Stellar Performance Stock

Awards, if any, pursuant to Section 1.8(b) and Section 1.8(c) of the Merger Agreement and/or (B) the cash payment for In-the-Money-Options or Stellar Performance Unit Awards, if any, pursuant to Section 1.8(a) and Section 1.8(d) of the Merger Agreement, as applicable and in each case, in accordance with and subject to the terms and conditions of the Merger Agreement).

b)

The Undersigned hereby represents and warrants in his/her capacity as a director, officer, employee, agent, representative or security holder of the Company or Stellar Bank, as applicable, that the Undersigned has no knowledge of any Claims that the Undersigned or any Undersigned Group Person has or would reasonably be expected to have against the Released Parties.

5. Consideration. In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Undersigned acknowledges that the Undersigned may receive access to new Confidential Information relating to the Company’s business, which will become Prosperity’s business after the Effective Time, in a greater quantity or expanded nature than that already provided to the Undersigned. The Undersigned also acknowledges that the Undersigned will have access to, or knowledge of, new Confidential Information of third parties, including actual and potential customers, suppliers, partners, joint venturers, investors, and financing sources of the Company and Stellar Bank prior to the Merger and of Prosperity and Prosperity Bank after the Effective Time.

6. Specific Performance. The Undersigned acknowledges that the Covered Entities would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants made by the Undersigned contained in this Agreement were not performed by the Undersigned in accordance with their terms or otherwise were breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, each of the Company, Stellar Bank, Prosperity and Prosperity Bank shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches by the Undersigned of such performance and to specific enforcement of such covenants in addition to any other remedy to which the Company, Stellar Bank, Prosperity and Prosperity Bank and their respective affiliates may be entitled, at law or in equity.

7. Tolling. In the event that the Company, Stellar Bank, Prosperity or Prosperity Bank shall file a lawsuit in any court of competent jurisdiction alleging a breach of the non-solicitation provisions of this Agreement by the Undersigned, then any time period set forth in this Agreement including the time periods set forth above, will be extended one month for each month the Undersigned was in breach of this Agreement, so that the Company, Stellar Bank, Prosperity or Prosperity Bank is provided the benefit of the full Non-Solicitation Period.

8. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

9. Effectiveness; Termination. This Agreement is executed in connection with the execution and delivery of the Merger Agreement. This Agreement shall terminate and be of no further force and effect upon the termination of the Merger Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby.

10. Controlling Law; Jurisdiction.

a)	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law principles.

b)

Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby in the Texas Business Court (Tex. Govt. Code 25(a)) for the Eleventh Judicial Division with venue in Harris County, Texas, or if the Texas Business Court declines to accept jurisdiction over a particular matter, in the United States District Court for the Southern District of Texas (Houston Division) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail (provided, that no notice is received by the e-mail sender within twelve (12) hours thereafter indicating that such e-mail was undeliverable or otherwise not delivered), (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Prosperity, Prosperity Bank, the Company or Stellar Bank, in accordance with Section 9.5 of the Merger Agreement, respectively, and if to the Undersigned, to the address set forth on the Undersigned’s signature page hereto.

12. Representation by Counsel; Interpretation. The Undersigned hereby represents and warrants that the Undersigned has full power and authority to enter into, execute and deliver this Agreement, all proceedings required to be taken to authorize the execution, delivery and performance of this Agreement and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Agreement constitutes a valid and binding obligation of the Undersigned. The Undersigned further represents and warrants that the Undersigned has entered into this Agreement, including the releases in Section 4, freely of the Undersigned’s own accord and without reliance on any representations of any kind of character not set forth herein. The Undersigned enters into this Agreement after the opportunity to consult with the Undersigned’s own legal counsel. Accordingly, any rule of law, including the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

13. Entire Agreement; Amendment. The Merger Agreement, each Voting Agreement, dated as of the date hereof, by and among Prosperity and the director of Stellar party thereto, and this Agreement represents the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be amended, modified, or altered in any manner except in writing signed by the parties hereto.

14. Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected.

To the fullest extent, however, that the provisions of such applicable law may be waived by the Undersigned, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

15. Successors and Assigns; Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

16. Counterparts. This Agreement may be executed in multiple counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

17. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

By:
Name:	Robert R. Franklin, Jr.
Title:	Chief Executive Officer

STELLAR BANK:

By:
Name:	Robert R. Franklin, Jr.
Title:	Executive Chairman

PROSPERITY BANCSHARES, INC.:

By:
Name:	Charlotte M. Rasche
Title:	EVP and General Counsel

PROSPERITY BANK:

By:
Name:	Charlotte M. Rasche
Title:	Senior EVP and General Counsel

[Signature Page to Director Support Agreement]

UNDERSIGNED:

Address:

[Signature Page to Director Support Agreement]

Annex D

January 27, 2026

The Board of Directors

Stellar Bancorp, Inc.

9 Greenway Plaza, Suite 110

Houston, Texas 77046

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Stellar Bancorp, Inc. (“Stellar”) of the Per Share Merger Consideration (as defined below) in the proposed merger (the “Merger”) of Stellar with and into Prosperity Bancshares, Inc. (“Prosperity”), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Prosperity and Stellar. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Prosperity, Stellar, or the holder of any of the securities of Prosperity or Stellar, each share of the common stock, par value $0.01 per share, of Stellar (“Stellar Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Stellar Common Stock owned by Stellar as treasury stock or otherwise owned by Stellar or Prosperity (in each case other than the Exception Shares (as defined in the Agreement)) or Dissenting Shares (as defined in the Agreement), shall be converted into the right to receive (1) $11.36 in cash (the “Per Share Cash Consideration”), and (2) 0.3803 of a share of common stock, par value $1.00 per share, of Prosperity (“Prosperity Common Stock” and, such fraction of a share of Prosperity Common Stock, the “Per Share Stock Consideration”). The Per Share Cash Consideration and the Per Share Stock Consideration, taken together, are referred to herein as the “Per Share Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that immediately after the Effective Time, Stellar Bank, a wholly owned subsidiary of Stellar, will merge with and into Prosperity Bank, a wholly owned subsidiary of Prosperity (such merger, the “Bank Merger”), pursuant to a separate bank merger agreement.

KBW has acted as financial advisor to Stellar and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses, may from time to time purchase securities from, and sell securities to, Stellar and Prosperity. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Stellar or Prosperity for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of Stellar (the “Board”) in rendering this opinion and will receive a fee from Stellar for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Stellar has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors – Stellar Bancorp, Inc.

January 27, 2026

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking or financial advisory services to Stellar. In the past two years, KBW has provided investment banking and financial advisory services to Prosperity and received compensation for such services. KBW acted as buyside advisor to Prosperity in its December 2025 acquisition of American Bank Holding Corporation. We may in the future provide investment banking and financial advisory services to Stellar or Prosperity and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Stellar and Prosperity and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated January 27, 2026 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Stellar; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 of Stellar; (iv) certain preliminary and unaudited financial results for the fiscal quarter and fiscal year ended December 31, 2025 of Stellar (provided by Stellar); (v) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2024 of Prosperity; (vi) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 of Prosperity; (vii) certain preliminary and unaudited financial results for the fiscal quarter and fiscal year ended December 31, 2025 of Prosperity (provided by Prosperity); (viii) certain regulatory filings of Stellar and Prosperity and their respective subsidiaries, including, as applicable, the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three year period ended December 31, 2024 as well as the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025; (ix) certain other interim reports and other communications of Stellar and Prosperity to their respective shareholders; and (x) other financial information concerning the businesses and operations of Stellar and Prosperity furnished to us by Stellar and Prosperity or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Stellar and Prosperity; (ii) the assets and liabilities of Stellar and Prosperity; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Stellar and Prosperity with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Stellar that were prepared by Stellar management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) financial and operating forecasts and projections of Prosperity for 2026 prepared by Prosperity management and provided to us by such management, publicly available consensus “street estimates” of Prosperity for 2027, as well as assumed Prosperity long-term growth rates provided to us by Prosperity management, all of which information was discussed with us by Prosperity management and used and relied upon by us based on such discussions, at the direction of Stellar management and with the consent of the Board; (vii) certain adjusted balance sheet and capital data of Prosperity as of December 31, 2025, pro forma for the recently completed acquisition by Prosperity of American Bank Holding Corp. and the pending acquisition by Prosperity of Southwest Bancshares, Inc., incorporating adjustments that were publicly disclosed by Prosperity or provided to and discussed with us by Prosperity management, and used and relied upon by us based on such discussions, at the direction of Stellar management and with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on Prosperity (including, without limitation, the cost savings expected to result or be derived from the Merger) that were prepared by Prosperity management, provided to and discussed with us by such management, and used and relied upon by us based on such discussions, at the direction of Stellar management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of

The Board of Directors – Stellar Bancorp, Inc.

January 27, 2026

general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of Stellar and Prosperity regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by Stellar, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Stellar.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to or discussed with us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Stellar as to the reasonableness and achievability of the financial and operating forecasts and projections of Stellar referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of Stellar, upon Prosperity management as to the reasonableness and achievability of the financial and operating forecasts and projections of Prosperity, the publicly available consensus “street estimates” of Prosperity, the Prosperity long-term growth rates and the estimates regarding certain pro forma financial effects of the Merger on Prosperity (including, without limitation, the cost savings expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Prosperity “street estimates” for 2027 referred to above that such estimates are consistent with, the best currently available estimates and judgments of Prosperity management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the portion of the foregoing financial information of Stellar and Prosperity provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Prosperity for 2027, is based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of Stellar and Prosperity and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Stellar or Prosperity since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for credit losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for credit losses for each of Stellar and Prosperity are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Stellar or Prosperity, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Stellar or Prosperity under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. We have made note of the classification by Stellar and Prosperity of their respective loans and owned securities

The Board of Directors – Stellar Bancorp, Inc.

January 27, 2026

as either held to maturity or held for investment, on the one hand, or available or held for sale, on the other hand, and have also reviewed reported fair value marks-to-market and other reported valuation information, if any, relating to such loans or owned securities contained in the parties’ respective financial statements, but we express no view as to any such matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above) with no adjustments to the Per Share Merger Consideration (including the stock and cash components thereof) and with no other consideration or payments in respect of Stellar Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Stellar, Prosperity or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Stellar that Stellar has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Stellar, Prosperity, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Per Share Merger Consideration in the Merger to the holders of Stellar Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger (including the form of Per Share Merger Consideration or the allocation thereof between cash and stock) or any such related transaction, any consequences of the Merger or any such related transaction to Stellar, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. There is currently significant volatility in the stock and other financial markets arising from global tensions and political division, economic uncertainty, recently announced actual or threatened imposition of tariff increases, inflation, and prolonged higher interest rates. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Stellar to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Stellar or the Board;

The Board of Directors – Stellar Bancorp, Inc.

January 27, 2026

(iii) the fairness of the amount or nature of any compensation to any of Stellar’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Stellar Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Stellar (other than the holders of Stellar Common Stock, solely with respect to the Per Share Merger Consideration (as described herein) and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Prosperity or any other party to any transaction contemplated by the Agreement; (v) any adjustment (as provided in the Agreement) to the Per Share Stock Consideration and the Per Share Cash Consideration assumed to be paid in the Merger for purposes of our opinion; (vi) whether Prosperity has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate Per Share Cash Consideration to the holders of Stellar Common Stock at the closing of the Merger; (vii) the actual value of Prosperity Common Stock to be issued in the Merger; (viii) the prices, trading range or volume at which Stellar Common Stock or Prosperity Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Prosperity Common Stock will trade following the consummation of the Merger; (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (x) any legal, regulatory, accounting, tax or similar matters relating to Stellar, Prosperity, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Stellar Common Stock or any shareholder of any other entity as to how to vote or act in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Stellar Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, Inc.

Annex E

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange;

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner; and

(E) with respect to an amendment to a domestic for-profit corporation’s certificate of formation described by Section 10.354(a)(1)(G), the corporation.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged;

(F) a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; or

(G) if the owner owns shares that were entitled to vote on the amendment, an amendment to a domestic for-profit corporation’s certificate of formation to:

(i) add the provisions required by Section 3.007(e) to elect to be a public benefit corporation; or

(ii) delete the provisions required by Section 3.007(e), which in effect cancels the corporation’s election to be a public benefit corporation; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner:

(A) in the case of a plan of merger, conversion, or exchange, other than a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners; or

(B) in the case of a plan of merger pursuant to Section 21.459(c), is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that, immediately before the date the board of directors of the corporation that issued the ownership interest held, directly or indirectly, by the owner approves the plan of merger, are either:

(i) listed on a national securities exchange; or

(ii) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests, or fractional depository receipts in respect of ownership interests, the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests, or fractional depository receipts in respect of ownership interests, and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

(d) Notwithstanding Subsection (a), an owner of an ownership interest in a domestic for-profit corporation subject to dissenters’ rights may not dissent from an amendment to the corporation’s certificate of formation described by Subsection (a)(1)(G) if the shares held by the owner are part of a class or series of shares, on the record date set for purposes of determining which owners are entitled to vote on the amendment:

(1) listed on a national securities exchange; or

(2) held of record by at least 2,000 owners.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(b-1) If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger’s effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger’s effective date.

(c) A notice required to be provided under Subsection (a), (b), or (b-1) must:

(1) be accompanied by:

(A) a copy of this subchapter; or

(B) information directing the owner to a publicly available electronic resource at which this subchapter may be accessed without subscription or cost; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided:

(1) under Subsection (a)(1) must accompany the notice of the meeting to consider the action;

(2) under Subsection (a)(2) must be provided to:

(A) each owner who consents in writing to the action before the owner delivers the written consent; and

(B) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and

(3) under Subsection (b-1) must be provided:

(A) if given before the consummation of the offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or

(B) if given after the consummation of the offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder’s shares in that offer.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f) If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger’s effective date. If the second notice is given after the later of the date on which the offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv) not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall pay the amount of the judgment to the holder of the ownership interest on the terms and conditions ordered by the court.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 8 of the amended and restated articles of incorporation of Prosperity (the “Prosperity articles” or “Prosperity articles of incorporation”), and Article 8 of the amended and restated bylaws of Prosperity (the “Prosperity bylaws”), provide for mandatory indemnification to the fullest extent allowed under the Texas Business Organizations Code (the “TBOC”) for all former or present directors or officers and all persons who are or were serving at the request of Prosperity as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan.

The foregoing indemnification under the Prosperity articles and Prosperity bylaws is only available if it is determined in accordance with Section 8.103 of the TBOC that:

1.	the person:

a.	acted in good faith;

b.	reasonably believed:

i.	in the case of conduct in the person’s official capacity, that the person’s conduct was in the corporation’s best interests; and

ii.	in any other case, that the person’s conduct was not opposed to the corporation’s best interests; and

c.	in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful;

2.	with respect to expenses, the amount of expenses other than a judgment is reasonable; and

3.	indemnification should be paid.

Article 16 of the Prosperity articles provides that a director of Prosperity shall not be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exculpation from liability is not permitted under Texas law.

Article 8 of the Prosperity articles and Prosperity bylaws also provide that it has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or in a similar capacity or who is or was serving as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity against any liability incurred by such person in such a capacity or arising out of such person’s status. In accordance with the foregoing provisions, Prosperity maintains directors and officers liability insurance.

The Prosperity articles and Prosperity bylaws were previously filed with the Securities and Exchange Commission and are incorporated by reference into this registration statement.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of January 27, 2026, by and between Prosperity Bancshares, Inc. and Stellar Bancorp, Inc. (attached as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).

3.1	Amended and Restated Articles of Incorporation of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Prosperity Bancshares, Inc.’s Registration Statement on Form S-1 filed on September 11, 1998).

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 3.2 to the Prosperity Bancshares, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed on May 10, 2006).

3.3	Amended and Restated Bylaws of Prosperity Bancshares, Inc. (incorporated herein by reference to Exhibit 3.1 to the Prosperity Bancshares, Inc.’s Current Report on Form 8-K filed on June 20, 2019).

4.1	Form of certificate representing shares of Prosperity Bancshares, Inc.’s common stock (incorporated herein by reference to Exhibit 4 to Prosperity Bancshares, Inc.’s Registration Statement on Form S-1 filed on October 30, 1998).

4.2	Description of Securities Registered pursuant to Section 12 of the Securities Exchange Act of 1934 (incorporated herein by reference to Exhibit 4.2 to Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 28, 2020).

5.1	Opinion of Charlotte M. Rasche, Executive Vice President and General Counsel of Prosperity, as to validity of the securities being registered.

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the merger.

8.2	Opinion of Norton Rose Fulbright US LLP regarding certain U.S. income tax aspects of the merger.

21.1	Subsidiaries of Prosperity Bancshares, Inc. (incorporated by reference to Exhibit 21.1 of Prosperity Bancshares, Inc.’s Annual Report on Form 10-K filed on February 26, 2026).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Crowe LLP.

23.3	Consent of Charlotte M. Rasche, Executive Vice President and General Counsel of Prosperity (included as part of the opinion filed as Exhibit 5.1).

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.1).

23.5	Consent of Norton Rose Fulbright US LLP (included as part of its opinion filed as Exhibit 8.2).

24.1*	Powers of Attorney of Directors and Officers of Prosperity Bancshares, Inc.

99.1	Form of Proxy of Stellar Bancorp, Inc.

99.2	Consent of Keefe, Bruyette & Woods, Inc.

99.3*	Consent of Robert R. Franklin, Jr. to be named as a director.

99.4	Consent of Joseph B. Swinbank to be named as a director.

107*	Filing Fee Table.

*	Previously filed.

†

Certain schedules and exhibits have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request; provided, however, that Prosperity Bancshares, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Houston, Texas, on April 17, 2026.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
Name: David Zalman
Title: Senior Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated April 17, 2026.

Signature	Title

/s/ David Zalman (David Zalman)	Senior Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Asylbek Osmonov (Asylbek Osmonov)	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* (Ileana Blanco)	Director

* (Leah Henderson)	Director

* (Ned S. Holmes)	Director

* (Jack Lord)	Director

* (Kevin J. Hanigan)	Director

Signature	Title

* (William T. Luedke IV)	Director

* (Perry Mueller, Jr.)	Director

* (Harrison Stafford II)	Director

* (James A. Bouligny)	Director

* (W. R. Collier)	Director

* (Laura Murillo)	Director

* (Robert Steelhammer)	Director

* (H.E. Timamus, Jr.)	Director

*By:	/s/ Charlotte M. Rasche
Name:	Charlotte M. Rasche
Title:	Attorney-In-Fact